As filed with the Securities and Exchange Commission on October 22, 2002
                                                     Registration No. __________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        Under The Securities Act Of 1933

                                  NEPHROS, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                              3841                         13-3971809
----------------------------------  ---------------------------------  -------------------------
 (State or other jurisdiction of      (Primary Standard Industrial           (IRS Employer
 incorporation or organization)        Classification Code Number)      Identification Number)

                                  3960 Broadway
                            New York, New York 10032
                                 (212) 781-5113
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Norman J. Barta
                      President and Chief Executive Officer
                                  3960 Broadway
                            New York, New York 10032
                                 (212) 781-5113
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        Copies of all communications to:

         Peter Smith, Esq.                            Alan J. Schaeffer, Esq.
         Monica Lord, Esq.                            McDermott, Will & Emery
Kramer Levin Naftalis & Frankel LLP                 600 Thirteenth Street, N.W.
          919 Third Avenue                              Washington DC 20005
      New York, New York 10022                              202-756-8000
           (212) 715-9100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                                             CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
       Title of Each Class of Securities        Proposed Maximum Aggregate                  Amount of
                to be Registered                    Offering Price(1)                   Registration Fee
--------------------------------------------------------------------------------------------------------------
common stock, $.001 par value per share               $17,250,000(2)                        $1,587.00
--------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.

(2) Includes ____ shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                  Subject to completion: dated October 22, 2002

PROSPECTUS

                                __________ Shares

                                 [NEPHROS LOGO]

                                  Common Stock

      Nephros, Inc. is offering _______ shares of its common stock.

      This is our initial public offering. We intend to apply to have our common stock approved for quotation on the American Stock Exchange LLC under the symbol "NEP." The initial public offering price will be between $________ and $________ per share.

      Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 7.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

===============================================================================================
                                                             Per Share              Total
-----------------------------------------------------------------------------------------------
Public Offering Price.................................         $______              $______
Underwriting Discounts and Commissions................         $______              $______
Proceeds to Nephros, Inc. (1).........................         $______              $______
===============================================================================================

(1)   Before deducting expenses of this offering.

      The underwriter has an option to purchase up to an additional _________ shares of common stock from us to cover over-allotments. The underwriter is offering the shares on a firm commitment basis. The underwriter expects to deliver the shares to purchasers on or about ________, 2002.

      The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                            GUNNALLEN FINANCIAL, INC.

                   The date of this prospectus is _____, 2002

               [INSIDE FRONT COVER PAGE - DESCRIPTION OF ARTWORK]

The top of the inside front cover contains a computer-generated, three-dimensional, color picture of the OLpur(TM) H(2)H(TM), our add-on module that can convert a hemodialysis machine into a hemodiafiltration-capable machine. The OLpur(TM) H(2)H(TM) in the picture contains our logo.

The middle of the inside front cover contains a computer-generated, three dimensional, color picture of the OLpur(TM) MD190, our disposable dialyzer for use with hemodiafiltration machines, with arrows and text identifying the direction of the flow of blood, substitution fluid and dialysate through the OLpur(TM) MD190.

The bottom of the inside front cover page contains our logo.

                                TABLE OF CONTENTS

Prospectus Summary...........................................................1

Risk Factors.................................................................7

Cautionary Note Regarding Forward Looking Statements........................16

Important Assumptions in this Prospectus....................................17

Use of Proceeds.............................................................18

Dividend Policy.............................................................18

Capitalization..............................................................19

Dilution....................................................................21

Selected Financial Information..............................................22

Management's Discussion and Analysis of Financial
      Condition and Results of Operations...................................24

Business....................................................................27

Management..................................................................40

Certain Transactions........................................................45

Principal Stockholders......................................................47

Description of Securities...................................................49

Shares Eligible for Future Sale.............................................53

Underwriting................................................................55

Transfer Agent and Registrar................................................56

Legal Matters...............................................................57

Experts.....................................................................57

Disclosure of Commission Position on Indemnification
for Securities Act Liabilities..............................................57

Where You Can Find More Information.........................................57

Index to Financial Statements..............................................F-1

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares of our common stock in this offering. You should read this entire prospectus carefully, especially the investment risks discussed under "Risk Factors."

                                  NEPHROS, INC.

Our Business

      We are a development stage medical device and technology company that has developed a next-generation proprietary hemodiafiltration device and related products and technologies for treating patients with End Stage Renal Disease
(ESRD). We are focused on bringing these devices and technologies to market, initially in western Europe and then in the United States and worldwide.

      ESRD is the stage of advanced chronic kidney disease characterized by the irreversible loss of kidney function. Healthy kidneys remove waste products and excess water from the blood, thus preventing toxin buildup and fluid overload. ESRD patients require either kidney transplantation or ongoing treatment in the form of renal replacement therapy to perform these functions and to sustain life. Because the shortage of compatible kidneys limits the transplantation option, most ESRD patients must rely on renal replacement therapy for the functions normally provided by a healthy kidney.

      Existing renal replacement technologies currently include:

      o     Dialysis

            Peritoneal Dialysis - the patient's peritoneum, the membrane lining covering the internal abdominal organs, is used as a filter by introducing injectable-grade dialysate solution into the peritoneal cavity through a surgically implanted catheter.

            Hemodialysis - the patient's blood is filtered through a semi-permeable filter known as a dialyzer which allows for the diffusion of waste products and excess water into a dialysate solution.

      o Hemofiltration - the patient's blood is filtered through a semi-permeable membrane, using a negative pressure similar to a vacuum effect, or a convection process, to draw out solute particles without using a dialysate solution.

      o Hemodiafiltration (HDF) - combines the diffusion process of hemodialysis with the convection process of hemofiltration to eliminate waste products and excess water.

      All of these technologies (except peritoneal dialysis) cleanse the blood outside the body, or extracorporeally, using a semi-permeable filter, which functions as an artificial kidney, in conjunction with pumps, controls and sensors. Currently, hemodialysis is the most widely used extracorporeal renal replacement therapy. Hemodiafiltration is used on a more limited basis in western Europe and Asia. Hemodiafiltration is not currently available in the United States, which we believe is primarily due to the high cost of hemodiafiltration technology relative to expense reimbursement from third-party payors, such as Medicare and Medicaid. According to an article by W. Lornoy, et al., published in Nephrology Dialysis Transplantation in 2000, the costs related to currently available HDF were $11 more per session as compared to hemodialysis.

      Standard hemodialysis removes excess water and some waste products sufficiently to sustain life but fails, in our view, to address adequately the long-term health and quality of life of the ESRD patient. Dialysis patients often suffer from complications such as malnutrition, impaired cardiac function, carpal tunnel syndrome and degenerative bone disease which may exist, in part, because current hemodialysis therapy fails to remove effectively a range of larger toxins (known in the industry as "middle molecules" because of their heavier molecular weight) that are eliminated as a matter of course by the healthy kidney.

      One theory in the medical community, which we support and was documented in an article by Dr. R. Ward in the Journal of American Society of Nephrology in April 2000, is that some of the morbidity associated with chronic hemodialysis is thought to result from the retention of middle molecules that are not effectively removed by diffusion in conventional hemodialysis. According to an article by H. Tang in the Hong Kong Journal of Nephrology, published in 2001, the HDF process offers some improvement over high-flux hemodialysis therapies by removing more middle molecules at a faster rate. In our view, however, treatment efficacy of the current HDF process is limited by the current dialyzer designs and technology. We believe that our OLpur(TM) MD190 will provide substantial improvement over the current HDF process and that our OLpur(TM) H(2)H(TM) will provide an opportunity for dialysis clinics to provide HDF therapy as a less expensive alternative to currently available HDF technology and at a cost similar to current hemodialysis therapy. See "Business - Limitations of Current Extracorporeal Renal Replacement Therapies."
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Our Solution

      We have developed three products with our patented proprietary HDF technology that we believe will improve the HDF treatment efficacy beyond current HDF and hemodialysis therapies and, therefore, will encourage and facilitate HDF therapy in hemodialysis clinics. Our goal is to introduce these new products to the market over the next four years. We believe the benefits of our technology and devices will include:

      o     reduced hospitalization, medication and care costs;

      o     reduced patient drug requirements;

      o     improved blood pressure control for the dialysis patient; and

      o potential improvement in the patient's health generally and overall quality of life.

Our Products

      OLpur(TM) MD190: our proprietary disposable dialyzer for use with HDF machines. When compared to existing dialyzers in our laboratory bench studies, the OLpur(TM) MD190 improves toxin removal by over 80% for a range of toxins, and in particular, middle molecules. Subject to receipt of regulatory approval in the European Union (which we anticipate obtaining during the first quarter of 2003), we plan to begin selling the OLpur(TM) MD190 in western Europe in the first quarter of 2003.

      OLpur(TM) H(2)H(TM): an add-on module controlled by advanced proprietary software with a simplified user interface that can convert a hemodialysis machine into an HDF-capable machine. The combined systems can then be used to deliver HDF therapy with the OLpur(TM) MD190. A prototype OLpur(TM) H(2)H(TM) module has been developed and bench-tested in our laboratories, however, we must first obtain regulatory approval before selling this product. We anticipate obtaining approval in the United States and western Europe no earlier than the last quarter of 2003.

      OLpur(TM) NS2000: our advanced standalone HDF machine and associated proprietary filter technology that we believe will offer superior clinical performance for the ESRD patient and will provide a substantial financial benefit to dialysis clinics. A prototype OLpur(TM) NS2000 system has been developed and bench-tested in our laboratories, but we must first obtain regulatory approval before selling this product. We anticipate obtaining approval in the United States no earlier than the last quarter of 2005.

The Market

      According to U.S. Congressman Pete Stark's introduction of the proposed End Stage Renal Disease Quality Improvement Act of 2002 (H.R. 5141) in the House of Representatives on July 16, 2002, there were approximately 340,000 ESRD patients in the United States. According to an article by M.J. Lysaght, Professor of Medical Science and Engineering at Brown University, published in the Journal of American Society of Nephrology in January 2002 (the "Lysaght Article"), as of mid-year 2001, the number of dialysis patients worldwide was estimated to be over 1.1 million and the size of this population has been expanding at rate of approximately 7% per year. According to the same article, the number of dialysis patients worldwide is expected to be over two million by 2010. Based on a report on the dialysis industry prepared by Merrill Lynch & Co., Inc. in September 2001 (the "Merrill Report"), and by our calculations, we estimate that of the dialysis patients worldwide, approximately 27% are in the United States, approximately 23% are in Europe and approximately 50% are in regions outside of the United States and Europe.

      Pursuant to Frost & Sullivan's 1997 World Renal Replacement Therapies Equipment and Supply Market Report (the "1997 Frost & Sullivan Report"), the world hemodialysis dialyzer market was projected to be $3.53 billion and to be growing at a rate of approximately 10.8% per year in 2002. Based on this report, we project that the worldwide hemodialysis dialyzer market alone could reach $8 billion by 2010.

      Pursuant to the Merrill Report, the worldwide hemofiltration/HDF market segment was estimated to be growing at a rate of 23% per year, or approximately three times the annual rate of the overall dialysis market. We believe that this growth rate is indicative of the growing market acceptance of HDF as an improved method of treatment.

Our Marketing Strategy

      Our goal is to provide better ESRD therapy by expanding the use of HDF in a cost-effective way, so that patients worldwide can receive better treatment, live longer and have an opportunity to improve their quality of life. We believe we have developed a line of innovative products that will accomplish this goal. We intend to introduce our OLpur(TM) MD190 through dialysis clinics in western Europe because of the prevalence in western Europe of the HDF process and HDF machines that are compatible with the OLpur(TM) MD190. We believe that our products and technology will develop strong support among leading physicians and others in the dialysis community, and that this support will prove invaluable to our product market penetration. Additionally, the western European market will offer an enhanced opportunity for OLpur(TM) MD190 sales because dialyzers
--------------------------------------------------------------------------------
currently are used only once in European dialysis clinics rather than reprocessed and reused. According to an article by P. Schoenfeld published in Seminars in Nephrology in July 1997, in the United States, dialyzers were reused 12-14 times on average over the years from 1990 through 1995.

      After introducing the OLpur(TM) MD190 in western Europe for existing HDF machines, we intend to market our OLpur(TM) H(2)H(TM) device to convert dialysis machines to HDF-enabled, and therefore OLpur(TM) MD190-capable, units. We believe that the introduction of the OLpur(TM) H(2)H(TM) technology into the United States will open the U.S. market to our OLpur(TM) MD190 disposable dialyzer. We estimate that there are over 60,000 dialysis machines in the United States alone that can accommodate the OLpur(TM) H(2)H(TM). We believe the OLpur(TM) H(2)H(TM) will also significantly expand our OLpur(TM) MD190 market opportunity in western Europe.

      After we have acclimated dialysis clinics and patients to improved HDF technology through our OLpur(TM) MD190 and OLpur(TM) H(2)H(TM) products, we intend to introduce our OLpur(TM) NS2000 stand-alone HDF system to provide an upgrade in treatment performance and efficiency.

Company Background

      We were founded in 1997 by health professionals, scientists and engineers affiliated with Columbia University to develop cost-effective, improved products for ESRD therapy. Our goal is to develop and market technologies and products to improve the efficacy of HDF therapy and, ultimately, the health of ESRD patients and, at the same time, address the financial needs of dialysis clinics and other providers of ESRD therapy. We believe our HDF products and technologies will uniquely and effectively meet this goal.

      We are incorporated under the laws of the State of Delaware. We maintain our principal executive offices at 3960 Broadway, New York, New York 10032. Our telephone number at that address is (212) 781-5113.

The Offering

Common stock offered by us                                  _______ shares

Common stock to be outstanding after this offering          _______ shares.  This does not include:

                                                            o   ___ shares reserved for issuance upon exercise of the
                                                                underwriter's over-allotment option;

                                                            o   ___ shares reserved for issuance upon exercise of the
                                                                underwriter's warrants;

                                                            o   ___ shares of common stock underlying stock options
                                                                issued under our 2000 Equity Incentive Plan and
                                                                outstanding as of the date of this prospectus;

                                                            o   ___ additional shares of common stock reserved for
                                                                issuance under our 2000 Equity Incentive Plan;

                                                            o   ___ shares of common stock which may be issuable in
                                                                connection with certain convertible notes - See
                                                                "Important Assumptions in this Prospectus - Certain
                                                                Convertible Notes Have Not Been Converted;" or

                                                            o   ___ shares reserved for issuance upon the exercise of
                                                                certain warrants to purchase shares of our common stock.

We currently intend to use the net proceeds of this
offering for:                                               o   marketing and sales;

                                                            o   clinical trials;

                                                            o   regulatory approvals;

                                                            o   research and development;

                                                            o   payment of certain dividends on our convertible stock;

                                                            o   repayment of a loan to a related party;

                                                            o   working capital; and

                                                            o   general corporate purposes.

                                              You should read the discussion under the heading "Use of
                                              Proceeds" for more information.

Proposed American Stock Exchange Symbol:      NEP

      You should read the discussion under the heading "Capitalization" for more information regarding outstanding shares of our common stock, warrants or options to purchase our common stock and the discussion under the heading "Underwriting" for more information regarding the underwriter's over-allotment option.

                             SUMMARY FINANCIAL DATA

      The following summary financial data should be read in connection with, and are qualified by reference to, the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2001 and 2000 and the balance sheet data as of December 31, 2001 are derived from our financial statements, which have been audited by Grant Thornton LLP, independent auditors. The statement of operations information for the period from our inception on April 3, 1997 through June 30, 2002 and for the six-month periods ended June 30, 2002 and 2001 and the balance sheet data as of June 30, 2002 are derived from our unaudited financial statements. In the opinion of management, all necessary adjustments, consisting only of normal recurring accruals, have been included to present fairly the unaudited interim results when read in conjunction with the audited financial statements and notes thereto appearing in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period. All share and per share data give effect to a reverse stock split pursuant to which each share of our common stock then outstanding will be converted into 0.2253 of one share of our common stock immediately prior to the effectiveness of the registration statement to which this prospectus relates.

Statement of Operations Data

                                                           Year ended                    Six months ended             From
                                                   December 31,    December 31,      June 30,       June 30,       Inception to
                                                       2000            2001            2001           2002         June 30, 2002
                                                   ------------    ------------    ------------    ------------    -------------
                                                                                                   (Unaudited)      (Unaudited)
Revenue - other                                    $         --    $    300,000    $         --    $         --    $    300,000

Operating Expenses:
     Research and development                         4,781,708         737,858         457,298         276,215       9,274,244
     General and administrative                         854,315         652,828         424,432         291,148       3,553,806
                                                   ------------    ------------    ------------    ------------    ------------
Loss from operations                                 (5,636,023)     (1,090,686)       (881,730)       (567,363)    (12,528,050)

Other income, net                                        53,440           5,497           4,308         813,974       1,023,010
                                                   ------------    ------------    ------------    ------------    ------------

Net income (loss)                                    (5,582,583)     (1,085,189)       (877,422)        246,611     (11,505,040)
Cumulative preferred dividends and accretion           (169,000)       (314,000)       (143,000)       (180,000)       (663,000)
                                                   ------------    ------------    ------------    ------------    ------------
Net Income (loss) attributable to common
stockholders                                         (5,751,583)     (1,399,189)     (1,020,422)         66,611     (12,168,040)
                                                   ============    ============    ============    ============    ============
Net Income (loss) per share:
     Basic                                         $      (4.63)   $      (1.11)   $      (0.81)   $       0.05
                                                   ============    ============    ============    ============
     Diluted                                       $      (4.63)   $      (1.11)   $      (0.81)   $       0.03
                                                   ============    ============    ============    ============

Weighted average shares outstanding:
     Basic                                            1,241,116       1,262,404       1,261,052       1,263,643
                                                   ============    ============    ============    ============
     Diluted                                          1,241,116       1,262,404       1,261,052       2,568,713
                                                   ============    ============    ============    ============

Pro forma per share data (unaudited):
Pro forma net income (loss) per share
    Basic                                          $      (2.01)   $      (0.33)   $      (0.27)   $       0.07
                                                   ============    ============    ============    ============
    Diluted                                        $      (2.01)   $      (0.33)   $      (0.27)   $       0.06
                                                   ============    ============    ============    ============

Pro forma weighted-average shares outstanding:
    Basic                                             2,783,929       3,315,130       3,221,982       3,507,284
                                                   ============    ============    ============    ============
    Diluted                                           2,783,929       3,315,130       3,221,982       3,911,281
                                                   ============    ============    ============    ============

Balance Sheet Data

                                                                 June 30, 2002
                                                  --------------------------------------------
                                  December 31,                                     Pro Forma
                                      2001           Actual        Pro Forma      As Adjusted
                                  ------------    ------------    ------------    ------------
                                                  (Unaudited)          (1)             (2)
Cash and cash equivalents         $    277,526    $     59,526    $     59,526    $ 13,999,526
Working capital (deficiency)        (1,756,838)     (1,042,485)     (1,042,485)     11,747,515
Total assets                           394,624         147,638         147,638      14,087,638
Short-term debt                        105,000         350,000         350,000       1,500,000
Redeemable preferred stock           5,520,550       5,700,550              --              --
Stockholders'  equity (deficit)   $ (7,163,151)   $ (6,656,540)   $   (955,990)   $ 11,834,010

(1) Gives effect to the conversion of all mandatorily convertible preferred stock (including accrued preferred dividends) into common stock upon completion of this initial public offering.

(2) Gives effect to (i) the receipt of $1,500,000 in proceeds in accordance with the Lancer Subscription Agreement (see "Important assumptions in this Prospectus -- Certain Convertible Notes Have Not Been Converted") and proceeds from this initial public offering of 2,500,000 shares of our common stock, assuming an initial public offering price of $6.00 per share, less underwriting discounts and commissions and other expenses of this offering; (ii) the payment of a short-term loan to a related party; and (iii) the conversion of outstanding notes in the aggregate principal amount of $250,000.

                                  RISK FACTORS

      Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. The risks and uncertainties described below are those that we currently believe may materially affect our company. Additional risks and uncertainties may also impair our business operations. If the following risks actually occur, our business, financial condition and results of operations could be seriously harmed, the trading price of our common stock could decline and you could lose all or part of your investment.

                          Risks Related to Our Company

We have a history of operating losses and a significant accumulated deficit, and we may not achieve or maintain profitability in the future.

      We have not been profitable since our inception in 1997. As of June 30, 2002, we had an accumulated deficit of approximately $12.2 million. We expect to continue to incur additional losses for the foreseeable future as a result of a high level of operating expenses, significant up-front expenditures, production and marketing activities and very limited revenue from the sale of our products. We may never realize significant revenues from the sale of our products or be profitable. Our independent auditors have included an explanatory paragraph in the financial statements attached to this prospectus which expresses doubt as to our ability to continue as a going concern. Factors that will influence the timing and amount of our profitability include: (1) regulatory approval or clearance of our products; (2) market acceptance of our products; (3) our ability to effectively and efficiently manufacture, market and distribute our products; and (4) our ability to sell our products at competitive prices which exceed our per unit costs.

One of our lenders has defaulted on its agreement with us to provide funds and, pending resolution, that default may have a material adverse effect on our ability to obtain additional financing that may be required for our future operating expenses and production and marketing activities.

      In August 2002, we entered into a Subscription Agreement with Lancer Offshore, Inc., which we refer to in this prospectus as the "Lancer Subscription Agreement." The Lancer Subscription Agreement provided that Lancer Offshore, Inc. would purchase convertible notes in the aggregate principal amount of $3,000,000 and warrants to purchase an aggregate of 240,000 shares of our common stock at an exercise price of $2.50 per share until December 2007 (subject to antidilution adjustments). We refer to this as the "Lancer Investment." The Lancer Subscription Agreement contemplated that a convertible note in the principal amount of $1,500,000 and warrants to purchase an aggregate of 120,000 shares of common stock (subject to antidilution adjustments) would be issued in August 2002 and that the remaining convertible notes and warrants would be issued following the payment by Lancer of an aggregate of $1,500,000 in two equal installments, payable on September 15, 2002 and October 15, 2002, respectively. The Lancer Subscription Agreement also provided that the convertible notes would be secured by the assets of the company and would be convertible at the option of the holder into 1,200,000 shares of our common stock (subject to antidilution adjustments) and that the convertible notes would be mandatorily convertible into common stock upon a public offering of our securities yielding gross proceeds of not less than $10,000,000 and at an offering price per share of common stock equal to at least $45,000,000 divided by the number of shares of common stock outstanding on a fully diluted basis immediately preceding such public offering. The Lancer Subscription Agreement further required that immediately prior to the initial public offering, we have 50,000 shares of common stock reserved for issuance upon the exercise of warrants to a placement agent in connection with the financing. We expect that such placement agent warrants, if issued, would be exercisable at no more than $2.50 per share.

      As of the date of this prospectus, Lancer Offshore, Inc. has defaulted in its obligation to make payments totaling $1,500,000 on September 15, 2002 and October 15, 2002, at which time the Lancer Subscription Agreement contemplated the delivery of convertible notes in the aggregate principal amount of $1,500,000 and warrants to purchase an aggregate of 120,000 shares of our common stock (subject to antidilution adjustments). We intend to pursue vigorously all available legal remedies against Lancer Offshore, Inc., including seeking rescission of the securities issued in August 2002. However, there can be no assurance that a judicial resolution will not uphold some or all of the terms of the Lancer Subscription Agreement and no assurance that we might not have to issue common stock to Lancer Offshore, Inc. pursuant to the terms of the Lancer Subscription Agreement.

      Pending resolution of our dispute, the uncertainty surrounding the Lancer Subscription Agreement is likely to have a material adverse effect on our ability to obtain financing on acceptable terms, both because of the possibility that Lancer Offshore, Inc. may retain a security interest in our assets and because of the number of shares of common stock we could be required to issue to Lancer Offshore, Inc., either in respect of a purported exercise of warrants or an attempted conversion of convertible notes, or both. The number of shares common stock we could be required to issue to Lancer Offshore, Inc., will remain in doubt pending a judicial or negotiated resolution of the matter. The purported exercise of such warrants or conversion of such notes, or both, would also dilute the interests of our common stockholders.

Our revenues for the foreseeable future will depend on products that are in various stages of research, development and clinical trial, none of which have been approved for sale.

      Since our inception, we have devoted significant efforts to the development of the OLpur(TM) MD190 and the OLpur(TM) H(2)H(TM). We expect to be dependent for revenues for the foreseeable future on sales of these products and their components. To date, these products have not been tested on human patients and we have not received regulatory approval to sell these products. We cannot assure you that these products will be safe or effective or that they will be cost-effective relative to other dialysis treatment alternatives. In addition we have devoted significant efforts to the development of our OLpur(TM) NS2000 system. The OLpur(TM) NS2000 system is currently in the research and development phase. If our pre-production unit of this system is not finalized in 2005, then we may not be able to launch our marketing efforts on the OLpur(TM) NS2000 system when planned in 2006, if at all.

We cannot sell our products until we obtain the requisite regulatory approvals and clearances.

      Our business strategy depends in part on our ability to get our products into the market as quickly as possible. We currently plan to launch our western European sales efforts for the OLpur(TM) MD190 during the first quarter of 2003 and to launch our United States sales efforts for the OLpur(TM) MD190 and the OLpur(TM) H(2)H(TM) by the end of 2003. We cannot sell our products in western Europe until we obtain the Conformite Europeenne, or CE, mark, which demonstrates compliance with the relevant European Union requirements. We have not yet obtained the CE mark for any of our products. Similarly, we cannot sell our products in the United States until we receive U.S. Federal Drug Administration, or FDA, clearance. Until we complete the requisite U.S. human clinical trials and submit premarket notification to the FDA pursuant to section 510(k) of the Federal Food, Drug, and Cosmetic Act, or the FDC Act, we will not be eligible for FDA approval for any of our products.

      The clearance and/or approval process in the European Union and the United States can be lengthy and uncertain and each requires substantial commitments of our financial resources and our management's time and effort. We may not be able to obtain regulatory approval in the European Union or the United States in a timely manner or at all. Even if we do obtain regulatory approval for any of our products, approval may be only for limited uses with specific classes of patients, processes or other devices. Our failure to obtain, or delays in obtaining, the necessary regulatory clearance and/or approvals in the European Union and the United States would prevent us from selling our products in these regions. If we cannot sell our products in these regions, or if we are delayed in selling while awaiting the necessary clearance and/or approvals, we will not be able to generate revenues from our products.

We may not be able to obtain the government clearances and/or approvals required to sell our products in countries outside of the European Union and the United States.

      We plan to market our products in several countries outside of western Europe and the United States. Requirements pertaining to the sale of medical devices vary widely from country to country. It may be very expensive and difficult for us to meet the requirements for the sale of our products in many of these countries. As a result, we may not be able to obtain the required approvals in a timely manner, if at all, in countries outside of western Europe and the United States. If we cannot sell our products outside of western Europe and the United States, then the size of our potential market could be reduced by more than half, which could significantly reduce our sales and revenues.

Any modifications we make to our products may require additional approvals or clearances before the modified product may be marketed.

      Changes to devices cleared for marketing under section 510(k) of the FDC Act that could significantly affect safety and effectiveness will require clearance of a notification pursuant to section 510(k) and we may need to submit clinical and manufacturing comparability data to obtain such approval or clearance. We would be prohibited from marketing the modified device until we received FDA clearance or approval. We cannot guarantee that the FDA would timely, if at all, clear or approve any modified product for which section 510(k) is applicable. Failure to obtain timely clearance or approval for changes to marketed products would impair our ability to sell such products and generate revenues.

We are required under the FDC Act to report any product-related deaths or serious injuries or product malfunctions that could result in deaths or serious injuries

      Under the FDC Act, we are required to submit medical device reports, or MDRs, to the FDA to report device-related deaths, serious injuries and product malfunctions that could result in death or serious injury if they were to recur. Depending on their significance, MDRs could have a material adverse effect on our business, financial condition and results of operations, as a result of the following:

      o information contained in the MDRs could trigger FDA regulatory actions such as inspections, recalls and patient/physician notifications;

      o since the reports are publicly available, MDRs could become the basis for private lawsuits, including class actions; and

      o if we fail to submit a required MDR to the FDA, the FDA could take enforcement action against us.

If we violate any provisions of the FDC Act or any other statutes or regulations, we could be subject to enforcement actions by the FDA or other governmental agencies.

      We face a significant compliance burden under the FDC Act and other applicable statutes and regulations which govern the testing, labeling, storage, record keeping, distribution, sale, marketing, advertising and promotion of our products. If we violate the FDC Act or other regulatory requirements at any time during or after the product development and/or approval process, we could be subject to enforcement actions by the FDA or other agencies, including (1) fines; (2) injunctions; (3) civil penalties; (4) recalls or seizures of our products; (5) total or partial suspension of the production of our products; (6) withdrawal of existing approvals or premarket clearances of our products; (7) refusal to approve or clear new applications or notices relating to our products; (8) recommendations by the FDA that we not be allowed to enter into government contracts and (9) criminal prosecution, any of which could have a material adverse effect on our business, financial condition and results of operations.

We could be subject to additional government regulation, which would be costly, time consuming and subject us to unanticipated delays.

      Additional laws and regulations that are applicable to our business may be enacted or promulgated, and the interpretation, application or enforcement of the existing laws and regulations may change. We cannot predict the nature of any future laws, regulations, interpretations, applications or enforcements or the effect any of these would have on our business. Any future laws, regulations, interpretations, applications or enforcements could delay or prevent regulatory approval or clearance of our products and our ability to market our products. Moreover, changes that result in our failure to comply with the requirements of applicable laws and regulations could result in the types of enforcement actions by the FDA and/or other agencies as described above, all of which could impair our ability to have manufactured and to sell the affected products.

Protecting our intellectual property in our technology through patents may be costly and ineffective and if we are not able to protect our intellectual property, we may not be able to compete effectively in the dialyzer and/or the End Stage Renal Disease, or ESRD, therapy markets.

      Our future success depends in part on our ability to protect our intellectual property and maintain the proprietary nature of our technology through patents. We will only be able to protect our proprietary products and methods from unauthorized use by third parties to the extent that our proprietary products and methods are covered by valid and enforceable patents or are effectively maintained as trade secrets. The protection provided by our patents, and patent applications if issued, may not be broad enough to prevent competitors from introducing similar products into the market. Our patents, if challenged, may not be upheld by the courts of any jurisdiction. Numerous publications have been disclosed by, and numerous patents have been issued to, our competitors and others relating to methods of dialysis of which we are not aware and additional patents relating to methods of dialysis may be issued to our competitors and others in the future. If any of those patents conflict with our patent rights, or cover our products, then any or all of our patent applications could be rejected and any or all of our patents could be invalidated, either of which could materially adversely affect our competitive position.

      Litigation and other proceedings relating to patent matters, whether initiated by us or a third party, can be expensive and time consuming, regardless of whether the outcome is favorable to us, and may require the diversion of substantial financial, managerial and other resources.An adverse outcome could subject us to significant liabilities to third parties or require us to cease any related development product sales or commercialization activities. In addition, if patents that contain dominating or conflicting claims have been or are subsequently issued to others and the claims of these patents are ultimately determined to be valid, we may be required to obtain licenses under patents of others in order to develop, manufacture and/or sell our products. We may not be able to obtain licenses under any of these patents on terms acceptable to us, if at all. If we do not obtain these licenses, we could encounter delays in, or be prevented from, developing, manufacturing, offering or selling any products or practicing any methods, or delivering any services requiring such licenses.

      If we file patent applications or obtain patents in foreign countries, we will be subject to laws and procedures that differ from those in the United States, which could lead to some uncertainty about the level and extent of our patent protection. Moreover, patent protection in foreign countries may be different from patent protection under U.S. laws and may not be as favorable to us.

If we are not able to protect our intellectual property through enforcement of our confidentiality and non-competition agreements, we may not be able to compete effectively in the dialyzer and ESRD therapy markets.

      We attempt to protect our proprietary information, including the processes, concepts, ideas and documentation associated with our technologies, through the use of confidentiality agreements and non-competition agreements with our current employees and with other parties to whom we have divulged proprietary information. If the employees or other parties breach our confidentiality agreements and non-competition agreements or if these agreements are not sufficient to protect our proprietary technology or are found to be unenforceable, our competitors could acquire and use information that we consider proprietary and we may not be able to compete effectively.

We may not be able to build brand loyalty because our trademarks and trade names may not be protected.

      Our registered or unregistered trademarks or trade names may be challenged, canceled, infringed, circumvented or declared generic or determined to be infringing on other marks. See "Business--Intellectual Property." We may not be able to protect our rights to these trademarks and trade names, which we need to build brand loyalty. Over the long term, if we are unable to establish a brand based on our trademarks and trade names, we may not be able to compete effectively.

We may not be able to successfully commercialize our products.

      Other than the units of our OLpur(TM) MD190 manufactured for our clinical trial and a small number of units for commercialization scale-up, we have produced only prototype units of our OLpur(TM) MD190 and OLpur(TM) H(2)H(TM) and the OLpur(TM) NS2000 system. In order to commercialize our products, we need to be able to produce them in a cost-effective way on a large scale to meet commercial demand, while maintaining extremely high standards for quality and reliability. If we fail to successfully commercialize our products, then we will not be profitable.

We may not be able to have our products mass-produced in a cost-effective manner.

      We expect to rely on a limited number of independent manufacturers to produce the OLpur(TM) MD190 and our other products for us. Our future manufacturers' systems and procedures may not be adequate to support our operations and may not be able to achieve the rapid execution necessary to exploit the market for our products. Our manufacturers could experience manufacturing and control problems as they begin to scale-up our future manufacturing operations and we may not be able to scale-up manufacturing in a timely manner or at a commercially reasonable cost to enable production in sufficient quantities. If we experience any of these problems with respect to our manufacturers' initial or future scale-ups of manufacturing operations, then we may not be able to have our products manufactured and delivered in a timely manner.

      As of the date of this prospectus, we have not entered into any formal agreements with any manufacturers to manufacture our products and components. We cannot assure you that we will be able to enter into agreements with manufacturers on terms acceptable to us in a timely manner, if at all. If we do not enter into agreements for the manufacture of our products and components, we could encounter delays in, or be prevented from, manufacturing and selling any or all of our products.

We may not be able to ensure the timely delivery of our products.

      All of our products and components will be manufactured by independent manufacturers of medical devices. As with any independent contractor, these manufacturers will not be employed or otherwise controlled by us and will be generally free to conduct their business at their own discretion. For us to be profitable, our products must be manufactured on a timely basis in commercial quantities at costs acceptable to us. If one or more of our independent manufacturers fails to deliver our products in a timely manner, then we may not be able to find a substitute manufacturer in the time required.

We may not be able to maintain sufficient quality controls, which could delay or prevent our products from being approved or cleared by the European Union, the FDA or other relevant authorities.

      Approval or clearance of our products could be delayed by the European Union, the FDA and the relevant authorities of other countries if our manufacturing facilities do not comply with their respective manufacturing requirements. The European Union imposes requirements on quality control systems of manufacturers, which are inspected and certified on a periodic basis and may be subject to additional unannounced inspections. Failure by our manufacturers to comply with the European Union requirements could prevent us from obtaining the CE mark and from marketing our products in western Europe. The FDA also imposes requirements through quality system requirements, or QSR, regulations, which include requirements for good manufacturing practices, or GMP. Failure by our manufacturers to comply with these requirements could prevent us from obtaining FDA approval of our products and from marketing our products in the United States. Although some of the manufacturing facilities and processes that we expect to use to manufacture our OLpur(TM) MD190 have been inspected by TUV Product Service (Munich), a worldwide testing and certification agency that performs conformity assessments to European Union requirements for medical devices, they have not been inspected by the FDA. Similarly, although some of the facilities and processes that we expect to use to manufacture our OLpur(TM) H(2)H(TM) and OLpur(TM) NS2000 have been inspected by the FDA, they have not been inspected by any TUV organization. We cannot assure you that any of the facilities or processes we use will comply or continue to comply with their respective requirements on a timely basis or at all, which could delay or prevent our obtaining the approvals we need to market our products in Europe and the United States.

      Even if we do obtain approval to market our products in Europe, the United States and other countries, manufacturers of our products must continue to comply or ensure compliance with the relevant manufacturing requirements. Although we cannot control the manufacturers of our products, we may need to expend time, resources and effort in product manufacturing and quality control to assist with their continued compliance with these requirements. If violations of applicable requirements are noted during periodic inspections of the manufacturing facilities of our manufacturers, we may not be able to continue to market the products manufactured in such facilities and our revenues may be materially adversely affected.

The loss or interruption of services of any of our manufacturers could slow or stop production of our products.

      Because we are likely to rely on no more than two contract manufacturers to manufacture each of our products and major components of our products, a stop or significant interruption in the supply of our products or major components by a single manufacturer, for any reason, could have a material adverse effect on us. We expect most of our contract manufacturers will enter into contracts with us to manufacture our products and major components and that these contracts will be terminable by us or the contractors at any time under certain circumstances. We have not made alternative arrangements for the manufacture of our products or major components and we cannot assure you that acceptable alternative arrangements could be made on a timely basis, or at all, if one or more of our manufacturers failed to manufacture our products or major components in accordance with the terms of our arrangements. Our inability to obtain acceptable alternative arrangements for the manufacture of our products or major components of our products would slow down or halt the production and sale of our products and reduce our cash flow.

Once our products are commercialized, we expect to face significant challenges in obtaining market acceptance of our products.

      Acceptance of our products in the marketplace by both potential users, including ESRD patients, and potential purchasers, including nephrologists, dialysis clinics and other health care providers, is uncertain, and our failure to achieve sufficient market acceptance will significantly limit our ability to generate revenue and be profitable. Market acceptance will require substantial marketing efforts and the expenditure of significant funds by us to inform dialysis patients and nephrologists, dialysis clinics and other health care providers of the benefits of using our products. We may encounter significant clinical and market resistance to our products and our products may never achieve market acceptance. Factors which may affect our ability to achieve acceptance of our products in the market place include whether:

      o     our products will be safe for use;

      o     our products will be effective;

      o     our products will be cost-effective;

      o we will be able to demonstrate product safety, efficacy and cost-effectiveness;

      o there are unexpected side effects, complications or other safety issues associated with our products; and

      o reimbursement for the cost of our products is available at reasonable rates, if at all.

If Hemodiafiltration, or HDF, does not become the preferred therapy for ESRD, the market for our products may be limited.

      A significant portion of our success is dependent on the acceptance and implementation of HDF as the preferred therapy for ESRD. There are many treatment options currently available and others may be developed. HDF may not become the preferred therapy for ESRD. If it does not, the market for our products will be limited and we may not be able to sell a sufficient quantity of our products to be profitable.

If we cannot develop adequate distribution, customer service and technical support networks, we may not be able to market and distribute our products effectively.

      Our strategy requires us to distribute our products and provide a significant amount of customer service and maintenance and other technical service. To provide these services, we will be required to develop networks of employees or independent contractors in each of the areas in which we intend to operate. We cannot assure you we will be able to organize and manage these networks on a cost-effective basis, if at all. The failure to establish these networks would materially adversely affect our operations and our profitability.

We may face significant risks associated with international operations.

      We expect to manufacture and to market our products in western Europe and elsewhere outside of the United States. We expect that our revenues from western Europe will initially account for a significant portion of our revenues. Our international operations are subject to a number of risks, including the following:

      o fluctuations in exchange rates of the United States dollar could adversely affect our results of operations;

      o we may face difficulties in enforcing and collecting accounts receivable under some countries' legal systems;

      o local regulations may restrict our ability to sell our products, have our products manufactured or conduct other operations;

      o     political instability could disrupt our operations;

      o some governments and customers may have longer payment cycles, with resulting adverse effects on our cash flow; and

      o some countries could impose additional taxes or restrict the import of our products.

      Any one or more of these factors could increase our costs, reduce our revenues, or disrupt our operations, which could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to obtain adequate insurance or other protection against product liability risks associated with the production, marketing and sale of our products.

      The production, marketing and sale of kidney dialysis products have an inherent risk of liability in the event of product failure or claim of harm caused by product operation. Although we intend to acquire product liability insurance upon commercialization of each of our products, we may not be able to obtain this insurance on acceptable terms or at all. Because we may not be able to obtain insurance that provides us with adequate protection against all potential product liability claims, a successful claim in excess of our insurance coverage could materially adversely affect our financial condition. Moreover, any claim against us could generate negative publicity, which could decrease the demand for our products, our ability to generate revenues and our profitability.

      Some of the agreements that we may enter into with manufacturers of our products and components of our products may require us (1) to obtain product liability insurance or (2) indemnify manufacturers against liabilities resulting from the sale of our products. If we are not able to obtain and maintain adequate product liability insurance, we will be in breach of these agreements, which could materially adversely affect our ability to produce our products. If we are able to obtain and maintain product liability insurance and a successful claim in excess of our insurance coverage is made, we may have to indemnify some or all of our manufacturers for their losses.

Our business is likely to be damaged if we are unable to keep our key management and scientific personnel.

      Our success depends upon the skills, experience and efforts of our management and other key personnel, including our chief executive officer, certain members of our scientific staff and our marketing executive. As a relatively new company, much of our corporate, scientific and technical knowledge is concentrated in the hands of these few individuals. We do not maintain key-man life insurance on any of our management or other key personnel. The loss of the services of one or more of our present management or other key personnel could significantly delay the development and/or launch of our products as there could be a learning curve of several months or more for any replacement personnel. Furthermore, competition for the type of highly skilled individuals we require is intense and we may not be able to attract and retain new employees of the caliber needed to achieve our objectives. Failure to replace key personnel could have a material adverse effect on our business, financial condition and operations.

Our certificate of incorporation limits liability of our directors, which could discourage stockholders from bringing suits against our directors.

      Our certificate of incorporation provides, with specific exceptions, that our directors are not personally liable to us or our stockholders for monetary damages for any action or failure to take any action. In addition, we have agreed, and our certificate of incorporation and bylaws provide for, mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. These provisions may discourage stockholders from bringing suit against a director for breach of duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against any of our directors.

                          Risks Related to Our Industry

We expect to face significant competition from existing suppliers of renal replacement treatment devices, supplies and services and we may not be able to compete with them effectively.

      We expect to compete in the kidney dialysis market with existing suppliers of hemodialysis and peritoneal dialysis devices, supplies and services. Our competitors include Fresenius Medical Care AG, The Gambro Company and Baxter International Inc., currently the three primary machine manufacturers in hemodialysis, as well as B. Braun Biotech International GmbH, Nipro Medical Corporation, Asahi Kasei Corporation and other smaller machine manufacturers in hemodialysis. Fresenius and Gambro also manufacture hemodiafiltration machines. These companies and most of our other competitors have longer operating histories and substantially greater financial, marketing, technical, manufacturing and research and development resources and experience than we have. Our competitors could use these resources and experiences to develop products that are more effective or less costly than any or all of our products or that could render any or all of our products obsolete. Our competitors could also use their economic strength to influence the market to continue to buy their existing products. We do not have an established customer base and may encounter a high degree of competition in developing one. If we are not able to develop competitive products and take and hold sufficient market share from our competitors, we will not be profitable.

Our potential customers are limited in number, which could prevent us from taking and holding sufficient market share from our competitors to be profitable.

      Our potential customers are a limited number of nephrologists, national, regional and local dialysis clinics and other healthcare providers. The number of our potential customers may be further limited to the extent any exclusive relationships are entered into between our potential customers and our competitors. We cannot assure you that we will be successful in marketing our products to these potential customers.

Because some of our competitors own or could acquire dialysis clinics throughout the United States, Europe and other regions of the world, we may not be able to successfully market our products to the dialysis clinics under their ownership.

      Some of our competitors, including Fresenius and Gambro, manufacture their own products and own dialysis clinics in the United States, Europe and other regions of the world. Because these competitors have historically tended to use their own products, we may not be able to successfully market our products to the dialysis clinics under their ownership. According to the Merrill Report, approximately 95% of the products then used by dialysis clinics owned by Fresenius were products of Fresenius and approximately 40% of the products then used by dialysis clinics owned by Gambro were products of Gambro. Based on the same report, and by our calculations, we estimate that (1) Fresenius treated in its own dialysis clinics approximately 24.8% of the dialysis patients in the United States, 4.6% of the dialysis patients in Europe and 8.7% of the dialysis patients worldwide; and (2) Gambro treated in its own dialysis clinics approximately 13.5% of the dialysis patients in the United States, 2.3% of the dialysis patients in Europe and 4.5% of the dialysis patients worldwide. If our competitors continue to grow their networks of dialysis clinics and if we cannot successfully market our products to dialysis clinics owned by these competitors or any other competitors, then our revenues could be adversely affected.

Pharmacological or technological advances in preventative and alternative treatments for ESRD could significantly reduce the size of the market for our products and our profitability.

      Pharmacological or technological advances in preventative or alternative treatments for ESRD could significantly reduce the number of ESRD patients needing our products. These pharmacological or technological advances may include: (1) the development of new medications, or improvements to existing medications, which help to delay the onset or prevent the progression of ESRD in high-risk patients (such as those with diabetes and hypertension); (2) the development of new medications, or improvements in existing medications, which reduce the incidence of kidney transplant rejection; and (3) developments in the use of kidneys obtained from genetically-engineered animals as a source of transplants. If these or any other pharmacological or technological advances reduce the number of patients needing treatment for ESRD and the size of the market for our products, we may not be profitable.

If the number of ESRD patients needing ongoing treatment for ESRD does not increase at the rate we estimate, our revenues could be adversely affected.

      According to the Lysaght Article, as of mid-year 2001, the number of dialysis patients worldwide was estimated to be over 1.1 million and the size of this population has been expanding at rate of approximately 7% per year. According to the same article, the number of dialysis patients is expected to be over two million by 2010. If the number of ESRD patients needing ongoing treatment for ESRD does not increase at that rate, the size of the market for our products will not increase at the rate we estimate and, therefore, our revenues could be adversely affected.

If government and other third party reimbursement programs discontinue their coverage of ESRD treatment or reduce reimbursement rates for ESRD products, we may need to reduce the estimated prices of our products and may not be profitable.

      Providers of renal replacement therapy are often reimbursed by government programs, such as Medicare or Medicaid in the U.S., or other third-party reimbursement programs, such as private medical care plans and insurers. We believe that the amount of reimbursement for renal replacement therapy under these programs has a significant impact on the decisions of nephrologists, dialysis clinics and other health care providers regarding treatment methods and products. Accordingly, changes in the extent of coverage for renal replacement therapy or a reduction in the reimbursement rates under any or all of these programs may cause a decline in recommendations or purchases of our products, which would materially adversely affect the market for our products and reduce our revenues.

As the number of managed health care plans increases in the United States, amounts paid for our products by non-governmental programs may decrease.

      We expect to obtain a portion of our revenues from reimbursement provided by non-governmental programs in the United States. Although non-governmental programs generally pay higher reimbursement rates than governmental programs, of the non-governmental programs, managed care plans generally pay lower reimbursement rates than insurance plans. Reliance on managed care plans for dialysis treatment may increase if future changes to the Medicare program require non-governmental programs to assume a greater percentage of the total cost of care given to dialysis patients over the term of their illness, or if managed care plans otherwise significantly increase their enrollment of these patients. If the reliance on managed care plans for dialysis treatment increases, more patients join managed care plans or managed care plans reduce reimbursements rates, we may need to reduce estimated prices of our products and may not be profitable.

If the per-treatment costs for dialysis clinics using our products are higher than the costs of clinics providing hemodialysis treatment, we may not achieve market acceptance of our products in the United States.

      If the cost of our products results in an increased cost to the dialysis clinic over hemodialysis therapies and such cost is not separately reimbursable by governmental programs or private medical care plans and insurers outside of the per-treatment fee, we will not gain market acceptance for our products in the United States unless HDF therapy becomes the standard treatment method for ESRD. If we do not gain market acceptance, we may not be able to sell a sufficient quantity of our products to be profitable.

Proposals to modify the health care system in the United States or other countries could decrease our revenues.

      A substantial portion of the cost of treatment for ESRD in the United States is currently reimbursed by the Medicare program at prescribed rates. Proposals to modify the current health care system in the United States to improve access to health care and control its costs are continually being considered by the federal and state governments. We anticipate that the U.S. Congress and state legislatures will continue to review and assess alternative health care reform proposals. We cannot predict whether these reform proposals will be adopted, when they may be adopted or what impact they may have on us if they are adopted. Any spending decreases or other significant changes in the Medicare program could affect the pricing of our products and impair our ability to be profitable.

      Health administration authorities in countries other than the United States may not provide reimbursement for our products at rates sufficient for us to achieve profitability, or at all. Like the United States, these countries, especially those in western Europe, have considered health care reform proposals and could materially alter their government-sponsored health care programs by reducing reimbursement rates for dialysis products. Any reduction in reimbursement rates under foreign health care programs could negatively affect the pricing of our products and our profitability.

                         Risks Related to this Offering

We may invest or spend the proceeds of this offering in ways with which you do not agree and in ways that may not yield a favorable return.

      Our management will have broad discretion over the use of the net proceeds from this offering. Stockholders may not deem such uses desirable. Our use of the proceeds from this offering may vary substantially from our currently planned uses and investors in this offering will be relying on the judgment of our management with respect to the use of proceeds of this offering. We cannot assure you that we will apply such proceeds effectively or that we will invest such proceeds in a manner that will yield a favorable return or any return at all.

Several provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our bylaws could discourage, delay or prevent a merger or acquisition, which could adversely affect the market price of our common stock.

      Several provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our bylaws could discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. These provisions include:

      o authorizing our board of directors to issue "blank check" preferred stock without stockholder approval;

      o providing for a classified board of directors with staggered, three-year terms;

      o prohibiting us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless certain provisions are met;

      o     prohibiting cumulative voting in the election of directors;

      o prohibiting stockholder action by written consent unless the written consent is signed by all stockholders entitled to vote on the action;

      o     limiting the persons who may call special meetings of stockholders;
            and

      o establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Our common stock price may be highly volatile and your investment in our common stock could decline in value.

      Prior to this offering, there has been no public market for our common stock. After this offering, an active trading market in our common stock might not develop, or if it does develop, might not continue. Additionally, the market price of our common stock may fluctuate significantly in response to many factors, many of which are beyond our control. You may not be able to resell your shares at or above the initial public offering price due to the risks and uncertainties described elsewhere in this "Risk Factors" section. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against the company. We may become involved in this type of litigation in the future. Litigation of this type could be extremely expensive and divert management's attention and resources from running our company.

Because our capital requirements have been and will continue to be significant, we may need additional funds.

      Our capital requirements have been and will continue to be significant. To date, we have been dependent primarily on the net proceeds of private placements of our debt and equity securities, aggregating approximately $12.2 million. We are dependent upon the net proceeds of this offering to fund our marketing and sales efforts, clinical trials, regulatory approvals, research and development as well as our other working capital requirements. We currently have no committed sources of, or other arrangements with respect to, additional financing. We cannot assure you that our existing capital resources, together with the net proceeds from this offering and future operating cash flows, will be sufficient to fund our future operations. Our capital requirements will depend on numerous factors, including:

      o the time and cost involved in obtaining regulatory approval for our products;

      o     the cost involved in protecting our proprietary rights;

      o the time and cost involved in manufacturing scale-up and in establishing marketing acceptance;

      o the time and cost involved in providing training and technical support networks; and

      o     the effectiveness of other commercialization activities.

      If we require additional capital beyond the cash generated from our operations and the proceeds of this offering, we would need to seek other forms of financing, through the sale of equity securities or otherwise, to achieve our business objectives. We cannot assure you that we will be able to obtain alternative financing on acceptable terms or at all. Our failure to obtain financing when needed could have a material adverse effect on us. Any additional equity financing could substantially dilute your equity interests in our company and any debt financing could impose significant financial and operational restrictions on us.

Our stockholders prior to the offering will still control a significant portion of our stock after the offering.

      Our stockholders prior to the offering will own approximately [____]% and our officers and directors (excluding those directors who are affiliated with institutional stockholders) will own approximately [____]% of our outstanding common stock after this offering. Should they act as a group, they will have the power to elect all of our directors and to control the vote on substantially all other corporate matters without the approval of other stockholders, including those stockholders who purchase stock in this offering. This concentration in voting power may result in the ability of those stockholders to delay or prevent another party from taking control of our company.

Future sales of our common stock could cause the market price of our common stock to decline.

      The market price of our common stock could decline due to sales of a large number of shares in the market after this offering, including sales of shares by our large stockholders, or the perception that such sales could occur. These sales could also make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of common stock.

      All of our existing security holders will be subject to lock-up agreements which prohibit the sale of all of their shares of our common stock in the public market until one year from the effective date of this prospectus, and thereafter to the extent such sales, on a cumulative basis for each holder, exceed 1/3 of our common stock held by such holder prior to 15 months from the effective date or 2/3 of our common stock held by such holder prior to 18 months from the effective date. If we are required to issue shares in connection with the Potential Lancer Share Issuance, Lancer Offshore Inc. will be subject to a lock-up agreement which prohibits the sale of all of its shares in the public market until 180 days after the effective date. We have entered into registration rights agreements with many of our existing stockholders that entitle them to have an aggregate of 2,190,115 shares registered for sale in the public market. All of those shares could be sold in the public market after one year subject to the limitations of Rule 144 under the Securities Act.

You will incur immediate and substantial dilution.

      The initial public offering price per share of our common stock is substantially higher than the net tangible book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution in the net tangible book value of their common stock of $___ per share based on the initial public offering price of $___ per share. To the extent we raise additional capital by issuing equity securities in the future, you and our other stockholders may experience substantial dilution and future investors may be granted rights superior to those of our current stockholders.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. These statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including "may," "could," "would," "will," "anticipates," "expects," "intends," "plans," "projects," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which remain beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                    IMPORTANT ASSUMPTIONS IN THIS PROSPECTUS

References to Shares of Common Stock in this Prospectus Assume Completion of Reverse Stock Split

      Immediately prior to the effectiveness of the registration statement to which this prospectus relates, we intend to effect a reverse stock split pursuant to which each share of our common stock then outstanding will be converted into 0.2253 of one share of our common stock. See "Description of Securities -- Reverse Stock Split."

      Unless otherwise indicated, all references in this prospectus to (1) the number of shares of our common stock outstanding, (2) the number of shares of our common stock issuable upon exercise or conversion, as the case may be, of options, warrants or convertible notes or (3) the number of shares of our common stock reserved for issuance, assumes the completion of our reverse stock split described above.

Over-allotment Option Granted to the Underwriters has not been Exercised

      Unless otherwise indicated, all information in this prospectus assumes that the over-allotment option granted to the underwriters by us has not been exercised.

Certain Convertible Notes Have Not Been Converted

      Pending resolution of the uncertainty surrounding the Lancer Investment, which is described in "Risk Factors -Risks Related to our Company - One of our lenders has defaulted on its agreement with us to provide funds and, pending resolution, that default may have a material adverse effect on our ability to obtain additional financing that may be required for our future operating expenses and production and marketing activities," we have not attempted to quantify the number of shares, if any, that we may be required to issue in connection with the Lancer Subscription Agreement (referred to as the "Potential Lancer Share Issuance"). Therefore, unless otherwise indicated, all information in this prospectus assumes that:

            (i) no additional convertible notes or warrants will be issued to Lancer Offshore, Inc.;

            (ii)  none of the convertible notes has been converted; and

            (iii) none of the warrants is exercisable.

                                 USE OF PROCEEDS

            At an assumed initial offering price of $6.00 per share and after deducting underwriting discounts and commissions and other expenses of this offering, we will receive net proceeds of approximately $12.5 million from the sale of 2.5 million shares of our common stock in this offering. We intend to use $110,000 of the net proceeds of this offering to repay loans made to us during 2001 and 2002 from Eric A. Rose, M.D., the chairman of our board of directors, a director and a holder of more than 5% of our common stock. See "Certain Transactions." These loans are payable when we have sufficient funds available to repay them and do not bear any interest. We intend to use approximately $3.6 million of the net proceeds of this offering for the marketing and sales of our products through active solicitation of customers by exhibiting at trade shows, advertising in trade magazines and setting up a sales group to solicit prospective customers. We also intend to use approximately $6.5 million of the net proceeds to complete our clinical studies, obtain appropriate regulatory approvals and expand our research and development with respect to our products. We intend to use approximately $2.3 million of the net proceeds for working capital purposes, including for additional salaries and wages as our organization grows and we establish offices in Europe, and for additional professional fees and expenses and other operating costs and payment of dividends on shares of our series B convertible preferred stock and series C convertible preferred stock, accruing from November 1, 2002 to the date of the closing of this offering. In the event the underwriter's over-allotment option is exercised, we will realize additional net proceeds, which we intend to use for working capital and general corporate purposes.

            The foregoing represents our best estimate of the allocation of the net proceeds of this offering based upon the current status of our business. This estimate is based on certain assumptions, including the development of our business in the way we anticipate. If any of our assumptions prove incorrect, we may find it necessary to reallocate a portion of the proceeds within the above-described categories or use portions of the proceeds for other purposes. Our estimates may prove to be inaccurate, new programs or activities may be undertaken which will require considerable additional expenditures or unforeseen expenses may occur. Pending use, we will invest the net proceeds of this offering in bank certificates of deposit and other fully insured investment grade interest bearing securities. See "Risk Factors - We may invest or spend the proceeds of this offering in ways with which you may not agree..."

                                 DIVIDEND POLICY

            We have not declared or paid any cash or stock dividends on our common stock since our inception in April 1997. We presently intend to reinvest earnings to fund the development and expansion of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. The declaration of dividends will be at the discretion of our board of directors and will generally depend upon our earnings, capital requirements, financial position and general economic conditions.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of June 30, 2002:

      o on an actual basis giving effect to a reverse stock split pursuant to which each share of our common stock then outstanding will be converted into 0.2253 of one share of our common stock immediately prior to the effectiveness of the registration statement to which this prospectus relates;

      o on a pro forma basis after giving effect to (i) a reverse stock split pursuant to which each share of our common stock then outstanding will be converted into 0.2253 of one share of our common stock immediately prior to the effectiveness of the registration statement to which this prospectus relates, and (ii) the automatic conversion of all outstanding series A convertible preferred stock, series B convertible preferred stock and series C convertible preferred stock into 2,284,431 shares of our common stock, simultaneously with the closing of this offering; and

      o on a pro forma basis as adjusted after giving effect to (i) a reverse stock split pursuant to which each share of our common stock then outstanding will be converted into 0.2253 of one share of our common stock immediately prior to the effectiveness of the registration statement to which this prospectus relates, (ii) the automatic conversion of all outstanding Series A convertible preferred stock, series B convertible preferred stock and series C convertible preferred stock into 2,284,431 shares of our common stock, simultaneously with the closing of this offering (iii) the receipt of the net proceeds from the sale of the 2,500,000 shares of common stock in this offering at an assumed initial public offering price of $6.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses, (iv) the receipt of $1,500,000 in proceeds in accordance with the Lancer Subscription Agreement, (v) the payment of a short-term loan from a related party, and (vi) the conversion of outstanding notes in the aggregate principal amount of $250,000.

                                                                                             June 30, 2002
                                                                             -------------------------------------------
                                                                                                              Pro Forma
                                                                                Actual         Pro Forma     As Adjusted
                                                                                ------         ---------     -----------
                                                                              (Unaudited)
Loan from related party ..................................................   $    110,000         110,000              --
Short-term convertible note payable, net of unamortized discount of
   $10,000 ...............................................................        240,000         240,000              --
Short-term bridge financing ..............................................             --                       1,500,000

Series B Convertible Preferred Stock, par value $.001 per share: 2,333,333 shares authorized, 2,333,333 shares issued and outstanding; pro forma -
   _______shares authorized, none issued and outstanding; pro forma as
   adjusted - none authorized, none issued and outstanding ...............      2,259,000              --              --
Series C Convertible Preferred Stock, par value $.001 per share: 3,140,000 shares authorized, 3,137,550 shares issued and outstanding; pro forma
   -______ shares authorized, none issued and outstanding; pro forma as
   adjusted - none authorized, none issued and outstanding: ..............      3,441,550              --              --

Stockholders' equity (deficit):
Series A Convertible Preferred Stock, par value $.001 per share: 4,000,000 shares authorized, 4,000,000 shares issued and outstanding; pro forma -
   ______ shares authorized, none issued and outstanding; pro forma as adjusted - none authorized, none issued and
   outstanding ...........................................................          4,000              --              --
Common Stock, par value $.001 per share: 30,000,000 shares authorized,
   1,263,643 shares issued and outstanding; pro forma - ___
   shares authorized, 3,548,074 shares issued and outstanding; pro forma as adjusted -30,000,000 shares authorized, 6,093,127 shares
   issued and outstanding(1) .............................................          1,264           3,548           6,093
Additional paid-in capital ...............................................      5,506,236      11,208,502      24,005,957
Accumulated deficit from inception .......................................    (12,168,040)    (12,168,040)    (12,178,040)
                                                                             ------------    ------------    ------------
Total stockholders' equity (deficit) .....................................     (6,656,540)       (955,990)     11,834,010
                                                                             ------------    ------------    ------------
Total capitalization .....................................................   $   (605,990)   $   (605,990)   $ 13,334,010
                                                                             ============    ============    ============

------------

(1) The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2002, and does not include the following:

      o ____ shares of common stock issuable upon exercise of the underwriter's over-allotment option;

      o ____ shares of common stock issuable upon the exercise of the underwriter's warrants;

      o 135,161 shares of common stock issuable upon exercise of warrants issued in June 2002 to a former supplier. See "Description of Securities - Other Warrants."

      o shares of common stock and warrants which may be issuable in connection with the Potential Lancer Share Issuance. See "Important Assumptions in this Prospectus - Certain Convertible Notes Have Not Been Converted;"

      o 1,013,708 shares of common stock reserved for issuance under our equity incentive plan; or

      o ___ shares of common stock issuable upon conversion of shares of our series A preferred stock which are themselves issuable upon exercise of warrants issued to convertible note holders.

                                    DILUTION

      Purchasers of our common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock from the initial public offering price. Net tangible book value per share represents the amount of our tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding.

      As of June 30, 2002, our pro forma net tangible book value was $_____, or approximately $___ per share of common stock after giving effect to our reverse stock split and the conversion of all outstanding shares of our series A convertible preferred stock, series B convertible preferred stock and series C convertible preferred stock into shares of our common stock.

      As of June 30, 2002, our pro forma net tangible book value as adjusted for the sale of the ____ shares of our common stock offered in this offering and application of the net proceeds of $______ (at the assumed initial public offering price of $____ per share and after deducting the underwriting discounts and commissions and estimated offering expenses), would have been approximately $___ per share.

      This represents an immediate increase of $____ per share to existing stockholders and an immediate and substantial dilution of $___ per share to new investors purchasing common stock in this offering.

      The following table illustrates this per share dilution:

                                                                    Per Share of
                                                                    Common Stock
                                                                    ------------
Assumed initial public offering price per share of common stock .       $
  Pro forma net tangible book value as of June 30, 2002 .........       $
  Increase attributable to new investors ........................
Pro forma net tangible book value after this offering ...........
                                                                        ---
Dilution of net tangible book value to investors in this offering       $
                                                                        ===

      The following table summarizes on a pro forma basis, as of June 30, 2002, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing holders of our common stock, including the conversion of the all outstanding series A convertible preferred stock, series B convertible preferred stock and series C convertible preferred stock into shares of our common stock, and investors in this offering, assuming the sale of all ______ shares offered by this prospectus at the price indicated above and before deducting any underwriting discounts and offering expenses payable by us.

                                          Shares                  Total Consideration
                                 -------------------------     ---------------------------       Average Price
                                   Number        Percent          Amount        Percent            Per Share
                                 ---------     -----------     -----------    ------------     -----------------
Existing Stockholders......                             %      $                        %          $
New Investors..............
                                 ---------     -----------     -----------    ------------

Total......................                             %      $                        %
                                 =========     ===========     ===========    ============

      The above discussion and tables exclude:

      o ____ shares of common stock issuable upon exercise of the underwriter's over-allotment option;

      o ____ shares of common stock issuable upon the exercise of the underwriter's warrants;

      o ____ shares of common stock issuable upon exercise of warrants issued in June 2002 to a former supplier (see "Description of Securities -- Other Warrants");

      o shares of common stock and warrants which may be issuable in connection with the Potential Lancer Share Issuance - See "Important Assumptions in this Prospectus - Certain Convertible Notes Have Not Been Converted;" or

      o ____ shares of common stock reserved for issuance under our equity incentive plan.

                         SELECTED FINANCIAL INFORMATION

      The following selected financial information should be read in connection with, and are qualified by reference to, the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2001 and 2000 and the balance sheet data as of December 31, 2001 are derived from our financial statements, which have been audited by Grant Thornton LLP, independent auditors. The statement of operations information for the period from our inception on April 3, 1997 through June 30, 2002 and the six-month periods ended June 30, 2002 and 2001 and the balance sheet data as of June 30, 2002 are derived from our unaudited financial statements. In the opinion of management, all necessary adjustments, consisting only of normal recurring accruals, have been included to present fairly the unaudited interim results when read in conjunction with the audited financial statements and notes thereto appearing in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period. All share and per share data give effect to a reverse stock split pursuant to which each share of our common stock then outstanding will be converted into 0.2253 of one share of our common stock immediately prior to the effectiveness of the registration statement to which this prospectus relates.

Statement of Operations Data

                                                         Year ended                    Six months ended             From
                                                 December 31,    December 31,      June 30,        June 30,     Inception to
                                                     2000            2001            2001            2002       June 30, 2002
                                                 ------------    ------------    ------------    ------------   -------------
                                                                                          (Unaudited)            (Unaudited)
Revenue - other                                  $         --    $    300,000    $         --    $         --    $    300,000

Operating Expenses:
     Research and development                       4,781,708         737,858         457,298         276,215       9,274,244
     General and administrative                       854,315         652,828         424,432         291,148       3,553,806
                                                 ------------    ------------    ------------    ------------    ------------
Loss from operations                               (5,636,023)     (1,090,686)       (881,730)       (567,363)    (12,528,050)

Other income, net                                      53,440           5,497           4,308         813,974       1,023,010
                                                 ------------    ------------    ------------    ------------    ------------
Net income (loss)                                  (5,582,583)     (1,085,189)       (877,422)        246,611     (11,505,040)
Cumulative preferred dividends and accretion         (169,000)       (314,000)       (143,000)       (180,000)       (663,000)
                                                 ------------    ------------    ------------    ------------    ------------
Net Income (loss) attributable to common
stockholders                                       (5,751,583)     (1,399,189)     (1,020,422)         66,611     (12,168,040)
                                                 ============    ============    ============    ============    ============
Net Income (loss) per share:
     Basic                                       $      (4.63)   $      (1.11)   $      (0.81)   $       0.05
                                                 ============    ============    ============    ============
     Diluted                                     $      (4.63)   $      (1.11)   $      (0.81)   $       0.03
                                                 ============    ============    ============    ============

Weighted average shares outstanding:
     Basic                                          1,241,116       1,262,404       1,261,052       1,263,643
                                                 ============    ============    ============    ============
     Diluted                                        1,241,116       1,262,404       1,261,052       2,568,713
                                                 ============    ============    ============    ============

Pro forma per share data (unaudited):
Pro forma net income (loss) per share
    Basic                                        $      (2.01)   $      (0.33)   $      (0.27)   $       0.07
                                                 ============    ============    ============    ============
    Diluted                                      $      (2.01)   $      (0.33)   $      (0.27)   $       0.06
                                                 ============    ============    ============    ============

Pro forma weighted-average shares outstanding:
    Basic                                           2,783,929       3,315,130       3,221,982       3,507,284
                                                 ============    ============    ============    ============
    Diluted                                         2,783,929       3,315,130       3,221,982       3,911,281
                                                 ============    ============    ============    ============

Balance Sheet Data

                                                                 June 30, 2002
                                                  ---------------------------------------------
                                  December 31,                                     Pro Forma
                                      2001           Actual        Pro Forma      As Adjusted
                                  ------------    ------------    ------------    ------------
                                                  (Unaudited)          (1)             (2)
Cash and cash equivalents         $    277,526    $     59,526    $     59,526    $ 13,999,526
Working capital (deficiency)        (1,756,838)     (1,042,485)     (1,042,485)     11,747,515
Total assets                           394,624         147,638         147,638      14,087,638
Short-term debt                        105,000         350,000         350,000       1,500,000
Redeemable preferred stock           5,520,550       5,700,550              --              --
Stockholders'  equity (deficit)   $ (7,163,151)   $ (6,656,540)   $   (955,990)   $ 11,834,010

(1) Gives effect to the conversion of all mandatorily convertible preferred stock (including accrued preferred dividends) into common stock upon completion of this initial public offering.

(2) Gives effect to (i) the receipt of $1,500,000 in proceeds in accordance with the Lancer Subscription Agreement and proceeds from this initial public offering of 2,500,000 shares of our common stock, assuming an initial public offering price of $6.00 per share, less underwriting discounts and commissions and other expenses of this offering; (ii) the payment of a short-term loan to a related party; and (iii) the conversion of outstanding notes in the aggregate principal amount of $250,000.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus.

Overview

      Since our inception in April 1997, we have been engaged in the development of proprietary hemodiafiltration products and technologies for treating patients with End Stage Renal Disease, or ESRD. Our products include the OLpur(TM) MD190, a proprietary dialyzer, OLpur(TM) H(2)H(TM), an add-on module designed for use with existing hemodialysis machines and controlled by advanced proprietary software with a simplified user interface, and the OLpur(TM) NS2000 system, a stand-alone HDF machine and associated proprietary filter technology. We have developed prototypes for all of these products.

      To date, we have devoted substantially all of our efforts to research, clinical development and establishing strategic alliances for the development, production and sale of our products in Europe and the United States upon their approval by appropriate regulatory authorities. We have not derived any revenues from product sales and expect to generate product revenues no earlier than 2003. Because we intend to initially introduce our products in Europe, we will be subject to price fluctuations of the Euro and possibly other foreign currencies.

      We have incurred losses since our inception. At June 30, 2002, we had a deficit accumulated during the development stage of $12.2 million. We expect to incur additional losses in the foreseeable future at least until such time, if ever, that we successfully complete the development of our products, obtain the required regulatory clearances and successfully manufacture and market our products.

Results of Operations

Six Months Ended June 30, 2002 Compared to the Six Months Ended June 30, 2001

      Revenues. There were no revenues for the six months ended June 30, 2002 and for the six months ended June 30, 2001.

      Research and Development. Research and development expenses are comprised of personnel and scientific and engineering consultants and related costs, machine and product parts and software, product testing, patent expenses and clinical studies.

      Research and development expenses were $276,215 for the six months ended June 30, 2002 compared to $457,298 for the six months ended June 30, 2001, a decrease of $181,083. The decrease was primarily due to capital constraints in the first half of 2002.

      General and Administrative. Our general and administrative expenses consist primarily of personnel and related costs for general corporate functions, including finance, accounting, legal, human resources, facilities and information systems expense.

      General and administrative expenses were $291,148 for the six months ended June 30, 2002 compared to $424,432 for the six months ended June 30, 2001, a decrease of $133,284. The decrease was primarily due to lower staffing levels and bonuses and a reduction in non-cash compensation.

      Other Income (Expense), Net. Other income (expense), net consists of interest income earned on cash deposits and short-term investments, reduced by interest expense on notes payable and gains and losses in sales of property and assets. In the first six months of 2002, other income also included a gain that resulted from a settlement with a supplier.

      Other income (expense), net was income of $813,974 for the six months ended June 30, 2002 compared to income of $4,308 for the six months ended June 30, 2001, an increase of $809,666. The increase was primarily due to a gain that resulted from the forgiveness of indebtedness by a supplier in the six months ended 2002.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

      Revenues. Revenues were $300,000 for the year ended December 31, 2001 compared to zero for the year ended December 31, 2000. The increase was due to a consulting agreement, outside of the planned principal operations, that was begun and completed in 2001.

      Research and Development. Research and development expenses were $737,858 for the year ended December 31, 2001 compared to approximately $4.8 million for the year ended December 31, 2000, a decrease of approximately $4.1 million. The decrease was primarily due to lower levels of research in development in 2001 owing to capital constraints.

      General and Administrative Expenses. General and administrative expenses were approximately $0.7 million for the year ended December 31, 2001 compared to approximately $0.9 million for the year ended December 31, 2000, a decrease of approximately $0.2 million. The decrease was primarily due to lower staffing levels.

      Other Income (Expense), Net. Other income (expense), net was income of $5,497 for the year ended December 31, 2001 compared to income of $53,440 in the year ended December 31, 2000, a decrease of $47,943. The decrease was primarily due to lower interest income in 2001 owing to lower average cash deposits and short-term investments on hand and lower interest rates and to gain on the disposal of an asset in 2000.

Liquidity and Capital Resources

      We have incurred losses since our inception. At June 30, 2002, we had a deficit accumulated during the development stage of $12.2 million. We expect to incur additional losses in the foreseeable future at least until such time, if ever, that we successfully complete the development of our products, obtain the required regulatory clearances and successfully manufacture and market our products. Our independent auditors have included an explanatory paragraph in the financial statements attached to this prospectus which expresses doubt as to our ability to continue as a going concern.

      We have financed our operations to date primarily through private sales of our equity securities. Through June 30, 2002, we had received net offering proceeds from private sales of equity securities of approximately $10.4 million. Since our inception in 1997 through June 30, 2002, we made $390,000 of net capital expenditures and used $10.0 million in cash to support our operations. At June 30, 2002, we had cash, cash equivalents and short-term investments of $59,526 and a working capital deficit of $1.0 million. In addition, subsequent to June 30, 2002, we issued a convertible note in the principal amount of $1,500,000 and may be obligated to issue to the holder of these notes additional convertible notes in the aggregate principal amount of $1,500,000, subject to our receipt of appropriate funds. All of these convertible notes may be converted into an aggregate of 1,200,000 shares of our common stock in certain circumstances. For a description of our sales of debt and equity securities, see "Certain Transactions."

      We expect to use the proceeds of this offering (1) to repay a short-term loan to a related party; (2) for the marketing and sales of our products through active solicitation of customers by exhibiting at trade shows, advertising in trade magazines and setting up a sales group to solicit prospective customers;
(3) to complete our clinical studies, obtain appropriate regulatory approvals and expand our research and development with respect to our products; (4) for working capital purposes, including for additional salaries and wages as our organization grows and we establish offices in Europe, and for additional professional fees and expenses and other operating costs and payment of dividends on shares of our series B convertible preferred stock and series C convertible preferred stock, accruing from November 1, 2002 to the date of the closing of this offering. In the event the underwriter's over-allotment option is exercised, we will realize additional net proceeds, which we intend to use for working capital and general corporate purposes. See "Use of Proceeds." We anticipate, based on our currently proposed plans and assumptions, that the net proceeds of this offering will be sufficient to satisfy our contemplated funding requirements through 2003.

      Our funding needs will depend on many factors, including the timing and costs associated with obtaining European or United States regulatory approval, continued progress in research and development, clinical studies, manufacturing scale-up, the cost involved in filing and enforcing patent claims and the status of competitive products. In the event that our plans change, our assumptions change or prove inaccurate, or if the proceeds of this offering, together with other funding resources, otherwise prove to be insufficient to fund operations, we could be required to seek additional financing sooner than currently anticipated. We have no current arrangements with respect to sources of additional financing. There can be no assurance that European

Union or FDA clearance or approval will be obtained in a timely manner or at all or that additional financing will be available to us when needed, on commercially reasonable terms, or at all.

      We have not generated taxable income to date. At December 31, 2001, the net operating losses available to offset future taxable income were approximately $11.8 million. The carryforwards expire at various dates beginning in 2017 through 2021. As a result of change in control, the carryforwards may be subject to an annual limitation, so that a portion of these carryforwards may expire before ultimately becoming available to reduce federal income tax liabilities.

Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations be accounted for by the purchase method and that intangible assets acquired in a business combination be recognized as assets apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. SFAS No. 141 became effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001 or later. The provisions of SFAS No. 142 are effective for fiscal years beginning after December 15, 2001. The adoption of these statements is not expected to have a material effect on our financial position or results of operations.

      In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 requires that the fair value of an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value of the obligation can be made. The adoption of the provisions of SFAS No. 143 is not expected to have a material effect on our financial position or results of operations.

      In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets (excluding goodwill) or assets to be disposed of. The adoption of SFAS No. 144 is not expected to have a material effect on our financial position or results of operations.

      In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS 146 will be applied to exit or disposal activities after December 31, 2002 and is not expected to have a material effect on the Company's financial position or results of operations.

                                    BUSINESS

Overview

      We are a Delaware corporation founded in 1997 by health professionals, scientists and engineers affiliated with Columbia University to develop advanced End Stage Renal Disease, or ESRD, technology and products that would address both patient treatment needs and the clinical and financial needs of the treatment provider. We have developed three products to deliver an improved hemodiafiltration process for ESRD patients. These are the OLpur(TM) MD190, a proprietary dialyzer, OLpur(TM) H(2)H(TM), an add-on module designed for use with existing hemodialysis machines and controlled by advanced proprietary software with a simplified user interface, and the OLpur(TM) NS2000 system, a stand-alone HDF machine and associated proprietary filter technology. We believe these products are significantly more effective than any products currently available for ESRD therapy. In our laboratory bench studies, our proprietary hemodiafiltration products have been shown to remove a range of larger toxins, known collectively as "middle molecules" due to their molecular weight, more effectively than existing hemodialysis or hemodiafiltration methods. These middle molecules are thought to contribute to such conditions as malnutrition, impaired cardiac function, carpal tunnel syndrome, and degenerative bone disease in the ESRD patient. See "Business -- Limitations of Extracorporeal Renal Replacement Therapies."

      One theory in the medical community, which we support and was documented in an article by Dr. R. Ward in the Journal of American Society of Nephrology in April 2000, is that some of the morbidity associated with chronic hemodialysis is thought to result from the retention of middle molecules that are not effectively removed by diffusion in conventional hemodialysis. According to an article by H. Tang in the Hong Kong Journal of Nephrology, published in 2001, the HDF process offers some improvement over high-flux hemodialysis therapies by removing more middle molecules at a faster rate. Further, convective therapies such as HDF have been shown to improve treatment delivery and treatment tolerance when compared to conventional hemodialysis, according to an abstract by Bosch et. al in the journal Curr Opin Nephrol Hypertens in 1998.

      We believe that our proprietary products will reduce hospitalization, medication and care costs as well as improve patient health (including reduced drug requirements and improved blood pressure profile), and, therefore, quality of life, by removing a broad range of toxins through a more patient-friendly, better-tolerated process. We believe that the OLpur(TM) MD190 and the OLpur(TM) H(2)H(TM) will provide these benefits to ESRD patients without significant capital expenditures for the ESRD treatment provider. We also believe that the OLpur(TM) NS2000 system will increase profitability for the ESRD treatment provider by providing a more effective treatment in less time. See "Business -- Our Products."

Industry Background

      ESRD is characterized by irreversible loss of kidney function. A healthy kidney removes excess water and various waste products from the blood stream, a process critical to maintaining life. When kidney function drops below certain parameters, treatment is required for patient survival.There are currently only two methods for treating ESRD; renal replacement therapy and kidney transplantation. According to Frost & Sullivan's 2000 European Renal Replacement Equipment and Supplies Market Report, the shortage of suitable kidneys for transplants will mean that patients will need some form of renal replacement therapy, and the supplies it requires. The renal replacement treatment options are described below under "Current ESRD Therapy Options."

      According to U.S. Congressman Pete Stark's introduction of the proposed End Stage Renal Disease Quality Improvement Act of 2002 (H.R. 5141) in the House of Representatives on July 16, 2002, there were approximately 340,000 ESRD patients in the United States. According to the Lysaght Article, as of mid-year 2001, the number of dialysis patients worldwide was estimated to be over 1.1 million and the size of this population has been expanding at rate of approximately 7% per year. According to the United States Renal Data System's 2001 Annual Data Report, as of December 31, 1999, within the United States, approximately 71% of the ESRD population received dialysis treatment, approximately 87% of whom received hemodialysis treatment administered by care providers on an outpatient basis at dialysis centers. Based on the Merrill Report, and by our calculations, we estimate that of the dialysis patients worldwide, approximately 27% are in the United States, approximately 23% are in Europe and approximately 50% are in regions outside of the United States and Europe.

      According to the Lysaght Article, assuming current trends in ESRD prevalence continue, the number of dialysis patients worldwide will exceed over two million by 2010 and the total aggregate expenditure on ESRD patient care is expected to exceed $1 trillion over the next decade. According to the 1997 Frost & Sullivan Report, growth drivers of the ESRD population are the aging population and the increase in incidence of diabetes. According to the same report, in 2025, the number of people worldwide who are more than 65 years old will have almost doubled from the 1950 figure reaching 800 million. According to the U.S. Census Bureau and the Centers for Medicare and Medicaid Services (formerly known as the Health Care Financing Administration), respectively, on January 1, 2000, 21% of the U.S. population was 55 years old or older, but, as of December 31, 1999, this group comprised a disproportionate 55% of U.S. Medicare ESRD cases.

      According to the 1997 Frost & Sullivan Report, dialysis machines are generally replaced on average every seven years. According to this report, the dialysis machine market was projected to grow from 1996 to 2003 at a compounded annual rate of approximately 10.1% in the United States and 10.6% worldwide. Based on these growth rates, by 2010, we expect that the dialysis machine market will exceed $600 million in the United States and $2.5 billion worldwide, with dialysis machine sales worldwide exceeding 120,000 units annually.

      The dialysis filter (also referred to as a dialyzer or an "artificial kidney") is the primary disposable component of ESRD therapy. According to the 1997 Frost & Sullivan Report, the world hemodialysis dialyzer market was projected to be $3.53 billion and to be growing at a rate of approximately 10.8% per year in 2002. According to this report, the world hemodialysis dialyzer market was projected to grow from 1996 to 2003 at a compounded annual rate of approximately 10.5%. Based on this growth rate, we expect that the world hemodialysis dialyzer market could more than double in the next decade, reaching approximately $8 billion by 2010. In 2002, approximately 33.4 million hemodialysis dialyzers were projected to be shipped into European markets and the number of hemodialysis patients in Europe was projected to reach 223,000, according to Frost & Sullivan's 2000 European Renal Replacement Equipment and Supplies Market Report.

      According to the Merrill Report, the worldwide hemofiltration/HDF market segment was estimated to be growing at a rate of 23% per year, or approximately three times the annual rate of the overall hemodialysis market. We initially intend to compete in the HDF dialyzer market with our OLpur(TM) MD190 in western Europe. If we can obtain FDA approval of the OLpur(TM) MD190 and the OLpur(TM) H(2)H(TM), we will compete in the U.S. hemodialysis dialyzer market by combining our OLpur(TM) MD190 with an OLpur(TM) H(2)H(TM) to enable the HDF process on hemodialysis machines.

      There is an important distinction between the United States and European/Asian dialyzer markets. In the United States, a majority of dialysis clinics re-use dialyzers. According to an article by P. Schoenfeld published in Seminars in Nephrology in July 1997, dialyzers were reused 12-14 times on average over the years from 1990 through 1995. A given dialyzer is, however, always provided to the same patient; there is no crossover of dialyzers among patients.

      However, according to the 1997 Frost & Sullivan Report, reuse has not caught on in Europe or Japan. According to the same report, in Japan, dialyzer reuse is illegal and many countries in Europe also forbid the reuse of dialyzers, although this is beginning to change in some regions. As a result, Europe and Asia provide substantially larger disposables markets. Assuming patients receive three treatments per week, we estimate that up to 156 dialyzers per patient per year are used in the European and Asian markets where dialyzers are generally not reused.

Current ESRD Therapy Options

      Current renal replacement therapy technologies include (1) two types of dialysis, peritoneal dialysis and hemodialysis, (2) hemofiltration and (3) hemodiafiltration, a combination of hemodialysis and hemofiltration. While there are variations in each approach, in general, the three major categories of renal replacement therapy in the marketplace today are defined as follows:

      o Peritoneal Dialysis, or PD, uses the patient's peritoneum, the membrane lining covering the internal abdominal organs, as a filter by introducing injectable-grade dialysate solution into the peritoneal cavity through a surgically implanted catheter. After some period of time, the fluid is drained and replaced. PD is limited in use because (1) it requires the patient to have some residual kidney function, and (2) the peritoneal cavity is subject to scarring with repeated episodes of inflammation of the peritoneal membrane, reducing the effectiveness of this treatment approach. As a PD patient's kidney function continues to deteriorate, the patient must switch to an extracorporeal renal replacement therapy such as hemodialysis or hemodiafiltration.

      o Hemodialysis uses an artificial kidney machine to remove certain toxins and fluid from the patient's blood while controlling external blood flow and monitoring patient vital signs. Hemodialysis patients are connected to a dialysis machine via a vascular access device. The hemodialysis process occurs in a dialyzer cartridge with a semi-permeable membrane which divides the dialyzer into two chambers:while the blood is circulated through one chamber, a premixed solution known as dialysate circulates through the other chamber. Toxins and excess fluid from the blood cross the membrane into the dialysate solution through a process known as "diffusion."

      o Hemodiafiltration, or HDF, in its basic form combines the principles of hemodialysis with hemofiltration. Hemofiltration is a cleansing process without dialysate solution where blood is passed through a semi-permeable membrane which filters out solute particles. HDF uses dialysate solution with a negative pressure (similar to a vacuum effect) applied to the dialysate solution to draw additional toxins from the blood and across the membrane. This process is known as "convection." HDF thus combines diffusion with convection, offering efficient removal of small solutes by diffusion, with improved removal of larger substances (i.e. middle molecules) by convection.

Limitations of Current Extracorporeal Renal Replacement Therapies:

      Hemodialysis, the traditional extracorporeal renal replacement therapy and the extracorporeal therapy used in the United States, addresses the water and waste issues sufficiently to sustain life, but fails, in our opinion, to address satisfactorily the long-term health or overall quality of life of the ESRD patient.

      In particular, current hemodialysis practices effectively address the removal of smaller toxic molecules such as urea, but do not effectively address the removal of middle molecules, the accumulation of which may lead to such conditions as carpal tunnel syndrome, malnutrition and resulting cardiovascular death. For example, the most well-known middle molecule, a protein known as Beta(2)Microglobulin, is produced by the body on a continuous basis and removed by a healthy kidney; however, according to an article by Dr. R. Ward published in the Journal of American Society of Nephrology in April 2000, solutes of this size are not removed by conventional hemodialysis, and their removal by diffusion through high-flux hemodialysis membranes is also limited. According to a report on Amyloidosis and Kidney Disease published by the National Institutes of Health in 2001, the accumulation of this protein in the body of the ESRD patient leads to the formation of abnormal protein deposits (dialysis related amyloidosis) and complications such as carpal tunnel syndrome, joint pain and stiffness. In an article published in Blood Purification in 1999, L.W. Henderson noted the inferential link between appetite-suppressing middle molecular weight substances and the common observation of malnutrition in ESRD patients, and according to a study by Fung et al published in American Journal of Kidney Diseases in August 2002, protein-energy malnutrition has been associated with a greater risk of cardiovascular death.

      The HDF process, which is currently available in the European and Asian marketplace, offers some improvement over dialysis therapies because of better ESRD patient tolerance and superior blood purification of both small and middle molecules. This superior blood purification may result in better over-all patient health. A study by Locatelli et al, published in Kidney International in 1999, showed that when ESRD patients are treated with hemofiltration or HDF, the need for carpal tunnel syndrome surgery, an indication of patient morbidity, is significantly reduced. According to another study by Kim et al, published in Contributions to Nephrology in 1994, the aggressive removal of larger proteins in the HDF process has shown to relieve some of the local and systemic inflammatory processes. Furthermore, according to an article by Bonforte, et al, published in the Journal of the International Society of Blood Purification in 2002, it has also been shown that as patients are placed on HDF machines, the level of hemoglobin in their blood typically increases and the need for costly hemoglobin medications is reduced.

Current Dialyzer Technology used with HDF Systems:

      In our view, treatment efficacy of current HDF systems, as well as the pace of the actual treatment, are limited by the current dialyzer technology.

      As a result of the negative pressure applied in HDF, fluid is drawn from the blood and across the dialyzer membrane along with the toxins removed from the blood. A portion of this fluid must be replaced with a man-made injectable-grade fluid, known as "substitution fluid," in order to maintain the blood's proper fluid volume. With the current dialyzer technology, fluid is replaced in one of two ways: pre-dilution or post-dilution.

      o With pre-dilution, substitution fluid is added to the blood before the blood enters the dialyzer cartridge. In this process, the blood can be over-diluted, and therefore more fluid can be drawn across the membrane.This enhances removal of toxins by convection. However, because the blood is diluted before entering the device, it actually reduces the rate of removal by diffusion; the overall rate of removal, therefore, is reduced for small molecular weight toxins (such as urea) that rely primarily on diffusive transport.

      o With post-dilution, substitution fluid is added to blood after the blood has exited the dialyzer cartridge. This is the currently preferred method because the concentration gradient is maintained at a higher level, thus not impairing the rate of removal of small toxins by diffusion. The disadvantage of this method, however, is that there is a limit in the amount of plasma water that can be filtered from the blood before the blood becomes too viscous, or thick. This limit is approximately 25% to 30% of the blood flow rate. This limit restricts the amount of convection, and therefore limits the removal of middle and larger molecules.

The Nephros Mid-Dilution Diafiltration Solution

      Our OLpur(TM) MD190 utilizes a proprietary design and a process we developed called Mid-Dilution Diafiltration, or MDF, which is a fluid management system that optimizes the removal of both small toxins and middle-molecules by offering the advantages of pre-dilution HDF and post-dilution HDF which may be carried out in a single dialyzer cartridge. We believe that the MDF process will provide superior treatment efficacy in HDF treatments, with a resulting improvement in patient health.

Our Products

      Our products, which are currently in the development stage or subject to our receipt of regulatory approval, include:

      OLpur(TM) MD190

      OLpur(TM) MD190 is our proprietary dialyzer cartridge that incorporates the patented MDF process and is designed for use with the existing HDF platforms currently prevalent in Europe and Asia. We believe the OLpur(TM) MD190 incorporates a unique blood-flow characteristic that enhances toxin removal with almost no cost increase over existing devices currently used for HDF therapy. In our laboratory bench studies, OLpur(TM) MD190 offered small molecule removal comparable to existing HDF standards and an improvement of over 80% in removing middle molecules. The OLpur(TM) MD190 will enter human clinical trials in Europe in November 2002. We will then work with TUV Rheinland of North America, Inc., a worldwide testing and certification agency that performs conformity assessments to European Union requirements for medical devices, to obtain the Conformite Europeenne, or CE, mark, a mark which demonstrates compliance with relevant European Union requirements. We anticipate initiating European sales of OLpur(TM) MD190 in the first quarter of 2003. We plan to seek U.S. regulatory approval later in the same year and to begin marketing in the United States as soon as we obtain such approval, which we estimate will be by the end of 2003.

      OLpur(TM) H(2)H(TM)

      OLpur(TM) H(2)H(TM) is our add-on module that is designed to convert hemodialysis machines into HDF-capable machines that can then be used with the OLpur(TM) MD190. We estimate there are over 60,000 hemodialysis machines in the United States alone that can be converted to HDF with our OLpur(TM) H(2)H(TM) technology. We have completed our OLpur(TM) H(2)H(TM) design and laboratory bench testing; we plan to submit to the FDA for 510(k) approval of OLpur(TM) H(2)H(TM), as well as acquire the CE mark, and have targeted an introduction of the OLpur(TM) H(2)H(TM) in the United States and Europe by the end of 2003.

      OLpur(TM) NS2000

      OLpur(TM) NS2000 is our standalone HDF machine and associated proprietary filter technology. In our laboratory bench studies and animal studies, OLpur(TM) NS2000 achieved industry standard urea removal 25% faster than current hemodialysis technologies, while at the same time demonstrating over twice the rate of clearance of HDF and over three times the rate of clearance of hemodialysis in removing middle molecules. OLpur(TM) NS2000 is in the development stage. Prototype machines have been manufactured and we have begun preliminary testing. Once testing is completed, we plan to seek regulatory approval in the United States. We have also designed and developed proprietary cartridges for use with OLpur(TM) NS2000, which have been subjected to pre-manufacturing testing. OLpur(TM) NS2000 is currently targeted for market introduction in the United States in 2006.

Our Strategy

      We believe that the quality of life of the ESRD patients undergoing renal replacement therapies, particularly hemodialysis, has generated demand for improved treatments. We also believe that our proprietary products and patented technology offer the ability to remove toxins more effectively than current dialysis therapy. Our objective is to capitalize on the demand for improved therapy and to generate market acceptance and market share for our products through a three stage approach:

Showcase product efficacy in Western Europe:

      Subject to our receipt of regulatory approval, we plan to initiate western European sales for the OLpur(TM) MD190 during the first quarter of 2003. We believe that there is an immediate opportunity for sales of the OLpur(TM) MD190 in western Europe because there is an established HDF machine base using disposable (rather than re-usable) dialyzers. According to the Merrill Report, the worldwide hemofiltration/HDF market segment was estimated to be growing at a rate of 23% per year, or approximately three times the annual rate of the overall dialysis market. Assuming a three-times-per-week treatment schedule using disposable dialyzers, one ESRD patient in Europe will use approximately 156 dialyzers a year. Consequently, we believe that there is a substantial sales opportunity that will increase over time.

      We believe that our products and technology will develop strong support among leading physicians and others in the dialysis community, and that this support will prove invaluable to our product market penetration. We intend to market directly to major dialysis centers of the European market, including to approximately 50 prominent practitioners in ESRD therapy. We believe that an endorsement of our products by these specialists will encourage others to follow.

Convert existing hemodialysis machines to hemodiafiltration in Europe and the
U.S.:

      Concurrent with our western European introduction of OLpur(TM) MD190, we will seek to complete comprehensive clinical trials to validate OLpur(TM) H(2)H(TM), to complete our regulatory approval processes in western Europe for OLpur(TM) H(2)H(TM) and to complete our regulatory approval processes in the United States for both OLpur(TM) MD190 and OLpur(TM) H(2)H(TM). Our goal is to initiate U.S. and European sales for the OLpur(TM) H(2)H(TM) and the OLpur(TM) MD190 in 2003. We seek to achieve market penetration by offering the OLpur(TM) H(2)H(TM) for use by the dialysis clinic at a very low price in concert with long-term dialyzer and other disposable products supply agreements, thus permitting the dialysis clinic to use the OLpur(TM) H(2)H(TM) without a large initial outlay of capital. We believe that this will allow the dialysis clinic to upgrade its performance profile at a very low cost increase on a per treatment basis, without replacing their existing machines. We believe that through the OLpur(TM) H(2)H(TM) we can introduce hemodiafiltration technology to the U.S. dialysis market.

Upgrade dialysis clinics to OLpur(TM) NS2000:

      We believe the introduction of the OLpur(TM) NS2000, targeted for 2006, represents a further upgrade in performance for the dialysis clinic, which will offer a substantial reduction in treatment time with markedly improved efficacy. We believe the dialysis clinic will entertain OLpur(TM) NS2000 as an alternative to its current technology at the dialysis clinic's machine replacement point. According to the 1997 Frost & Sullivan Report, dialysis machines are generally replaced on average every seven years.

Manufacturing and Suppliers

      We do not intend to manufacture any of our products or components. As of the date of this prospectus, we are negotiating an agreement with Medica s.r.l., a developer and manufacturer of medical products with corporate headquarters located in Italy, to assemble and produce our OLpur(TM) MD190 and are negotiating with Membrana Gmbh, a manufacturer of medical and technical membranes for applications like dialysis with corporate headquarters located in Germany, to continue to produce the fiber for the OLpur(TM) MD190. We are in the process of negotiating with additional independent manufacturers to ensure multiple sourcing for our products and supplies. See "Risk Factors -- We may not be able to have our products mass-produced in a cost-effective manner; We may not be able to ensure the timely delivery of our products; We may not be able to maintain sufficient quality controls...; and The loss or interruption of services of any of our manufacturers could slow or stop production of our products."

Sales and Marketing

      We are establishing our own sales and marketing organization to sell products in western Europe and the United States. We have marketing expertise in both these areas; prior to joining us, members of our staff were employed by the some of the largest dialysis providers and product manufacturers in the world. In addition, we have retained a marketing expert based in Paris on a contract basis to support the development of our European marketing arm. We intend to market our products primarily to healthcare providers such as hospitals, dialysis clinics, managed care organizations, and nephrology physician groups. We intend to ship our products to these potential customers with the assistance of the manufacturers of our products. See "Risk Factors -- If we cannot develop adequate distribution...; and Once our products are commercialized...."

      A potential increase in managed care in the United States presents both a challenge and an opportunity for us. While an increase in managed care may lead to a reduction in product pricing, we believe that managed care entities would seek improved therapy for their patient constituents so as to reduce overall the per-patient care cost. We believe that this would provide us with a substantial advantage competitively, because we believe that our products offer the most effective avenue for improved ESRD therapy available to these managed care organizations for the foreseeable future.

      We are in discussion with major medical device manufacturers/providers in Japan and Central and South America regarding license opportunities for our technology.

Research and Development

      Our research and development efforts continue on several fronts directly related to our current product line. In particular, we are examining ways to enhance further the removal of toxins from the blood by modifying certain blood characteristics. We have applied, and will continue to apply, if and when available, for U.S. Government grants in relation to this research, and will apply for further grants as appropriate.We are also working on additional machine devices, next-generation user interface enhancements and other product enhancements. Our research and development expenditures were $737,858 for the fiscal year ended December 31, 2001 and $4,781,708 million for the fiscal year ended December 31, 2000.

Clinical Testing

      We intend to conduct clinical studies in Europe in 2002, under the supervision of Bernard Canaud, M.D., a prominent and widely published nephrologist associated with the Hospal Lapeyronie in Montepellier, France. Throughout 2003, we also intend to engage in additional clinical studies across western Europe to demonstrate additional safety and benefits of our products.

Competition

      We expect to compete in the dialyzer and renal replacement therapy market with other suppliers of ESRD therapies, supplies and services. There are currently three primary machine manufacturers in hemodialysis: Fresenius Medical Care AG, The Gambro Company and Baxter International Inc. At present, Fresenius and Gambro also manufacture hemodiafiltration machines. These companies and a number of our other competitors have substantially greater financial, scientific and technical resources, research and development resources, marketing and manufacturing resources and sales experience than we have and greater experience in developing products, providing services and obtaining regulatory approvals.

      Some of our competitors, including Fresenius and Gambro, manufacture their own products and own dialysis clinics in the United States, Europe and other regions of the world. Because these competitors tend to use their own products, we may not be able to successfully market our products to the dialysis clinics under their ownership. According to the Merrill Report, approximately 95% of the products then used by dialysis clinics owned by Fresenius were products of Fresenius and approximately 40% of the products then used by dialysis clinics owned by Gambro were products of Gambro. Based on the same report, and by our calculations, we estimate that (1) Fresenius treated in its own dialysis clinics approximately 24.8% of the dialysis patients in the United States, 4.6% of the dialysis patients in Europe and 8.7% of the dialysis patients worldwide; and (2) Gambro treated in its own dialysis clinics approximately 13.5% of the dialysis patients in the United States, 2.3% of the dialysis patients in Europe and 4.5% of the dialysis patients worldwide. See "Risk Factors -- We face significant competition from existing suppliers..."

      Other competitive considerations include pharmacological and technological advances in preventing the progression of ESRD in high-risk patients such as those with diabetes and hypertension, technological developments by others in the area of dialysis, the development of new medications designed to reduce the incidence of kidney transplant rejection and progress in using kidneys harvested from genetically-engineered animals as a source of transplants. See "Risk Factors -- Pharmacological or technological advances in preventative and alternative treatments for ESRD..."

Intellectual Property

Patents

      We attempt to protect our proprietary rights in our technology and products through patents and patent applications. In addition to the United States, we are also applying for patents in other markets, such as Europe, Canada and Asia, to the extent we deem appropriate. We have built a portfolio of patents and applications covering our products, including their hardware design and methods of use.

      We believe that our patent strategy will provide a competitive advantage in our target markets, but our patents may not be broad enough to cover our competitors' products and may be subject to invalidation claims. See "Risk Factors - Protecting our intellectual property in our technology through patents may be costly and ineffective..." In addition, technological developments in ESRD therapy could reduce the value of our intellectual property. Any such reduction could be rapid and unanticipated.

      As of the date of this prospectus, we have four issued U.S. patents, five pending U.S. patent applications (one of which has been allowed) and seven pending International patent applications designating all the Patent Cooperation Treaty member countries, including the United States, covering proposed products and methods of using such products. We have one additional invention under review by our patent counsel and expect a patent application for this invention to be filed shortly. The titles and normal expiration dates (assuming all the U.S. Patent and Trademark Office fees are paid) of our four issued U.S. patents are set forth in the chart below.

         Title                                              Expiration Date
         -----                                              ---------------
         Method for Efficient Hemodiafiltration             July 30, 2019
         Two Stage Diafiltration Method and Apparatus       July 30, 2019
         Non-Isosmotic Diafiltration System                 October 29, 2019
         Dual Stage Hemodiafiltration Cartridge             December 30, 2019

      For each of our U.S. patents identified above and for at least three of our pending U.S. patent applications, we have also filed or plan to file, counterpart patent applications in Japan, Canada and in certain member states of the European Patent Convention.

      Our remaining patent applications are pending and relate to a range of dialysis technologies, including cartridge configurations, cartridge assembly, substitution fluid systems, and proprietary methods to enhance toxin removal.

Trademarks

      As of the date of this prospectus, we do not have any registered trademarks. Centrapur,TM OLpur,TM and H(2)H(TM) are among our non-registered trademarks, for which trademark registration applications are pending.

License Agreement

      On November 1, 1999, we entered into a license agreement with the Trustees of Columbia University in the City of New York, pursuant to which Columbia granted us an exclusive right to develop, manufacture, use, sell or lease products or services covered by certain patent applications or the patents that may be granted on such applications, collectively referred to in this paragraph as the "licensed patents." As consideration for this license, we made an initial payment of $2,500 in cash and issued 2,140 shares of our common stock and are required to pay to Columbia royalties of 0.33% on net sales or transfers of all products or services covered by the licensed patents and 0.33% of all lump-sum payments we receive in connection with the sale or transfer of rights in the licensed patents, or in the products or services covered by the licensed patents. In addition, we are required to make the following payments to Columbia if we meet the following milestones: (1) $2,500 in cash upon the filing of the first Nephros-sponsored pre-market application or a foreign equivalent for the products or services covered by the licensed patents, with the FDA, or its foreign equivalent; (2) $50,000 upon the cumulative net sales or transfers of $25,000,000 of products or services covered by the licensed patents; and (3) $125,000 upon the cumulative net sales or transfers of $200,000,000 of products or services covered by the licensed patents. As of June 30, 2002, we had not met any of these milestones. We do not anticipate making any further payments under this license agreement as we have discontinued the development of any products covered by the licensed patents.

Governmental Regulation

      The research and development, manufacturing, promotion, marketing and distribution of our products in the United States, Europe and other regions of the world are subject to regulation by numerous governmental authorities, including the U.S. Food and Drug Administration, or the FDA, the European Union and corresponding foreign agencies.

Food and Drug Administration

      The FDA regulates the manufacture and distribution of medical devices in the United States pursuant to the Food, Drug and Cosmetic Act of 1938, or the FDC Act. All of our products are regulated in the United States as medical devices by the FDA under the FDA Act. Noncompliance with applicable requirements can result in, among other things, (1) fines, (2) injunctions, (3) civil penalties, (4) recall or seizure of products, (5) total or partial suspension of production, (6) withdrawal of existing approvals or premarket clearances of our products, (7) refusal to approve or clear new applications or notices relating to our products, (8) recommendations by the FDA that we not be allowed to enter into government contracts and (9) criminal prosecution. The FDA also has authority to require repair, replacement or refund of the cost of any device illegally manufactured or distributed by us.

      Under the FDC Act, medical devices are classified in one of three classes, Class I, II or III, on the basis of the controls deemed necessary by the FDA to reasonably ensure their safety and effectiveness.

      o Class I devices are medical devices for which general controls are deemed sufficient to ensure their safety and effectiveness. General controls include provisions related to (1) labeling, (2) producer registration, (3) defect notification, (4) records and reports and
            (5) quality service requirements, or QSR.

      o Class II devices are medical devices for which the general controls for the Class I devices are deemed not sufficient to ensure their safety and effectiveness and require special controls in addition to the general controls. Special controls include provisions related to
            (1) performance and design standards, (2) post-market surveillance,
            (3) patient registries and (4) the use of FDA guidelines.

      o Class III devices are medical devices generally limited to life-sustaining, life-supporting or implantable devices or new devices which have been found not to be substantially equivalent to legally marketed devices, that the FDA deems to require the most restrictive controls to ensure their safety and effectiveness.

      Before a new medical device can be introduced to the market, FDA clearance of a premarket notification under Section 510(k) of the FDC Act or FDA clearance of a premarket approval application under Section 515 of the FDC Act must be obtained. A Section 510(k) clearance will be granted if the submitted information establishes that the proposed device is "substantially equivalent" to a legally marketed Class I or Class II medical device or to a Class III medical device for which the FDA has not called for premarket approval under
Section 515. The Section 510(k) premarket clearance process is generally faster and simpler than the Section 515 premarket approval process. We understand that it generally takes three to 12 months from the date a Section 510(k) notification is accepted for filing to obtain Section 510(k) premarket clearance and that it may take several years from the date a Section 515 application is accepted for filing to obtain Section 515 premarket approval, although it may take longer in both cases.

      We expect that all of our products will be categorized as Class II devices and that these products will not require clearance of premarket approval applications under Section 515 of the FDC Act, but will be eligible for marketing clearance through the premarket notification process under Section 510(k). We have determined that we are eligible to utilize the Section 510(k) premarket notification process based upon our products' substantial equivalence to previously legally marketed devices in the United States. We cannot assure you, however, that (1) we will not need to reevaluate the applicability of the
Section 510(k) premarket notification process to our products in the future, (2) the FDA will agree with our determination that we are eligible to use the
Section 510(k) premarket notification process, or (3) the FDA will not in the future require us to submit a Section 515 premarket approval application, which would be a more costly, lengthy and uncertain approval process.

      The FDA has recently been requiring a more rigorous demonstration of substantial equivalence than in the past and may request clinical data to support premarket clearance. As a result, the FDA could refuse to accept for filing a Section 510(k) notification made by us pending the submission of additional information. The FDA may determine that any one of our proposed products is not substantially equivalent to a legally marketed device or that additional information is needed before a substantial equivalence determination can be made. A "not substantially equivalent" determination, or request for additional data, can prevent or delay the market introduction of our products that fall into this category. Such a determination or request regarding any of our products could have a material adverse effect on our business, financial condition and results of operations. Even if the FDA does clear one or all of our products under Section 510(k) process, it may clear a product for some procedures but not others or for certain classes of patients and not others.

      For any devices cleared through the Section 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device will require a new Section 510(k) premarket notification submission. Accordingly, if we do obtain Section 510(k) premarket clearance for any of our products, we will need to submit another Section 510(k) premarket notification if we significantly affect that product's safety or effectiveness through subsequent modifications or enhancements.

      If human clinical trials of a device are required in connection with a
Section 510(k) notification and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or distributor of the device) will need to file an Investigational Device Exemption, or IDE, application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal testing and/or laboratory bench testing. If the IDE application is approved, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as specified in the IDE. Sponsors of clinical trials are permitted to sell those devices distributed in the course of the study provided such compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted to the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of subjects. We intend to file an IDE with respect to the OLpur(TM) MD190 and the OLpur(TM) H(2)H(TM), and an IDE with respect to the OLpur(TM) NS2000. As of the date of this prospectus, we have filed a pre-IDE application with respect to the OLpur(TM) MD190 and the OLpur(TM) H(2)H(TM) and have initiated discussions with the FDA to facilitate the 510(k) approval process.

      The Section 510(k) premarket clearance process can be lengthy and uncertain. It will require substantial commitments of our financial resources and management's time and effort. Significant delays in this process could occur as a result of (1) the FDA's failure to schedule advisory review panels, (2) changes in established review guidelines, (3) changes in regulations or administrative interpretations or (4) determinations by the FDA that clinical data collected is insufficient to support the safety and effectiveness of one or more of our products for their intended uses or that the data warrants the continuation of clinical studies. Delays in obtaining, or failure to obtain, requisite regulatory approvals or clearances in the United States for any of our products would prevent us from selling those products in the United States and would impair our ability to generate funds from sales of those products in the United States, which in turn could have a material adverse effect on our business, financial condition, and results of operations. See "Risk Factors-- We cannot market our products until we obtain the requisite approvals and clearances."

      The FDC Act requires that medical devices be manufactured in accordance with the FDA's current quality service requirements, or QSR, regulations. These regulations require, among other things, that:

      o the design and manufacturing processes be regulated and controlled by the use of written procedures;

      o the ability to produce medical devices which meet the manufacturer's specifications be validated by extensive and detailed testing of every aspect of the process;

      o any deficiencies in the manufacturing process or in the products produced be investigated;

      o detailed records be kept and a corrective and preventative action plan be in place; and

      o manufacturing facilities be subject to FDA inspection on a periodic basis to monitor compliance with QSR requirements.

If violations of the applicable QSR regulations are noted during FDA inspections of our manufacturing facilities or the manufacturing facilities of our contract manufacturers, there may be a material adverse effect on our ability to produce and sell our products.

      Before the FDA approves a Section 510(k) premarket notification, the FDA is likely to inspect the utilized manufacturing facilities and processes to ensure their continued compliance with QSR. Although some of the manufacturing facilities and processes that we expect to use to manufacture our OLpur(TM) MD190 have been inspected by TUV Product Service (Munich), they have not been inspected by the FDA. Similarly, although some of the facilities and processes that we expect to use to manufacture our OLpur(TM) H(2)H(TM) and OLpur(TM) NS2000 have been inspected by the FDA, they have not been inspected by any TUV organization. Even after the FDA has cleared a Section 510(k) submission, it will periodically inspect the manufacturing facilities and processes for compliance with QSR. In addition, in the event that additional manufacturing sites are added or manufacturing processes are changed, such new facilities and processes are also subject to FDA inspection for compliance with QSR. The manufacturing facilities and processes that will be used to manufacture our products have not yet been inspected by the FDA for compliance with QSR. We cannot assure you that the facilities and processes utilized by us will remain in compliance with QSR and there is a risk that clearance or approval will, therefore, be delayed by the FDA until such compliance is achieved.

      In addition to the requirements described above, the FDC Act requires that:

      o All medical device manufacturers and distributors register with the FDA annually and provide the FDA with a list of those medical devices which they distribute commercially.

      o Information be provided to the FDA on death or serious injuries alleged to have been associated with the use of the products, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur.

      o Certain medical devices not cleared with the FDA for marketing in the United States meet specific requirements before they are exported.

European Union

      The European Union began to harmonize national regulations comprehensively for the control of medical devices in Europe in 1993, when it adopted its Medical Devices Directive. The European Union directive applies to both the manufacturer's quality control system and the product's technical design. Depending on the class of medical devices, a manufacturer may choose alternative regulatory approaches to demonstrate compliance with European Union provisions. To assure and demonstrate the high quality standards and performance of our operations, we have subjected our entire European business to the most comprehensive procedural approach, which is also the fastest way to launch a new product in the European Union.

      The regulatory approach we have chosen to demonstrate compliance with European Union provisions requires the certification of a full quality management system by a "notified body" charged with examining the quality management system. A "notified body" is a group accredited and monitored by governmental agencies that inspects manufacturing facilities and quality control systems at regular intervals and is authorized to carry out unannounced inspections. We have engaged TUV Rheinland of North America, Inc. as the notified body to assist us in obtaining a European Union certificate for the quality management system of the facilities we expect to use to manufacture our products and in demonstrating our compliance with the European Union requirements. As of the date of this prospectus, some, but not all, of the manufacturing facilities and processes that we expect to use to manufacture our OLpur(TM) MD190 have been inspected by TUV Product Service (Munich).

      Under the regulatory approach we have chosen to demonstrate compliance with European Union provisions, only after a company receives a European Union certificate for the quality management system of a particular facility may the company assess whether products developed and manufactured in the facility satisfy European Union requirements. European Union requirements for products are set forth in harmonized European Union standards and include conformity to safety requirements, physical and biological properties, construction and environmental properties, and information supplied by the manufacturer. A company demonstrates conformity to these requirements by pre-clinical tests, biocompatibility tests, qualification of products and packaging, risk analysis and well-conducted clinical investigations approved by ethics committees.

      Once a manufacturer having a European Union-certified full quality management system has assessed the conformity of its products with harmonized European standards and has determined that its products conform with these standards, the manufacturer then declares and documents such conformity and places a "CE" mark on the relevant products. The CE mark, which stands for Conformite Europeenne, demonstrates compliance with the relevant European Union requirements. Products subject to these provisions that do not bear the CE mark cannot be imported to, or sold or distributed within, the European Union.


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

Regulatory Authorities in Regions outside of the United States and Europe

      We also plan to sell our products in foreign markets outside the United States which are not part of the European Union. Requirements pertaining to medical devices vary widely from country to country, ranging from no health regulations to detailed submissions such as those required by the FDA. We believe the extent and complexity of regulations for medical devices such as those produced by us are increasing worldwide. We anticipate that this trend will continue and that the cost and time required to obtain approval to market in any given country will increase, with no assurance that such approval will be obtained. Our ability to export into other countries may require compliance with ISO 9000, which is analogous to compliance with the FDA's QSR requirements. We have not obtained any regulatory approvals to sell any of our products outside of the United States and there is no assurance that any such clearance or certification will be issued.

Reimbursement

      In both domestic markets and markets outside of the United States, sales of our products will depend in part, on the availability of reimbursement from third-party payors. In the United States, ESRD providers are reimbursed through Medicare and Medicaid and private insurers. In countries other than the United States, ESRD providers are also reimbursed through governmental and private insurers. In countries other than the United States, the pricing and profitability of our products generally will be subject to government controls. Despite the continually expanding influence of the European Union, national healthcare systems in Europe, reimbursement decision-making included, are neither regulated nor integrated at the European level. Each country has its own system, often closely protected by its corresponding national government.

Medicare Reimbursement

      Medicare generally provides health insurance coverage for persons who are age 65 or older and for persons who are completely disabled. Medicare also provides coverage for other eligible patients, regardless of age, who have been medically determined to have ESRD. For patients eligible for Medicare based solely on ESRD (generally patients under age 65), Medicare eligibility begins three months after the month in which the patient begins dialysis. During this three-month waiting period, Medicaid, private insurance or the patient is responsible for payment for dialysis services. This waiting period is waived for individuals who participate in a self-care dialysis-training program.

      For ESRD patients under age 65 who have any employer group health insurance coverage (regardless of the size of the employer or the individual's employment status), Medicare coverage is generally secondary to the employer coverage during a 30-month coordination period that follows the establishment of Medicare eligibility or entitlement based on ESRD. During the coordination period, an employer group health plan is responsible for paying primary benefits at the rate specified in the plan, which may be a negotiated rate or the healthcare provider's usual and customary rate. As the secondary payer during this coordination period, Medicare will make payments up to the applicable composite rate for dialysis services to supplement any primary payments by the employer group health plan if the plan covers the services but pays only a portion of the charge for the services.

      Medicare generally is the primary payer for ESRD patients after the 30-month coordination period. Under current rules, Medicare is also the primary payer for ESRD patients during the 30-month coordination period if, before becoming eligible for Medicare on the basis of ESRD, the patient was already age 65 or over (or eligible for Medicare based on disability) unless covered by an employer group health plan (other than a "small" employer plan) because of current employment. This rule eliminates for many dual-eligible beneficiaries the 30-month coordination period during which the employer plan would serve as primary payer and reimburse health care providers at a rate that we believe may be higher than the Medicare composite rate. The rule regarding entitlement to primary Medicare coverage when the patient is eligible for Medicare on the basis of both age (or disability) and ESRD has been the subject of frequent legislative and regulatory change in recent years and there can be no assurance that the rule will remain unchanged in the future.

      When Medicare is the primary payer, it reimburses 80% of the composite rate set by the Medicare prospective reimbursement system for each dialysis treatment. The beneficiary is responsible for the remaining 20%, as well as any unmet Medicare deductible amount, although an approved Medicare supplement insurance policy, other private health insurance or Medicaid may pay on the beneficiary's behalf. The composite payment rates, effective January 1, 2002, for urban renal facilities published in February 2001 by the Department of Health and Human Services for outpatient dialysis services ranged from $121.24 to $144.50 per treatment depending on the location of the renal facility. Reimbursement rates are subject to periodic adjustment based on certain factors, including legislation and executive and congressional budget reduction and control processes, inflation and costs incurred in rendering the services, but in the past have had little relationship to the cost of conducting business.

      We are unable to predict what, if any, future changes may occur in the Medicare composite reimbursement rate. or in any other reimbursement program. Any reductions in the Medicare composite reimbursement rate or in any other reimbursement program could have a material adverse effect on our revenues and net earnings. In addition, there have been various legislative proposals for the reform of numerous aspects of Medicare, including extension of the coordination period and expanded enrollment of Medicare beneficiaries in managed care programs. See "--Potential Health Care Legislation."

Private Reimbursement

      Some ESRD patients have private insurance that covers dialysis services. As discussed above, health care providers receive reimbursement for ESRD treatments from the patient or private insurance during a "waiting period" up to three months before the patient becomes eligible for Medicare. In addition, if the private payer is an employer group health plan, it is generally required to continue to make primary payments for dialysis services during the 30-month period following eligibility or entitlement to Medicare. In general, employers may not reduce coverage or otherwise discriminate against ESRD patients by taking into account the patient's eligibility or entitlement to Medicare benefits.

      We believe that before Medicare primary coverage is established, private payers may reimburse dialysis expenses at rates significantly higher than compensation under the Medicare composite rate on a per-treatment basis. When Medicare becomes a patient's primary payer, private insurance often covers the per-treatment 20% coinsurance that Medicare does not pay.

Medicaid

      Reimbursement Medicaid programs are state-administered programs partially funded by the federal government. These programs are intended to provide coverage for patients whose income and assets fall below state defined levels and who are otherwise uninsured. The programs may also serve as supplemental insurance programs for the Medicare co-insurance portion and provide certain coverages (e.g., oral medications) that are not covered by Medicare. Some Medicaid programs require Medicare recipients to pay a share of the cost of services based upon the recipient's level of income or assets, but other programs provide for coverage without coinsurance amounts.

Potential Health Care Legislation

      Because the Medicare program represents a substantial portion of the federal budget, Congress takes action in almost every legislative session to modify the Medicare program for the purpose of reducing the amounts otherwise payable by the program to health care providers in order to achieve deficit reduction targets or meet other political goals. Legislation and/or regulations may be enacted in the future that may significantly modify the Medicare ESRD program or substantially affect reimbursement for dialysis services.

Product Liability and Insurance

      The production, marketing and sale of kidney dialysis products have an inherent risk of liability in the event of product failure or claim of harm caused by product operation. Although we intend to acquire product liability insurance upon commercialization of each of our products, we may not be able to obtain this insurance on acceptable terms or at all. Because we may not be able to obtain insurance that provides us with adequate protection against all potential product liability claims, a successful claim in excess of our insurance coverage could materially adversely affect our financial condition. Moreover, any claim against us could generate negative publicity, which could decrease the demand for our products, our ability to generate revenues and our profitability.

      Some of the agreements that we may enter into with manufacturers of our products and components of our products may require us (1) to obtain product liability insurance or (2) indemnify manufacturers against liabilities resulting from the sale of our products. If we are not able to obtain and maintain adequate product liability insurance, we will be in breach of these agreements, which could materially adversely affect our ability to produce our products. If we are able to obtain and maintain product liability insurance and a successful claim in excess of our insurance coverage is made, we may have to indemnify some or all of our manufacturers for their losses. This would materially adversely affect our results of operations and financial condition.See "Risk Factors -- We may not be able to obtain adequate insurance or other protection against product liability risks..."

Employees

      As of September 30, 2002, we employed a total of eleven employees, eight of which were full time and three of which were on a consulting basis or part-time. Of these employees, five were in research and development, three were in marketing and sales and three were in general and administrative functions. We intend to hire additional sales staff, marketing management and administrative support for our European operations.

      No employees are covered by collective bargaining agreements. We consider our relationship with our employees generally to be good.

Facilities

      Our facilities are located at 3960 Broadway, 4th Floor, New York, New York 10032 and consist of approximately 2,100 square feet of office and laboratory space. On July 1, 2002, we entered into a lease for this space. The term of the lease is for one year with a monthly rent of $6,086.

      We use our facilities to house our corporate headquarters and research facilities. We believe that our existing facilities are adequate to meet our current U.S. requirements and that our insurance coverage adequately covers our interest in our leased space. We intend to lease space in Europe for sales and marketing offices.

      We do not own any real property for use in our operations or otherwise.

Legal Proceedings

      There are no current or pending legal proceedings to which we are a party or to which any of our properties is subject. However, we intend to initiate legal proceedings against Lancer Offshore, Inc. with respect to their failure to comply with the terms of the Lancer Subscription Agreement, which is described in "Risk Factors -Risks Related to our Company - One of our lenders has defaulted on its agreement with us to provide funds and, pending resolution, that default may have a material adverse effect on our ability to obtain additional financing that may be required for our future operating expenses and production and marketing activities."

                                   MANAGEMENT

Information Concerning Directors, Executive Officers and Key Employees

Directors and Executive Officers.

      The following table sets forth information regarding our directors and executive officers:

    Name                       Age    Position
    ---------------------------------------------------------------------------
    Eric A. Rose, M.D.         51     Chairman of the Board and Director
    Norman J. Barta            45     President, Chief Executive Officer, Chief
                                      Financial Officer and Director (1)
    Lawrence J. Centella       61     Director
    Donald G. Drapkin          54     Director
    W. Townsend Ziebold, Jr.   41     Director

------------
(1) We are currently conducting an executive search for a secretary and chief financial officer.

      Eric A. Rose, M.D. has served as chairman of our board of directors and a director since our inception in 1997. Dr. Rose served as our president and chief executive officer from May 1999 until July 2002. Since 1994, Dr. Rose has been the Morris and Rose Millstein/Johnson & Johnson Professor and Chairman of the Department of Surgery at the Columbia University College of Physicians and Surgeons, and Surgeon in Chief at the Columbia Presbyterian Medical Center. Dr. Rose received a B.A., summa cum laude, in Psychology from Columbia College and an M.D. from Columbia University College of Physicians and Surgeons.

      Norman J. Barta has served as our president and chief executive officer and as a director since July 2002, and has served as our chief financial officer since May 1999. Mr. Barta served as our chief operating officer from October 1999 to July 2002 and our treasurer and secretary from May 1999 to October 1999. From 1994 to 1997, Mr. Barta provided financial planning and management for the research and development division of National Medical Care (currently a division of the Fresenius Medical Care AG). Prior to that, Mr. Barta was a consultant for Corestates Bank, where he restructured and optimized cash management and treasury areas for the bank's corporate and public-sector clients. Mr. Barta received a B.S. in Mathematics and Economics from Carnegie-Mellon University and an M.B.A. from the University of Chicago.

      Lawrence J. Centella has served as a director of our company since January 2001. Mr. Centella has served as president of Renal Patient Services, LLC since June 1998. From 1997 to 1998, Mr. Centella served as executive vice president and chief operating officer of Gambro Healthcare, Inc. From 1993 to 1997, Mr. Centella served as president and chief executive officer of Gambro Healthcare Patient Services, Inc. (formerly REN Corporation). Prior to that, Mr. Centella served as president of COBE Renal Care, Inc., Gambro Hospal, Inc., LADA International, Inc. and Gambro, Inc. Mr. Centella is also the founder of LADA International, Inc. Mr. Centella received a B.S. in Marketing from DePaul University.

      Donald G. Drapkin has served as a director of our company since our inception in 1997. Mr. Drapkin served as our interim president, chief executive officer and treasurer from 1997 until May 1999. Mr. Drapkin has been a director and vice chairman of MacAndrews & Forbes Holdings Inc. and various of its affiliates since 1987. Prior to joining MacAndrews & Forbes, Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP for more than five years. Mr. Drapkin is also a director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934: Anthracite Capital, Inc.; Black Rock Asset Investors; The Molson Companies Limited; Panavision, Inc.; Playboy Enterprises, Inc.; Playboy.com, Inc.; Revlon Consumer Products Corporation; Revlon, Inc.; SIGA Technologies, Inc. and The Warnaco Group, Inc. Mr. Drapkin received a B.A. from Brandeis University and a J.D. from Columbia University.

      W. Townsend Ziebold, Jr. has served as a director of our company since 1999. Since 1996, Mr. Ziebold has been senior partner and president of Wasserstein Ventures, the venture capital affiliate of Wasserstein & Co., L.P., where Mr. Ziebold has led several of Wasserstein & Co.'s investments. Mr. Ziebold is also a director and non-executive chairman of Imax Corporation, a leading large-screen film projection company, and a former director of Collins & Aikman Corporation, a $2 billion sales diversified manufacturing company, and Maybelline, Inc., a leading mass market cosmetics manufacturer. Mr. Ziebold currently serves as a member of the Board of Fellows of Trinity College and as President of the Board of Trustees at West Side Montessori School in New York City. Mr. Ziebold received a B.A. in Economics from Trinity College and an M.B.A. from the Stanford School of Business.

      There are no family relationships among any of our directors and executive officers.

      Our board of directors currently consists of five members. Our amended and restated certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered, three-year terms. Except as otherwise provided by our bylaws for filling vacancies on our board of directors, a portion of our board of directors will be elected each year at our annual meeting of stockholders and hold office until their respective successors are elected, or until their earlier resignation or removal. The underwriters of this offering have the right to designate an individual as a non-voting advisor to our board of directors who will be entitled to attend any or all of the meetings of our board of directors and to receive all information provided to our directors.

Key Employees

      Gregory Collins, Ph.D. has served as our senior scientist since 1998. From 1993 to 1997, Dr. Collins was a research and development program manager at National Medical Care, where he was responsible for research and development projects relating to dialyzer cartridges and bloodlines. From 1990 to 1993, Dr. Collins served as a senior level research and development engineer at National Medical Care, where he applied basic scientific theory to practical device development using his training in solute transport, and gained technical expertise in the spinning of hollow fiber semi-permeable membranes, dialyzer cartridge design and assembly techniques, and novel test method development. Dr. Collins received a B.S., summa cum laude, in Chemical Engineering from Arizona State University and a Ph.D., magna cum laude, in Bioengineering from U.C. San Diego. Dr. Collins is 42 years old.

      Bruce W. Crook has served as our Vice President-Marketing and Sales since June 2002. From 2000 to 2002, Mr. Crook owned and operated approximately 12 dialysis clinics throughout the United States. From 1996 to 2002, Mr. Crook worked as an independent marketing consultant for a variety of medical device companies. From 1987 to 1996, Mr. Crook held several senior positions at Fresenius Medical Care AG, including the position of vice president of sales and director of marketing. Mr. Crook received a B.S. in Business Administration from Arizona State University. Mr. Crook is 47 years old.

Board Committees

      We have a compensation committee and an audit committee.

      The compensation committee consists of two members, ________ and _________, each of whom is an independent director. The compensation committee is responsible for establishing executive officers' compensation and fringe benefits. It also administers our Nephros 2000 Stock Incentive Plan, as amended, and is authorized to grant options under this plan.

      The audit committee consists of two members, ________ and _________, each of whom is an independent director. The audit committee recommends the appointment of independent accountants and reviews and discusses with the accountants the scope of their examination, their proposed fee and the overall approach to the audit. The audit committee will review with the accountants and our financial management the annual financial statements and discuss the effectiveness of internal accounting controls.

Director Compensation

      We will pay our directors $_____ per meeting for board meetings attended in person or telephonically and will reimburse our directors for expenses incurred by them in connection with serving on our board of directors.

Executive Compensation

      The following tables set forth in summary form information concerning the compensation paid by us during the fiscal years ended December 31, 2001, 2000 and 1999, to our chief executive officer and our other executive officers whose salary and bonus for the year exceeded $100,000 and who served as an executive officer as of December 31, 2001.

                           SUMMARY COMPENSATION TABLE

                                                                        Annual Compensation
                                                                        -------------------

                                                                                Salary              Bonus
       Name and Principal Position (1)                     Year               (dollars)           (dollars)
       -------------------------------                     ----               ---------           ---------
       Eric A. Rose, M.D., Chairman of the Board (2)       2001                      0                   0
                                                           2000                 21,154                   0
                                                           1999                 48,077                   0

       Norman J. Barta                                     2001                130,000                 250
        President, Chief Executive Officer and             2000                130,000              30,349
        Chief Financial Officer (3)                        1999                 99,385               6,500

-----------
(1) Donald G. Drapkin served as our interim president, chief executive officer and treasurer during the fiscal year ended December 31, 1999. We did not pay any compensation to Mr. Drapkin for his services in such capacity.

(2) Eric A. Rose, M.D. served as our president and our chief executive officer during the fiscal years ended December 31, 2001, 2000 and 1999. We paid Dr. Rose compensation for his services in such capacity.

(3) Mr. Barta served as our chief operating officer from October 1999 until July 2002. We are currently conducting an executive search for a secretary and chief financial officer.

For information about employment agreements to take effect upon the closing of this offering with some of our executive officers, see "-- Employment Agreements and Incentive Bonus Programs" below.

Employment Agreements and Incentive Bonus Programs

Agreement with Mr. Norman J. Barta

      Norman J. Barta is serving as our president and chief executive officer under a written employment agreement with us. This agreement has a term of three years, ending on October 31, 2005. This agreement provides Mr. Barta with an annual base salary upon the closing of this offering of $225,000. On March 31, 2004, Mr. Barta's annual base salary will be increased by the dollar amount paid to Mr. Barta in respect of six milestones discussed below. During each year that Mr. Barta is employed with us thereafter, our compensation committee will review Mr. Barta's performance and determine, in its sole discretion, whether to further increase Mr. Barta's annual base salary.

      We have agreed to pay Mr. Barta a bonus equal to 10% of his salary at the time each of the following six milestones is achieved: (1) the OLpur(TM) MD190 hemodiafiltration device or a related device is deemed ready to enter a clinical trial by the FDA or an analogous body outside of the United States in a region where there exists significant market opportunity for the sale of the device;
(2) the completion of a clinical trial of the device in such a region; (3) the first regulatory approval of the device in such a region; (4) a second hemodiafiltration device is deemed ready to enter a clinical trial by the FDA or an analogous body outside of the United States in a region where there exists significant market opportunity for the sale of such device; (5) the completion of the clinical trial of the second device in such a region; and (6) the first regulatory approval of the second device in such region. Beginning in March 2004, at least two realistic milestones will be set for each year, with the total potential payment for these additional milestones, if achieved, each year equalling at least 20% of Mr. Barta's annual base salary as of the date the milestones are set. We have also agreed to pay to Mr. Barta a bonus of one percent of the license fee not tied to sales or expressed as a percentage of receipts or by reference to units produced which is paid to us with respect to any consummated licensing agreement of the ESRD therapy machines or dialyzer technology devices, subject to a maximum bonus of $500,000 per license agreement (including renewals and amendments) and to an aggregate maximum of $2,000,000.

      We will grant to Mr. Barta an option, pursuant to our equity incentive plan, to purchase _______ shares of our common stock. See "Equity Incentive Plan."

      Mr. Barta's employment agreement provides that upon termination by us for cause, as defined in the agreement, death or disability, we will pay to him only the base salary and any milestone bonuses due and payable under the terms of this agreement through the date of termination and those that become due and payable within 90 days of that date. If we terminate Mr. Barta for any other reason, Mr. Barta will be entitled to (1) any accrued but unpaid base salary for services rendered through the date of termination; (2) any unpaid milestone bonuses due and payable on or prior to the date of termination or within 90 days thereafter; (3) any unpaid licensing bonuses due and payable on or prior to the date of termination or in respect of licenses consummated during the 90 days following the date of termination; and (4) the continued payment of the base salary (in the amount as of the date of termination) for the remainder of the three-year term (to be paid at the times such base salary would have been paid had his employment not been terminated).

Option/SAR Grants in Last Year

      We did not grant stock options to the executive officers or directors named above or reprice any stock options during the six month period ended June 30, 2002.

Equity Incentive Plan

      We adopted the Nephros 2000 Equity Incentive Plan in January 2000. Under this plan our compensation committee, another designated committee of our board of directors or our board of directors, may grant a variety of stock based incentive awards to our employees, directors, officers and other individuals or entities whom the compensation committee (or other committee or our board of directors) believes are key to our success. The compensation committee may award shares of our common stock, incentive stock options, nonqualified stock options or any combination thereof.

      The compensation committee has broad latitude under this plan in determining who shall receive awards, the amount of an award and the terms and conditions of an award, provided, that no individual or entity receive awards that together equal more than 20% of the total shares of our common stock subject to option grants under the plan. The plan provides that, under certain circumstances, our compensation committee may adjust the numbers of shares available for award, as well as outstanding awards, to reflect changes in our corporate structure or other unusual events affecting us. We have designed this plan to allow awards to be "performance based" compensation within the meaning of section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, and thus not to count against the million dollar cap on deductible compensation paid annually to our five top officers, if the compensation committee so chooses.

      The aggregate number of shares of our common stock subject to option grants under the plan is 1,013,708. As of December 31, 2001, we had granted incentive stock options and nonqualified stock options to purchase 462,363 shares of common stock at a weighted average price of $.40 per share under the provisions of the plan and of these stock options, of which stock options to purchase 432,853 shares of common stock were outstanding. As of the closing of this offering, none of the stock options will have been exercised and options for _____ shares were vested and eligible for exercise.

                 Nephros 2000 Equity Incentive Plan Information

                               Nephros 2000 Equity Incentive Plan Information

                                                                                       Number of Shares of
                                                                                       Common Stock
                                       Number of Shares of       Weighted-Average      Remaining Available
                                       Common Stock to be        Exercise Price of     for Future Issuance
                                       Issued upon Exercise of   Outstanding           under Equity
                                       Outstanding Options       Options               Incentive Plan (1)
Nephros 2000 Equity Incentive Plan
Information

----------
(1) Excludes shares of our common stock to be issued upon exercise of outstanding options.

Limitations on liability and indemnification

      We are a Delaware corporation. The Delaware General Corporation Law provides that Delaware corporations may indemnify any of their directors or officers who are or are threatened to be a party to any legal action resulting from fulfilling their duties to the corporation against reasonable expenses, judgments and fees (including attorneys' fees) incurred in connection with such action if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, will not create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful. However, no indemnification will be permitted in cases where it is determined that the director or officer was liable for negligence or misconduct in the performance of his duty to the corporation, unless the court in which such action was brought determines that the person is fairly and reasonably entitled to indemnity, and then only for the expenses that the court deems proper. A corporation is permitted to advance payment for expenses occurred in defense of an action if its board of directors decides to do so.

      In addition, Delaware corporations may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of the Delaware General Corporation Law. We currently have directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

                              CERTAIN TRANSACTIONS

      Prior to our fiscal year ended December 31, 2000, we completed three private placements of our equity securities, in which some of our current and former directors and holders of more than 5% of our common stock participated. In 1997, we consummated our private placement of an aggregate of 4,000,000 shares of our series A convertible preferred stock. In February 2000, we consummated our private placement of an aggregate of 2,333,333 shares of our series B convertible preferred stock. In May 2000 we consummated our private placement of an aggregate of 2,197,550 shares of our series C convertible preferred stock. The current and former directors and holders of more than 5% of our common stock who participated in these private placements participated in them on substantially the same terms and conditions as the other participants.

      As of October 2001, we had issued ten convertible notes in the aggregate principal amount of $940,000, pursuant to which we agreed to pay, in June 2001, to the holders the principal amount due under each holder's convertible note, together with interest on the unpaid principal amount at the rate of 9% per annum, compounded semi-annually, from the date of the convertible note. As of November 30, 2001, all of these notes were converted into an aggregate of 940,000 shares of our series C convertible preferred stock. Eric A. Rose, M.D. and Donald G. Drapkin, two of our directors and holders of more than 5% of our common stock, and Ronald O. Perelman and WP Nephros Partners, LLC, holders of more than 5% of our common stock, participated in the issuance of such notes, as set forth below.

                                                       Number of Shares
                                                          of Series C
                                                          Convertible
                                                        Preferred Stock
                                                        Issued/Issuable
                                   Principal Amount    Upon Conversion of
         Name                    of Convertible Note    Convertible Note
         ----                    -------------------    ----------------

         Eric A. Rose, M.D.           $ 240.00             240,000
         Donald G. Drapkin            $ 50,000              50,000
         Ronald O. Perelman           $100,000             100,000
         WP Nephros Partners, LLC     $150,000             150,000

      In April 2002, we issued eight convertible notes in the aggregate principal amount of $250,000, pursuant to which we agreed to pay, in August 2002, to the holders the principal amount due under each holder's convertible note, together with interest on the unpaid principal amount at the rate of 6% per annum, compounded semi-annually, from the date of the convertible note. On _____, 2002 these notes were converted into an aggregate of 250,000 shares of our series A convertible preferred stock. We also issued warrants to the holders of these notes to purchase an aggregate of 125,000 shares of our series A convertible preferred stock, or such shares of our common stock as may be issuable upon mandatory conversion of our series A convertible preferred stock, at a price of $1.00 per share, which are exercisable through April 2004. Each of Eric A. Rose, M.D., Donald G. Drapkin and Ronald O. Perelman participated in this transaction. Each of them acquired (1) convertible notes in the principal amount set forth in the table below, (2) the number of shares of our series A convertible preferred stock set forth in the table below and (3) warrants to purchase the number of shares of our series A convertible preferred stock set forth in the table below.

                                                                     Number of Shares of Series A    Number of Shares of Series
                                                                      Convertible Preferred Stock      A Convertible Preferred
                                             Principal Amount          Issued Upon Conversion of        Stock Issuable Upon
           Name                             of Convertible Note             Convertible Note             Exercise of Warrants
           ----                             -------------------             ----------------             --------------------
           Eric A. Rose, M.D.                      $75,000                      75,000                        37,500
           Donald G. Drapkin                       $25,000                      25,000                        12,500
           Ronald O. Perelman                      $25,000                      25,000                        12,500

      In August 2002, we entered into the Lancer Subscription Agreement, which is described under the heading "Risk Factors -Risks Related to our Company. One of our lenders has defaulted on its agreement with us to provide funds and, pending resolution, that default may have a material adverse effect on our ability to obtain additional financing that may be required for our future operating expenses and production and marketing activities."

      During 2001 and 2002, Eric A. Rose, M.D. made loans to us, which loans are payable when we have sufficient funds available to repay them and do not bear any interest. As of the date of this prospectus, the outstanding balance due under these loans was $110,000. We intend to use a portion of the net proceeds of this offering to repay the outstanding balance. See "Use of Proceeds."

      We believe that all of the transactions described above were made and are on terms no less favorable to us than those that could have been obtained from independent third parties in arms-length negotiations.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth information regarding beneficial ownership of our common stock before this offering and as adjusted to reflect the sale of shares of our common stock in this offering, by:

      o each person, group or entity who beneficially owns more than 5% of our common stock;

      o     each of our directors;

      o     each of our named executive officers; and

      o     all of our directors and executive officers as a group.

      The following table reflects the number of shares of our common stock outstanding as of the date of this prospectus and assumes (i) the completion of the reverse stock split pursuant to which each share of our common stock then outstanding will be converted into 0.2253 of one share of our common stock immediately prior to the effectiveness of the registration statement to which this prospectus relates; and (ii) the automatic conversion of all shares of series A convertible preferred stock, series B convertible preferred stock and series C convertible preferred stock outstanding at the closing of this offering into 2,284,431 shares of our common stock, immediately prior to the closing of this offering. The table reflects percentages of beneficial ownership (i) if the underwriters' over-allotment option is not exercised and (ii) if the underwriters' over-allotment option is exercised in full.

      In making our calculations for the following list of Principal Stockholders, we have excluded the Potential Lancer Share Issuance. See "Important assumptions in this Prospectus -- Certain Convertible Notes Have Not Been Converted." Accordingly, the list does not include any reference to Lancer Offshore, Inc., which may currently be the beneficial owner of 120,000 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock at an exercise price of $2.50 per share (subject to antidilution adjustments) and which currently holds a note in the principal amount of $1,500,000, which may be convertible under certain circumstances. The warrants and the convertible note were purchased pursuant to the terms of the Lancer Subscription Agreement, which also required Lancer Offshore, Inc. to provide the Company with an aggregate of $1,500,000 in additional funds, which it did not do. Accordingly, the Company currently considers Lancer Offshore, Inc. to be in default under the terms of the Lancer Subscription Agreement. Had Lancer provided the required funds in a timely manner, Lancer Offshore, Inc. would have been the beneficial owner of more than 5% of our common stock. Lancer Offshore, Inc.'s address is Kaya Flamboyan 9, Curacao, Netherlands Antilles.

      The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of that security, or "investment power," which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any security as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner to the same securities, and a person may be deemed to be the beneficial owner of the same securities as to which that person has no economic interest. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

      Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person's spouse) with respect to all shares of capital stock listed as owned by that person or entity.

                                                            Percentage of Beneficial Ownership
                                                            ----------------------------------

                                     Number of                            After           After
                                     Shares of                           Offering        Offering
                                    Common Stock                       (Assuming No      (Assuming
                                    Beneficially                       Exercise of      Exercise of
                                    Owned Before         Before       Over-Allotment   Over-Allotment
Name and Address                      Offering          Offering          Option)      Option in Full)
----------------                      --------          --------          -------      ---------------
Norman J. Barta (1) ..........         67,590               *                *                *
Eric A. Rose, M.D. (2) .......        458,674             13.7
Donald G. Drapkin  (3) .......        265,807              7.6
Lawrence J. Centella (4) .....        631,591               *                *                *
W. Townsend Ziebold, Jr. (5) .              0               *                *                *
Ronald O. Perelman (6) .......        292,552              8.4
Lindsay A. Rosenwald  (7) ....        318,537              9.2
WP Nephros Partners, LLC (8) .        631,591             18.1

---------

*     Represents less than 1% of the outstanding shares of our common stock.

(1) Mr. Barta's address is c/o Nephros, Inc., 3960 Broadway New York, New York 10032. The shares beneficially owned by Mr. Barta include 67,590 shares of our common stock issuable upon exercise of options to purchase shares of our common stock at an exercise price of $___ per share and excludes shares of our common stock issuable upon options exercisable only after the satisfaction of certain performance criteria.

(2) Dr. Rose's address is c/o Nephros, Inc., 3960 Broadway New York, New York 10032. The shares beneficially owned by Dr. Rose include (i) 116,030 shares of our common stock issuable upon the automatic conversion of 515,000 shares of our series C convertible preferred stock upon the closing of this offering, (ii) 8,449 shares of our common stock issuable upon conversion of our series A convertible preferred stock which are themselves issuable upon exercise of warrants at an exercise price of $1.00 per share, and (iii) _____ shares of our common stock issuable upon exercise of options to purchase shares of our common stock at an exercise price of $___ per share.

(3) Mr. Drapkin's address is c/o Nephros, Inc., 3960 Broadway New York, New York 10032. The shares beneficially owned by Mr. Drapkin include (i) 18,024 shares of our common stock issuable upon automatic conversion of 80,000 shares of our series A convertible preferred stock upon the closing of this offering, (ii) 25,008 shares of our common stock issuable upon automatic conversion of 111,100 shares of our series C convertible upon the closing of this offering, and (iii) 2,816 shares of our common stock issuable upon exercise of warrants to purchase shares of our series A convertible preferred stock at an exercise price of $1.00 per share.

(4) Mr. Centella's address is c/o Nephros, Inc., 3960 Broadway New York, New York 10032.

(5) Mr. Ziebold's address is c/o Nephros, Inc., 3960 Broadway New York, New York 10032.

(6) Mr. Perelman's address is c/o Nephros, Inc., 3960 Broadway New York, New York 10032. The shares beneficially owned by Mr. Perelman include (i) 180,240 shares of our common stock issuable upon automatic conversion of 800,000 shares of our series A convertible preferred stock upon the closing of this offering,
(ii) 2,816 shares of common stock issuable upon conversion of our series A convertible preferred stock, which are themselves issuable upon exercise of warrants at an exercise price of $1.00 per share and (iii) 109,496 shares of our common stock issuable upon conversion of 486,000 shares of our series C convertible preferred stock.

(7) Mr. Rosenwald's address is c/o Paramount Capital Asset Management, Inc., 787 Seventh Avenue, New York, NY 10019. Mr. Rosenwald is a former director of our company. The shares beneficially owned by Mr. Rosenwald include (i) 400,000 shares of our common stock issuable upon automatic conversion of 800,000 shares of our series A convertible preferred stock upon the closing of this offering, and (ii) 40,554 shares of our common stock issuable upon automatic conversion of 180,500 shares of our series C convertible preferred stock upon the closing of this offering.

(8) WP Nephros Partners, LLC's address is c/o Wasserstein & Co., L.P., 1301 Avenue of the Americas, 44th Floor, New York NY 10019. The shares beneficially owned by WP Nephros Partners, LLC include (i) 2,333,333 shares of our common stock issuable upon automatic conversion of 2,333,333 shares of our series B convertible preferred stock upon the closing of this offering, and (ii) 105,891 shares of our common stock issuable upon automatic conversion of 470,000 shares of our series C convertible preferred stock upon the closing of this offering.

                            DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

      Our authorized capital stock consists of 30,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of the date of this prospectus and giving effect to a reverse stock split, discussed in detail below, there were 1,263,643 shares of common stock outstanding and 9,470,883 shares of preferred stock outstanding, held by 44 stockholders of record. Of our preferred stock, there were 4,000,000 shares of our series A convertible preferred stock outstanding, 2,333,333 shares of our series B convertible preferred stock outstanding, and 3,137,550 shares of our series C convertible preferred stock outstanding.

      Immediately prior to the effectiveness of the registration statement to which this prospectus relates, each share of our common stock then outstanding will be converted into 0.2253 of one share of our common stock, as described below under the heading "-- Reverse Stock Split." Simultaneously with the closing of this offering, all outstanding series A convertible preferred stock, series B convertible preferred stock and series C convertible preferred stock will automatically be converted into 2,284,431 shares of our common stock.

      After giving effect to the reverse stock split and the conversions discussed in the preceding paragraph, but without giving effect to the sale of shares of our common stock pursuant to this offering, there will be 3,548,074 shares of common stock outstanding and no shares of preferred stock outstanding. After giving effect to the reverse stock split and the conversions and the sale of shares of our common stock pursuant to this offering, there will be a total of ________ shares of common stock outstanding and no shares of preferred stock outstanding, assuming that the underwriters do not exercise their over-allotment option.

Common Stock

      Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Apart from preferences that may be applicable to any holders of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends, if any, ratably as may be declared from time to time by our board of directors out of funds legally available therefor. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all liabilities and liquidation preferences on any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of our common stock are, and the shares offered in this offering will be, when issued and paid for, validly issued, duly authorized, fully paid and nonassesable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

      Under the terms of our amended and restated certificate of incorporation, our board of directors has authority, without any vote or action of our stockholders, to issue up to 10,000,000 shares of "blank check" preferred stock in one or more series and to fix the related rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption terms (including sinking fund provisions) and liquidation preferences and the number of shares constituting a series or the designation of such series.

      The rights of the holders of our common stock will be subject to, and could be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. Our board of directors may designate and fix rights, preferences, privileges and restrictions of each series of preferred stock which are greater than those of our common stock. Our issuance of preferred stock could, among other things:

      o     restrict dividends on our common stock;

      o     dilute the voting power of our common stock;

      o     impair the liquidation rights of our common stock; or

      o     discourage, delay or prevent a change of control of our company.

Although we currently have no plans to issue shares of blank check preferred stock, we may issue them in the future.

Underwriter's Warrants

      Subject to the approval of the National Association of Securities Dealers, Inc., at the closing of this offering, we will sell to the underwriter or its designees, warrants to purchase up to an aggregate of _____ shares of our common stock. We have reserved an equivalent number of shares of common stock for issuance upon exercise of these warrants. Each warrant represents the right to purchase one share of common stock for a period of four years commencing one year from the effective date of this offering. The exercise price of the warrants is 120% of the price at which our shares of common stock are sold pursuant to this offering. The warrants contain provisions that protect their holders against dilution by adjustment of the exercise price and number of shares issuable upon exercise on the occurrence of specific events, such as stock dividends or other changes in the number of our outstanding shares except for shares issued under certain circumstances, including shares issued under our equity incentive plan and any equity securities for which adequate consideration is received. No holder of these warrants will possess any rights as a stockholder unless the warrant is exercised. The holders of the warrants will be entitled to customary "piggy-back" registration rights to register the shares underlying the warrants. Such registration rights shall continue for a period of five years from the effective date of this offering.

Other Warrants

      In June 2002, in settlement of certain amounts owed by us to a former supplier of engineering services, we issued warrants to purchase 135,161 shares of our common stock at an exercise price of $13.32 per share, which are exercisable through June 2007.

      In connection with our issuance in April 2002 of eight convertible notes in the aggregate principal amount of $250,000, we issued warrants to the holders of these notes to purchase an aggregate of 125,000 shares of our series A convertible preferred stock, or such shares of our common stock as may be issuable upon mandatory conversion of our series A convertible preferred stock, at an exercise price of $1.00 per share, which are exercisable through April 2004.

      Additional warrants to purchase shares of our common stock at an exercise price of $2.50 per share (subject to antidilution adjustments), exercisable through December 2007, may be issuable in connection with the Potential Lancer Share Issuance. See "Important Assumptions in this Prospectus - Certain Convertible Notes Have Not Been Converted" and "Risk Factors -Risks Related to our Company - One of our lenders has defaulted on its agreement with us to provide funds and, pending resolution, that default may have a material adverse effect on our ability to obtain additional financing that may be required for our future operating expenses and production and marketing activities."

Reverse Stock Split

      Immediately prior to the effectiveness of the registration statement of which this prospectus is a part, the Company effected a reverse stock split pursuant to which each share of our common stock then outstanding was converted into 0.2253 of one share of our common stock.

Registration Rights

      We granted registration rights to holders of shares of our series A convertible preferred stock pursuant to a stock purchase agreement. Pursuant to the stock purchase agreement, we granted each of these holders piggy-back registration rights to, on up to two occasions, include the shares of common stock underlying their respective shares of our series A convertible preferred stock in any registration statement we file on our own behalf or on behalf of our other stockholders, at any time after this offering. The piggy-back registration rights will expire once the stockholders' shares of common stock become freely saleable under Rule 144 or Rule 701 during any 90-day period, provided, that these provisions do not apply to any stockholder who owns more than 2% of our outstanding common stock. Subject to lock-up agreements, we could be required to file additional registration statements, covering up to 901,200 shares in the aggregate, for some of our current stockholders.

      We have also entered into registration rights agreements with holders of shares of our series B convertible preferred stock and our series C convertible preferred stock, convertible notes and warrants. Pursuant to these registration rights agreements, we granted each of these holders (1) demand registration rights to, on one occasion at any time six months after the effective date of this prospectus, request that we file a registration statement under the Securities Act on their behalf to register the shares of common stock underlying their respective shares of preferred stock, notes and warrants; and (2) piggy-back registration rights to include the shares of common stock underlying their respective shares of preferred stock, notes and warrants in any registration statement we file on our own behalf or on behalf of our other stockholders. The piggy-back registration rights will expire once the existing stockholders' shares of common stock become freely saleable under Rule 144. Subject to lock-up agreements, we could be required to file additional registration statements, covering up to 1,288,915 shares in the aggregate, for some of our current stockholders.

Anti-Takeover Effects of Provisions of the Delaware General Corporation Law and Our Charter Documents.

      Several provisions of the Delaware General Corporation Law and our amended and restated certificate of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

      Under the terms of our amended and restated certificate or incorporation, our board of directors has authority, without any further vote or action by our stockholders, to issue up to 10,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

      Our amended and restated certificate of incorporation provides for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Business Combinations

      As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law which contains specific provisions regarding "business combinations" between corporations organized under the laws of the State of Delaware and "interested stockholders." These provisions prohibit us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

      o prior to such date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

      o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

      o on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of these provisions, a "business combination" includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested stockholder and an "interested stockholder" is any person or entity that beneficially owns 15% or more of our outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity.

Election and Removal of Directors

      Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Our by-laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated certificate of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote for such directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Stockholders

      Our amended and restated certificate of incorporation and our by-laws provide that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders or by the unanimous written consent of our stockholders. Our amended and restated certificate of incorporation provide that, subject to certain exceptions, only our board of directors, the chairman of our board of directors, our president, vice president or secretary may call special meetings of our stockholders. Our bylaws also contain advance notice requirements for proposing matters that can be acted on by the stockholders at a stockholder meeting. Accordingly, a stockholder may be prevented from calling a special meeting for stockholder consideration of a proposal over the opposition of our board of directors and stockholder consideration of a proposal may be delayed until the next annual meeting.

American Stock Exchange Listing

      We intend to apply for approval of our common stock for quotation on the American Stock Exchange under the symbol "NEP." Even if we are approved for listing on the AMEX, we cannot assure you that a trading market for our securities will develop or be sustained, or at what price the securities will trade. In addition, we may fail to meet certain minimum standards for continued listing. In such event, our common stock will be delisted, and its price will no longer be quoted. This may make it extremely difficult to sell or trade our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of this offering, we will have __________ shares of common stock outstanding, assuming the underwriter's over-allotment option is not exercised. Of these shares, the shares of common stock offered hereby will be freely tradable without restriction unless these shares are held by affiliates as defined in Rule 144(a) under the Securities Act. The remaining __________ shares of common stock to be outstanding after this offering will be restricted shares under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144. Subject to the lock-up agreements described below and the provisions of Rule 144, additional shares will become available for sale in the public market.

      In general, under Rule 144, an affiliate of ours, or a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, will be entitled to sell that number of shares in any three-month period that does not exceed the greater of:

      o one percent of the then outstanding shares of our common stock, which will be approximately ______ shares immediately after this offering, assuming no exercise of the underwriter's over-allotment option, or

      o the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

      Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about us. A person or persons whose restricted shares are aggregated who is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell his or her restricted shares pursuant to Rule 144(k) without regard to the limitations described above.

      All of our existing security holders will be subject to lock-up agreements which prohibit the sale of all of their shares of our common stock in the public market until one year from the effective date of this prospectus, and thereafter to the extent such sales, on a cumulative basis for each holder, exceed 1/3 of our common stock held by such holder prior to 15 months from the effective date or 2/3 of our common stock held by such holder prior to 18 months from the effective date. If we are required to issue shares in connection with the Potential Lancer Share Issuance, Lancer Offshore Inc. will be subject to a lock-up agreement which prohibits the sale of all of its shares in the public market until 180 days after the effective date. There are presently no agreements between the underwriters and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the applicable period.

      We granted registration rights to holders of shares of our series A convertible preferred stock pursuant to a stock purchase agreement. Pursuant to the stock purchase agreement, we granted each of these holders piggy-back registration rights to, on up to two occasions, include the shares of common stock underlying their respective shares of our series A convertible preferred stock in any registration statement we file on our own behalf or on behalf of our other stockholders, at any time after this offering. The piggy-back registration rights will expire once the stockholders' shares of common stock become freely saleable under Rule 144 or Rule 701 during any 90-day period, provided, that these provisions do not apply to any stockholder who owns more than 2% of our outstanding common stock. Subject to lock-up agreements, we could be required to file additional registration statements, covering up to 901,200 shares in the aggregate, for some of our current stockholders.

      We have also entered into registration rights agreements with holders of shares of our series B convertible preferred stock and our series C convertible preferred stock, convertible notes and warrants. Pursuant to these registration rights agreements, we granted each of these holders (1) demand registration rights to, on one occasion at any time six months after the effective date of this prospectus, request that we file a registration statement under the Securities Act on their behalf to register the shares of common stock underlying their respective shares of preferred stock, notes and warrants; and (2) piggy-back registration rights to include the shares of common stock underlying their respective shares of preferred stock, notes and warrants in any registration statement we file on our own behalf or on behalf of our other stockholders. The piggy-back registration rights will expire once the existing stockholders' shares of common stock become freely saleable under Rule 144. Subject to lock-up agreements, we could be required to file additional registration statements, covering up to 1,288,915 shares in the aggregate, for some of our current stockholders.

      We have also entered into a registration rights agreement with our underwriter. Pursuant to this agreement, the holders of the underwriter's warrants will be entitled to customary "piggy-back" registration rights to register the shares of common stock underlying the warrants. Such registration rights shall continue for a period of five years from the effective date of this offering.

      Prior to this offering, there has been no public market for our common stock. Sales of substantial amounts of common stock or the availability of such shares for sale could adversely affect prevailing market prices of our common stock and our ability to raise additional capital. You should read the discussion under the heading entitled "Risk Factors -- Future sales of our common stock could cause the market price of our common stock to decline" for further information about the effect future sales could have on the market price of our common stock.

                                  UNDERWRITING

      Subject to the terms and conditions of the underwriting agreement between us and GunnAllen Financial, Inc., the underwriter of this offering, a copy of which agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase all ____ shares of our common stock offered.

      Underwriter                 Address                       Number of Shares
      -----------                 -------                       ----------------
      GunnAllen Financial, Inc.   1715 North Westshore Blvd.
                                  Suite 700
                                  Tampa, Florida 33607

      The underwriter has advised us that it will offer the shares as set forth on the cover page of this prospectus, which includes the underwriting discount indicated there, and that it will initially allow concessions not in excess of $___ per share on sales to certain dealers. After the initial public offering, concessions to dealer terms may be changed by the underwriter.

      The underwriter has advised us that it does not intend to confirm sales of the shares to any account over which it exercises discretionary authority in an aggregate amount in excess of five (5%) percent of the total securities offered hereby.

      We have granted to the underwriter an option which expires 30 days after the date of this prospectus, exercisable as provided in the underwriting agreement, to purchase up to an additional ___ shares of our common stock at a net price of $__ per share which option may be exercised only for the purpose of covering over-allotments, if any.

      The underwriting agreement provides that we will reimburse the underwriter for its expenses on a non-accountable basis in the amount equal to 3% of the gross proceeds of this offering, of which $15,000 has been paid to date, $15,000 shall be paid upon completion and filing of the first draft of the registration statement to which this prospectus relates and the balance of which shall be paid on the closing of this offering. The underwriting agreement provides for reciprocal indemnification between us and the underwriter against certain liabilities in connection with the registration statement, including liabilities under the Securities Act of 1933, as amended. For a period of three years following the effective date of this offering, GunnAllen Financial Inc., our underwriter, will have the right to have one representative attend each meeting of our board of directors and each meeting of any committee thereof and to participate in all discussions of each such meeting.

      Subject to the approval of the National Association of Securities Dealers, Inc., at the closing of this offering, we will sell to the underwriter or its designees at an aggregate purchase price of $100, warrants to purchase up to an aggregate of _____ shares of our common stock. Each warrant represents the right to purchase one share of common stock for a period of four years commencing one year from the effective date of this offering. The exercise price of the warrants is 120% of the price at which our shares of common stock are sold pursuant to this offering. The warrants contain provisions that protect their holders against dilution by adjustment of the exercise price and number of shares issuable upon exercise on the occurrence of specific events, such as stock dividends or other changes in the number of our outstanding shares except for shares issued under certain circumstances, including shares issued under our equity incentive plan and any equity securities for which adequate consideration is received. No holder of these warrants will possess any rights as a stockholder unless the warrant is exercised. The warrants may not be sold, transferred, assigned or hypothecated for a period of one year from the effective date of this offering, except to officers or partners (but not directors) of the underwriter and members of the selling group and/or their officers or partners.

      The holders of the warrants will be entitled to customary "piggy-back" registration rights to register the shares underlying the warrants. Such registration rights shall continue for a period of five years from the effective date of this offering. Any profit realized from the sale of shares of common stock underlying the underwriter's warrants may be deemed additional underwriting compensation. The exercise of the underwriter's over-allotment option will not result in an increase in the number of shares of common stock underlying the underwriter's warrants or in the granting of any additional warrants to the underwriter.

      All of our officers, directors and one percent stockholders have agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any of our securities they currently hold without the prior written consent of the underwriter, for a period of 365 days after the effective date of the registration statement of which this prospectus forms a part.

      The underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock or warrants in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares of common stock or warrants originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. In "passive" market making, market makers in the securities who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the securities until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than they would otherwise be in the absence of these transactions. These transactions may be effected on the AMEX or otherwise and, if commenced, may be discontinued at any time.

      In connection with the offering, the underwriter may make short sales of our shares and may purchase our shares on the open market to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriter's over-allotment option to purchase additional shares in the offering. The underwriter may close out any covered short position by either exercising its over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. "Naked" short sales are sales in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there might be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the underwriter's purchases to cover the short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

      Prior to this offering, there has been no public market for our common stock. Consequently, the public offering price of our common stock has been determined by negotiation between us and the underwriter. Factors considered in determining the public offering price of such stock included our net worth and earnings, the amount of dilution per share of common stock to the public investors, the estimated amount of proceeds believed necessary to accomplish our proposed goals, prospects for our business and the industry in which we operate, the present state of our activities and the general condition of the securities markets at the time of the offering.

                          TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our common stock is _________. Its address is __________.

                                  LEGAL MATTERS

      Certain legal matters in connection with this offering have been passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York. Certain legal matters relating to our patents and patent applications in connection with this offering will be passed upon for us by Darby & Darby P.C., New York, New York.

                                     EXPERTS

      Our financial statements as of December 31, 2001 and for the years ended December 31, 2001 and 2000, included in this prospectus and elsewhere in the registration statement to which this prospectus relates, have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report with respect thereto and are included in this prospectus and elsewhere in the registration statement in reliance upon the authority of said firm as experts in accounting and auditing.

      Certain matters dealing with patents set forth in "Risk Factors -- Protecting intellectual property in our technology through patents, If we are not able to protect our intellectual property..." and "Business -- Intellectual Property" have been included in this prospectus in reliance upon the written opinion of Darby & Darby, P.C., New York, New York.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus concerning the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

      For further information with respect to us and the common stock we are offering, please refer to the registration statement. A copy of the registration statement can be inspected by anyone without charge at the public reference room of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices located at 233 Broadway, New York, New York 10279, and 500 West Madison Street, Chicago, Illinois 60601. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Copies of these materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains information regarding registrants that file electronically with the Commission.

                          INDEX TO FINANCIAL STATEMENTS

                                  NEPHROS, INC.
                          (A Development Stage Company)

                                                                            Page

Report of Independent Certified Public Accountants                           F-2

Financial Statements

      Balance Sheets                                                         F-3

      Statements of Operations                                               F-4

      Statement of Stockholders' Equity (Deficit)                            F-5

      Statements of Cash Flows                                               F-6

      Notes to Financial Statements                                          F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

After the effect of the reverse stock split discussed in Note 9, the undersigned would be able to render the following audit report.


                                              /S/ GRANT THORNTON LLP

New York, New York
October 15, 2002

To the Board of Directors and Shareholders of  Nephros, Inc.

We have audited the accompanying balance sheet of Nephros, Inc. (a Delaware corporation in the development stage) as of December 31, 2001, and the related statements of operations and cash flows for the years ended December 31, 2001 and 2000 and the related statement of stockholders' equity (deficit) for the period from inception (April 3, 1997) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nephros, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a stockholders' deficit as well as working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                  Nephros, Inc.
                          (A Development Stage Company)

                                 BALANCE SHEETS

                                                                                      Pro forma
                                                                                       June 30,       June 30,      December 31,
                                    ASSETS                                                2002          2002            2001
                                                                                      -----------   ------------    ------------
                                                                                      (unaudited)    (unaudited)
Current assets
   Cash and cash equivalents                                                                        $     59,526    $    277,526
   Prepaid expenses and other current assets                                                               1,617           2,861
                                                                                                    ------------    ------------
            Total current assets                                                                          61,143         280,387

Property and equipment, at cost less accumulated depreciation of
   $314,582 and $285,573 in 2002 and 2001, respectively                                                   76,223         102,783
Other assets                                                                                              10,272          11,454
                                                                                                    ------------    ------------
            Total assets                                                                            $    147,638    $    394,624
                                                                                                    ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
   Accounts payable                                                                                 $    692,960    $  1,891,295
   Accrued expenses                                                                                       60,668          40,930
   Loan from related party                                                                               110,000         105,000
   Short-term convertible note payable, net of unamortized
      discount of $10,000                                                                                240,000              --
                                                                                                    ------------    ------------
             Total current liabilities                                                                 1,103,628       2,037,225

Series B preferred stock, $.001 par value; 2,333,333 shares authorized;
   2,333,333 shares issued and outstanding at December 31, 2001 and June 30,
   2002 - liquidation preference of $2,295,666 and $2,227,666 in 2002 and
   2001, respectively; none outstanding on a pro forma basis                                   --      2,259,000       2,186,000
Series C preferred stock, $.001 par value; 3,140,000 shares
   authorized; 3,137,550 shares issued and outstanding at December 31, 2001 and
   June 30, 2002 - liquidation preference of $3,471,550 and $3,369,550 in 2002
   and 2001, respectively; none outstanding on a pro forma basis                               --      3,441,550       3,334,550

Stockholders' equity (deficit)
   Series A preferred stock, $.001 par value; 4,000,000 shares authorized;
      4,000,000 shares issued and outstanding at December 31, 2001 and June 30,
      2002 - liquidation preference of $5,000,000; none outstanding
      on a pro forma basis                                                                     --          4,000           4,000
   Common stock, $.001 par value; 30,000,000 shares authorized;
      1,263,643 shares issued and outstanding at December 31,
      2001 and June 30, 2002; 3,548,074 outstanding on a
      pro forma basis                                                                 $     3,548          1,264           1,264
   Additional paid-in capital                                                          11,208,502      5,506,236       5,066,236
   Accumulated deficit from inception                                                 (12,168,040)   (12,168,040)    (12,234,651)
                                                                                      -----------   ------------    ------------
             Total stockholders' equity (deficit)                                        (955,990)    (6,656,540)     (7,163,151)
                                                                                      -----------   ------------    ------------
             Total liabilities and stockholders' equity (deficit)                                   $    147,638    $    394,624
                                                                                                    ============    ============

The accompanying notes are an integral part of these statements.

                                  Nephros, Inc.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                                   Period
                                                    From
                                                 Inception      Six months ended June 30,        Year ended December 31,
                                                 to June 30,   ----------------------------    ----------------------------
                                                    2002           2002            2001            2001            2000
                                                ------------   ------------    ------------    ------------    ------------
                                                (unaudited)    (unaudited)     (unaudited)
Revenue - other                                 $    300,000   $         --    $         --    $    300,000    $         --

Operating expenses
   Research and development                        9,274,244        276,215         457,298         737,858       4,781,708
   General and administrative                      3,553,806        291,148         424,432         652,828         854,315
                                                ------------   ------------    ------------    ------------    ------------

           Total operating expenses               12,828,050        567,363         881,730       1,390,686       5,636,023
                                                ------------   ------------    ------------    ------------    ------------

           Loss from operations                  (12,528,050)      (567,363)       (881,730)     (1,090,686)     (5,636,023)
                                                ------------   ------------    ------------    ------------    ------------

Other income, net
    Interest expense                                 (20,000)       (20,000)             --              --              --
    Interest income                                  173,097            181           4,308           5,497          22,765
    Forgiveness of indebtedness                      833,793        833,793              --              --              --
    Gain on disposal of assets                        30,007             --              --              --          30,007
    Other income                                       6,113             --              --              --             668
                                                ------------   ------------    ------------    ------------    ------------
                                                   1,023,010        813,974           4,308           5,497          53,440
                                                ------------   ------------    ------------    ------------    ------------

           NET INCOME (LOSS)                     (11,505,040)       246,611        (877,422)     (1,085,189)     (5,582,583)

Cumulative preferred dividends and
accretion                                           (663,000)      (180,000)       (143,000)       (314,000)       (169,000)
                                                ------------   ------------    ------------    ------------    ------------


           Net income (loss) attributable
             to common stockholders             $(12,168,040)  $     66,611    $ (1,020,422)   $ (1,399,189)   $ (5,751,583)
                                                ============   ============    ============    ============    ============

Net income (loss) per share -
    Basic                                                      $        .05    $       (.81)   $      (1.11)   $      (4.63)
                                                               ============    ============    ============    ============
    Diluted                                                    $        .03    $       (.81)   $      (1.11)   $      (4.63)
                                                               ============    ============    ============    ============

Weighted-average shares outstanding -
    Basic                                                         1,263,643       1,261,052       1,262,404       1,241,116
                                                               ============    ============    ============    ============
    Diluted                                                       2,568,713       1,261,052       1,262,404       1,241,116
                                                               ============    ============    ============    ============

Pro forma per share data (unaudited):
Pro forma net income (loss) per share
    Basic                                                      $       0.07    $      (0.27)   $      (0.33)   $      (2.01)
                                                               ============    ============    ============    ============
    Diluted                                                    $       0.06    $      (0.27)   $      (0.33)   $      (2.01)
                                                               ============    ============    ============    ============

Pro forma weighted-average shares outstanding
    Basic                                                         3,507,284       3,221,982       3,315,130       2,783,929
                                                               ============    ============    ============    ============
    Diluted                                                       3,911,281       3,221,982       3,315,130       2,783,929
                                                               ============    ============    ============    ============

The accompanying notes are an integral part of these statements.

                                  Nephros, Inc.
                          (A Development Stage Company)

             STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                  Series A
                               preferred stock        Common stock          Stock         Additional   Accumulated
                             -------------------   -------------------   subscription      Paid-in       loss from
                              Shares     Amount     Shares     Amount     receivable       capital       inception         Total
                             ---------   -------   ---------   -------   ------------    -----------   ------------    -----------
Issuance of common
  stock upon inception              --   $    --   1,238,976   $ 1,239   $     (5,500)   $     4,261   $         --    $        --
Issuance of preferred
  stock                      4,000,000     4,000          --        --     (2,500,000)     4,996,000             --      2,500,000
Net loss                            --        --          --        --             --             --       (453,001)      (453,001)
                             ---------   -------   ---------   -------   ------------    -----------   ------------    -----------

Balance, December 31, 1997   4,000,000     4,000   1,238,976     1,239     (2,505,500)     5,000,261       (453,001)     2,046,999
Net loss                            --        --          --        --             --             --     (1,146,061)    (1,146,061)
                             ---------   -------   ---------   -------   ------------    -----------   ------------    -----------

Balance, December 31, 1998   4,00,0000     4,000   1,238,976     1,239     (2,505,500)     5,000,261     (1,599,062)       900,938

Noncash stock-based
  compensation                      --        --       2,140         2             --            998             --          1,000
Collection of stock
  subscription receivable           --        --          --        --      2,505,500             --             --      2,505,500
Net loss                            --        --          --                       --             --     (3,484,817)    (3,484,817)
                             ---------   -------   ---------   -------   ------------    -----------   ------------    -----------

Balance, December 31, 1999   4,000,000     4,000   1,241,116     1,241             --      5,001,259     (5,083,879)       (77,379)

Noncash stock-based
  compensation                      --        --          --        --             --          5,000             --          5,000
Cumulative preferred
  dividend and accretion            --        --          --        --             --             --       (169,000)      (169,000)
Net loss                            --        --          --        --             --             --     (5,582,583)    (5,582,583)
                             ---------   -------   ---------   -------   ------------    -----------   ------------    -----------

Balance, December 31, 2000   4,000,000     4,000   1,241,116     1,241             --      5,006,259    (10,835,462)    (5,823,962)

Noncash stock-based
  compensation                      --        --      22,527        23             --         59,977             --         60,000
Cumulative preferred
  dividend and accretion            --        --          --        --             --             --       (314,000)      (314,000)
Net loss                            --        --          --                       --             --     (1,085,189)    (1,085,189)
                             ---------   -------   ---------   -------   ------------    -----------   ------------    -----------

Balance, December 31, 2001   4,000,000     4,000   1,263,643     1,264             --      5,066,236    (12,234,651)    (7,163,151)

Issuance of warrants                --        --          --        --             --        430,000             --        430,000
Noncash stock-based
  compensation                      --        --          --        --             --         10,000             --         10,000
Cumulative preferred
  dividend and accretion            --        --          --        --             --             --       (180,000)      (180,000)
Net income                          --        --          --        --             --             --        246,611        246,611
                             ---------   -------   ---------   -------   ------------    -----------   ------------    -----------

Balance, June 30, 2002
(unaudited)                  4,000,000   $ 4,000   1,263,643   $ 1,264   $         --    $ 5,506,236   $(12,168,040)   $(6,656,540)
                             =========   =======   =========   =======   ============    ===========   ============    ===========

The accompanying notes are an integral part of this statement.

                                  Nephros, Inc.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                                    Period
                                                     from
                                                   inception       Six months ended June 30,         Year ended December 31,
                                                   to June 30,    ----------------------------    ----------------------------
                                                      2002            2002            2001            2001            2000
                                                  ------------    ------------    ------------    ------------    ------------
                                                  (unaudited)     (unaudited)     (unaudited)
Cash flows from operating activities
   Net income (loss)                              $(11,505,040)   $    246,611    $   (877,422)   $ (1,085,189)   $ (5,582,583)
   Adjustments to reconcile net income (loss)
   to net cash used in operating activities
        Depreciation and amortization                  344,589          29,009          35,232          70,466          86,545
        Forgiveness of indebtedness                   (833,793)       (833,793)             --              --              --
        Noncash stock-based compensation                76,000          10,000          55,000          60,000           5,000
        Amortization of debt discount                   20,000          20,000              --              --              --
        Gain on disposal of assets                     (30,007)             --              --              --         (30,007)
        (Increase) decrease in operating assets
           Prepaid expenses                             (1,617)          1,244           3,140           4,094          (3,808)
           Other assets                                (10,272)          1,182             568           1,690           2,173
        Increase (decrease) in operating
        liabilities
           Accounts payable and accrued
           expenses                                  1,987,421          55,196          17,827          27,351       1,320,949
                                                  ------------    ------------    ------------    ------------    ------------

           Net cash used in operating
           activities                               (9,952,719)       (470,551)       (765,655)       (921,588)     (4,201,731)
                                                  ------------    ------------    ------------    ------------    ------------

Cash flows from investing activities
   Purchase of property and equipment                 (474,157)         (2,449)         (8,807)         (8,807)       (105,882)
   Proceeds from disposal of property and
   equipment                                            83,352              --              --              --          83,352
                                                  ------------    ------------    ------------    ------------    ------------

           Net cash used in investing
           activities                                 (390,805)         (2,449)         (8,807)         (8,807)        (22,530)
                                                  ------------    ------------    ------------    ------------    ------------

                                  Nephros, Inc.
                          (A Development Stage Company)

                      STATEMENTS OF CASH FLOWS (continued)

                                                       Period
                                                        from
                                                      inception      Six months ended June 30,      Year ended December 31,
                                                     to June 30,   ----------------------------   ---------------------------
                                                        2002           2002            2001           2001           2000
                                                    ------------   ------------    ------------   ------------   ------------
                                                    (unaudited)    (unaudited)     (unaudited)
Cash flows from financing activities
   Proceeds from issuance of preferred stock, net   $ 10,037,550   $         --    $    790,000   $    940,000   $  4,097,550
   Issuance of common stock                                5,500             --              --             --             --
   Loan from related party, net                          110,000          5,000              --        105,000             --
   Proceeds from issuance of convertible note
   payable                                               250,000        250,000              --             --             --
                                                    ------------   ------------    ------------   ------------   ------------

           Net cash provided by financing
           activities                                 10,403,050        255,000         790,000      1,045,000      4,097,550
                                                    ------------   ------------    ------------   ------------   ------------

           Net increase (decrease) in cash                59,526       (218,000)         15,538        114,605       (126,711)

Cash, beginning of period                                     --        277,526         162,921        162,921        289,632
                                                    ------------   ------------    ------------   ------------   ------------

Cash, end of period                                 $     59,526   $     59,526    $    178,459   $    277,526   $    162,921
                                                    ============   ============    ============   ============   ============

Supplemental disclosure of cash flow information
Non cash investing and financing activities:

Issuance of warrants in connection with
   settlement with a supplier                            400,000        400,000              --             --             --
Issuance of warrants in connection with issuance
   of short-term convertible notes                        30,000         30,000              --             --             --
Cumulative preferred dividend and accretion              663,000        180,000         143,000        314,000        169,000

The accompanying notes are an integral part of these statements.

                                  Nephros, Inc.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

(Information as of June 30, 2002 and for the six months ended June 30, 2002 and
                               2001 is unaudited)

NOTE 1 - NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

      Nature of Operations

      Nephros, Inc. ("Nephros" or the "Company") was founded in 1997 by health professionals, scientists and engineers affiliated with Columbia University to develop advanced End Stage Renal Disease ("ESRD") technology and products that would address both patient treatment needs and the clinical and financial needs of the treatment provider. The Company has developed three products to deliver an improved hemodiafiltration process for ESRD patients. These are the OLpur(TM) MD190, a proprietary dialyzer, OLpur(TM) H(2)H(TM), an add-on module designed for use with existing hemodialysis machines and controlled by advanced proprietary software with a simplified user interface, and the OLpur(TM) NS2000 system, a stand-alone hemodiafiltration machine and associated proprietary filter technology. The Company believes these products are significantly more effective than any products currently available for ESRD therapy. In its laboratory bench studies, its proprietary hemodiafiltration products have been shown to remove a range of larger toxins, known collectively as "middle molecules" due to their molecular weight, more effectively than existing hemodialysis or hemodiafiltration methods. These middle molecules are thought to contribute to such conditions as malnutrition, impaired cardiac function, carpal tunnel syndrome, and degenerative bone disease in the ESRD patient.

      The Company is a development stage company, as defined by Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises," as it continues to devote substantially all of its efforts to establishing a new business, and it has not yet commenced its planned principal operations. Revenues earned by the Company to date are primarily related to consulting services rendered to third parties outside of the planned principal operations.

      The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

      Through December 31, 2001, the Company had incurred development stage losses totaling approximately $12 million. At December 31, 2001, the Company had minimal cash and cash equivalents to fund short-term working capital requirements and had approximately $1.7 million of working capital deficiency. The Company's ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near future to continue: (1) its research and development efforts, (2) hiring and retaining key employees, (3) satisfaction of its commitments and (4) the successful development, production and marketing of its products. These factors raise substantial doubt about the Company's ability to continue as a going concern.

      The Company is actively pursuing additional sources of financing. The Company believes that the proceeds from the financings closed subsequent to December 31, 2001 (Note 9), will be sufficient to fund the Company's operations into the first quarter of 2003. However, there can be no assurance that all funds from such financings or any alternative financings will be available, when required, to permit the Company to realize its business plan, or even if such capital is available, that it will be at terms favorable to the Company. Additionally, there can be no assurance that the Company's efforts to produce a commercially viable product will be successful, or that the Company will generate sufficient revenues to provide positive cash flows from operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of June 30, 2002 and for the six months ended June 30, 2002 and
                               2001 is unaudited)

NOTE 1 (continued)

      Pro Forma Presentation

      The unaudited pro forma presentation at June 30, 2002 gives effect to the mandatory conversion of all of the convertible preferred stock into common stock (see Notes 2 and 3), upon the completion of the Company's proposed initial public offering (see Note 9).

      Unaudited Interim Financial Statements

      The accompanying unaudited financial statements as of June 30, 2002 and for the six months ended June 30, 2002 and 2001 and for the period from inception to June 30, 2002 have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the unaudited financial statements furnished herein include all adjustments necessary for a fair presentation of the Company's financial position at June 30, 2002 and the results of its operations and its cash flows for the six-month periods ended June 30, 2002 and 2001 and for the period from inception to June 30, 2002. All such adjustments are of a normal recurring nature. Interim financial statements are prepared on a basis consistent with the Company's annual financial statements. Results of operations for the six-month period ended June 30, 2002 are not necessarily indicative of the operating results that may be expected for the entire year ended December 31, 2002.

      Use of Estimates in the Preparation of Financial Statements

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Concentration of Risk

      Cash and cash equivalents are financial instruments which potentially subject the Company to concentrations of credit risk. The Company deposits its cash in financial institutions. At times, such deposits may be in excess of insured limits. To date, the Company has not experienced any impairment losses on its cash and cash equivalents.

      Fair Value of Financial Instruments

      The carrying amounts of cash and cash equivalents, accounts payable and debt approximate fair value due to the short-term maturity of these instruments.

      Cash and Cash Equivalents

      The Company considers all highly liquid instruments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist primarily of overnight commercial paper and are stated at cost, which approximates market value, and are considered available for sale.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                (Information as of June 30, 2002 and for the six months ended June 30, 2002 and 2001 is unaudited)

NOTE 1 (continued)

      Property and Equipment

      Property and equipment are stated at cost and are being depreciated over the estimated useful lives of the assets, which range between three and five years. Research equipment is being depreciated using an accelerated method of 200% declining balance. Computer equipment is being depreciated using the straight-line method.

      Property and equipment are comprised of the following:

                                           June 30,      December 31,
                                             2002            2001
                                         ------------    ------------
                                         (unaudited)

         Research equipment              $    337,447    $    334,998
         Computer equipment                    53,358          53,358
                                         ------------    ------------

                                              390,805         388,356
         Less accumulated depreciation       (314,582)       (285,573)
                                         ------------    ------------

                                         $     76,223    $    102,783
                                         ============    ============

      Depreciation expense for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001 and 2000 was $29,009, $35,232, $70,466 and $86,545, respectively.

      Patents

      The Company has filed numerous patent applications with the United States Patent and Trademark Office and in foreign countries. All costs and direct expenses incurred in connection with patent applications have been expensed as incurred.

      Accounting for Long-lived Assets

      The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Management has performed a review of all long-lived assets and has determined that no impairment of the carrying values of its long-lived assets exists as of December 31, 2001.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of June 30, 2002 and for the six months ended June 30, 2002 and
                               2001 is unaudited)

NOTE 1 (continued)

      Stock-based Compensation

      The Company accounts for stock-based compensation to employees under the intrinsic-value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and discloses the effect of the differences which would result had the Company applied the fair-value-based method of accounting on a pro forma basis, as required by SFAS No. 123, "Accounting for Stock-Based Compensation."

      The Company accounts for nonemployee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the equity instruments issued in accordance with the EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, Goods or Services."

      Income Taxes

      The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires accounting for deferred income taxes under the asset and liability method. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable in future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

      Research and Development Costs

      Research and development costs are expensed as incurred.

      Income (Loss) per Common Share

      Historical -

      In accordance with SFAS No. 128, "Earnings Per Share," net income (loss) per common share amounts ("basic EPS") were computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding and excluding any potential dilution. Net income (loss) per common share amounts assuming dilution ("diluted EPS") were computed by reflecting potential dilution from conversion of convertible securities and the exercise of stock options and warrants. Common equivalent shares of 1,412,632, 2,562,064, 2,566,344 and 2,384,102 have been excluded from the computation of diluted EPS for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001 and 2000, respectively, as their effect is antidilutive.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of June 30, 2002 and for the six months ended June 30, 2002 and
                               2001 is unaudited)

NOTE 1 (continued)

Pro forma (unaudited) -

Pro forma net income (loss) per share is calculated assuming conversion of all convertible Preferred Stock and accumulated dividends, which convert upon the completion of the Company's proposed initial public offering (see Note 9). The following table reconciles the numerator and denominator for the calculation:

                                                        Six Months ended June 30,    Year Ended December 31,
                                                            2002          2001         2001           2000
                                                            ----          ----         ----           ----
Numerator:
Net income (loss) attributable to common stockholders   $   66,611   $(1,020,422)   $(1,399,189)   $(5,751,583)
Preferred dividend and accretion                           180,000       143,000        314,000        169,000
                                                        ----------   -----------    -----------    -----------
Pro forma net income (loss)                             $  246,611   $  (877,422)   $(1,085,189)   $(5,582,583)
                                                        ==========   ===========    ===========    ===========

Denominator:
Weighted average basic shares outstanding                1,263,643     1,261,052      1,262,404      1,241,116
Assumed conversion of preferred stock and preferred
dividend                                                 2,243,641     1,960,930      2,052,726      1,542,813
                                                        ----------   -----------    -----------    -----------
Pro forma weighted average basic shares outstanding      3,507,284     3,221,982      3,315,130      2,783,929
                                                        ==========   ===========    ===========    ===========

Diluted EPS -

The following table reconciles the numerator and denominator for the calculation of the diluted EPS:

                                                    Six months ended June 30, 2002
                                                       Historical    Proforma
                                                       ----------    --------
                                                      (unaudited)   (unaudited)
Numerator:
Net income attributable to common stockholders        $    66,611   $   246,111
Preferred dividend and accretion                               --            --
                                                      -----------   -----------
                                                      $    66,611   $   246,111
                                                      ===========   ===========

Denominator:
Weighted average basic shares outstanding               1,263,643     3,507,284
Assumed Convention of preferred stock                     901,074            --
Incremental shares for assumed exercised of options       403,996       403,996
                                                      -----------   -----------
                                                        2,568,713     3,911,281
                                                      ===========   ===========

      Comprehensive Income (Loss)

      The Company complies with the provisions of SFAS No. 130, "Reporting Comprehensive Income," which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distributions to owners, for the period in which they are recognized. Comprehensive income (loss) is the total of net income (loss) and all other non-owner changes in equity (or other comprehensive income (loss)) such as unrealized gains or losses on securities classified as available-for-sale, foreign currency translation adjustments and minimum pension liability adjustments. Comprehensive income (loss) must be reported on the face of the annual financial statements. The Company's operations did not give rise to any material items includable in comprehensive income (loss), which were not already in net income (loss) for the years ended December 31, 2001 and 2000 and for the six months ended June 30, 2002 and 2001. Accordingly, the Company's comprehensive income (loss) is the same as its net income (loss) for all periods presented.

      New Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations be accounted for by the purchase method and that intangible assets acquired in a business combination be recognized as assets apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. SFAS No. 141 became effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001 or later. The provisions of SFAS No. 142 are effective for fiscal years beginning after December 15, 2001. The adoption of these statements is not expected to have a material effect on the Company's financial position or results of operations.

      In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 requires that the fair value of an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value of the obligation can be made. The adoption of the provisions of SFAS No. 143 is not expected to have a material effect on the Company's financial position or results of operations.

      In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets (excluding goodwill) or assets to be disposed of. The adoption of SFAS No. 144 is not expected to have a material effect on the Company's financial position or results of operations.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of June 30, 2002 and for the six months ended June 30, 2002 and
                               2001 is unaudited)

NOTE 1 (continued)

      In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS 146 will be applied to exit or disposal activities after December 31, 2002 and is not expected to have a material effect on the Company's financial position or results of operations.

NOTE 2 - MANDATORILY REDEEMABLE PREFERRED STOCK

      During February through April 2000, the Company issued 2,333,333 shares of $.001 par value Series B preferred stock at a price of $0.86 per share for aggregate proceeds of approximately $2 million. The Series B stockholders are entitled to a cumulative dividend at the rate of 6% per annum, when, as and if declared by the Board of Directors, and to a liquidation preference of $.86 per share plus any accrued and unpaid dividends. The Series B preferred stock can be converted at any time to common stock at the conversion price of $3.82 per share and is automatically converted upon a qualified public offering of the Company, as defined in the Company's amended and restated certificate of incorporation.

      The Series B preferred stock is redeemable on or at any time after February 2005, at the election of the holders of at least two thirds of the shares of Series B and Series C preferred stock voting together as a class calculated on an as converted basis. The redemption price will be equal to the greater of $0.86 (plus any accrued and unpaid dividends) or the then fair market value per share of the Series B preferred stock.

      Cumulative preferred dividends on Series B preferred stock were $68,000, $64,000, $129,000 and $92,000 for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001 and 2000, respectively.

      During May through October 2000, the Company issued 2,197,550 shares of $.001 per value Series C preferred stock at a price of $1.00 per share. The Series C stockholders are entitled to a cumulative dividend at a rate of 6% per annum, when, as and if declared by the Board of Directors, and to a liquidation preference of $1.00 per share plus any accrued and unpaid dividends. The Series C preferred stock can be converted at any time to common stock at the conversion price of $4.44 per share and is automatically converted upon a qualified initial public offering of the Company, as defined in the Company's amended and restated certificate of incorporation.

      The Series C preferred stock is redeemable on or at any time after May 2005, at the election of the holders of at least two thirds of the shares of Series B and Series C preferred stock voting together as a class calculated on an as-converted basis. The redemption price will be equal to the greater of $1.00 (plus any accrued and unpaid dividends) or the then fair market value per share of the Series C preferred stock.

      During March through October 2001, the Company issued convertible notes payable for aggregate proceeds of $940,000. During June through November 2001, such notes were converted into an additional 940,000 shares of Series C preferred stock at a price of $1.00 per share.

      Cumulative preferred dividends on Series C preferred stock were $102,000, $69,000, $165,000 and $67,000 for the six months ended June 30, 2002 and 2001, and for the years ended December 31, 2001 and 2000, respectively.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of June 30, 2002 and for the six months ended June 30, 2002 and
                               2001 is unaudited)

NOTE 2 (continued)

      In connection with the issuance of Series B and C preferred stock, the Company incurred issuance cost of approximately $100,000. Such cost was recorded as a reduction in the carrying amount of such preferred stock and is being accreted over the five-year period to the earliest redemption date. Accretion of preferred stock issuance cost was $10,000, $10,000, $20,000 and $10,000 for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001 and 2000, respectively.

NOTE 3 - STOCKHOLDERS' EQUITY

      In July 1997, the Company issued 4,000,000 shares of $.001 par value Series A preferred stock at a price of $1.25 per share for aggregate proceeds of $5,000,000. The Series A stockholders are entitled to voting and dividend rights equal to common stockholders. The Series A preferred stock has a liquidation preference of $1.25 per share plus any accrued but unpaid dividends. The Series A preferred stock can be converted at any time to common stock at the conversion price of $5.55 and is automatically converted upon the Company's initial public offering as set forth in the Company's amended and restated certificate of incorporation.

NOTE 4 - STOCK-BASED COMPENSATION

      In 2000, the Company adopted the Nephros 2000 Equity Incentive Plan (the "Plan"), under which 1,013,708 shares of common stock have been authorized for issuance upon exercise of options granted by the Company. As of December 31, 2001, 419,900 options have been issued to employees. The options expire December 31, 2009, and vest as follows:

      -     20% of the options are exercisable on grant date

      - 20% of the options are exercisable on the anniversary of the grant date until 60% of the options are fully exercisable

      - 20% of the options are exercisable at such a time that a hemodiafiltration device is available for use in clinical trials

      - 20% of the options are exercisable at such a time that Nephros, Inc. has obtained regulatory approval for use by humans for its hemodiafiltration device

      As of December 31, 2001, 12,953 options have been issued to nonemployees. Such options expire December 31, 2006 and vest over four years.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of June 30, 2002 and for the six months ended June 30, 2002 and
                               2001 is unaudited)

NOTE 4 (continued)

      Option activity for the years ended December 31, 2001 and 2000 is summarized as follows:

                                                                   Weighted-
                                                                    average
                                                                   exercise
                                                        Shares       price
                                                       ---------   ---------

Outstanding at December 31, 1999                              --   $      --

Options granted                                          462,363         .40
Options exercised                                             --          --
Options canceled                                              --          --
                                                       ---------   ---------

Outstanding at December 31, 2000                         462,363         .40

Options granted                                               --          --
Options exercised                                             --          --
Options canceled                                         (29,510)        .40
                                                       ---------   ---------

Outstanding at December 31, 2001                         432,853   $     .40
                                                       =========   =========

Exercisable at December 31, 2001                         171,198   $     .40
                                                       =========   =========

      At December 31, 2001, there were 580,855 shares available for future grant under the Plan.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of June 30, 2002 and for the six months ended June 30, 2002 and
                               2001 is unaudited)

NOTE 4 (continued)

      The portion of stock options granted to employees which is time-based vested (60%) is accounted for as a fixed award. No compensation has been recorded on such portion as it had no intrinsic value at the date of grant.

      The portion of stock options granted to employees which vests based on performance achievement (40%) is accounted for as a variable award. As vesting depends upon discrete events, the measurement date and the expense recognition will occur when such targets are achieved. The intrinsic value of such options at June 30, 2002 is approximately $1,000,000.

      Options issued to non-employees were valued using the Black-Scholes options pricing model. The Company has recorded compensation in the amounts of $10,000, $5,000, $10,000 and $5,000 for the periods ended June 30, 2002 and 2001 and for the years ended December 31, 2001 and 2000, respectively, in connection with options granted to nonemployees.

      The weighted-average fair value of options granted in 2000 is $.27. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 6%; no expected dividend yield; expected lives of five years; and expected stock price volatility of 80%.

      The following table summarizes information about stock options outstanding at December 31, 2001:

                                                     Options outstanding                               Options exercisable
                                 ------------------------------------------------------          -------------------------------
                                      Number               Weighted-                                Number
                                   outstanding              average          Weighted-            exercisable          Weighted-
                                      as of                remaining          average                as of              average
                Range of          December 31,            contractual        exercise             December 31,          exercise
            exercise prices           2001                    life             price                  2001               price
            ---------------      --------------           ------------      -----------          --------------        ---------
                $0.40-2.20           432,853                  7.9              $.40                  171,198              $.40

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

     (Information as of June 30, 2002 and for the six months ended June 30,
                           2002 and 2001 is unaudited)

NOTE 4 (continued)

      The Company has elected to continue to account for stock-based compensation under APB Opinion No. 25, under which no compensation expense has been recognized for stock options granted to employees at fair market value. Had compensation expense for stock options granted under the Plan been determined based on fair value at the grant dates, the Company's net loss and net loss per share for the years ended December 31, 2001 and 2000 would have been increased to the pro forma amounts shown below.

                                        2001             2000
                                   -------------    -------------

              Net loss
                  As reported      $  (1,085,189)   $  (5,582,583)
                  Pro forma           (1,110,189)      (5,632,795)

              Net loss per share
                  As reported      $       (1.11)   $       (4.63)
                  Pro forma                (1.13)           (4.66)

NOTE 5 - 401(k) PLAN

      The Company has established a 401(k) deferred contribution retirement plan which covers all employees. The Plan provides for voluntary employee contributions of up to 15% of annual compensation, as defined. The Company does not match employee contributions or otherwise contribute to the 401(k) Plan.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

      Leases

      In June 2001, the Company entered into a noncancelable operating lease for the rental of its office and research and development facility, which expires in June 2002. Rent expense for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001 and 2000 totaled approximately $37,000, $36,000, $73,000 and $66,000, respectively.

      Annual future minimum lease payments as of December 31, 2001 are $33,140, all payable during the year ended December 31, 2002.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of June 30, 2002 and for the six months ended June 30, 2002 and
                               2001 is unaudited)

NOTE 6 (continued)

      License Agreement

      On November 1, 1999, the Company entered into an exclusive license agreement (the "Agreement") with the Trustees of Columbia University in the City of New York ("Columbia") whereby Columbia granted the Company an exclusive right to develop, manufacture, use, sell or lease products or services covered by certain patent applications or the patents that may be granted on such applications (collectively, the "Licensed Patents")

      In consideration of the license granted under the Agreement, the Company shall pay to Columbia: (i) a royalty of one-third of one percent (0.33%) on net sales or transfers of all products or services covered by the Licensed Patents; and (ii) a royalty of one-third of one percent (0.33%) of all lump-sum payments received by the Company on account of the sale or transfer of rights in the Licensed Patents, or in the products or services covered by the Licensed Patents.

      The Company is required to pay the following milestone payments to Columbia in accordance with the following schedule: (i) $2,500 and the delivery of 2,140 shares of common stock of the Company within 60 days from the date of the Agreement; (ii) $2,500 upon the filing of the first Company-sponsored Pre-Market Application ("PMA") or its foreign equivalent for the product or services covered by the Licensed Patents, with the United States Food and Drug Administration (the "FDA") or its foreign equivalent; (iii) $50,000 upon the cumulative net sales or transfers of $25,000,000 of all products or services covered by the Licensed Patents; and (iv) $125,000 upon the cumulative net sales or transfers of $200,000,000 of all products or services covered by the Licensed Patents.

      As of December 31, 2001, only the first milestone payment was made as the Company has not yet met the conditions for the other payments. The Company does not anticipate making any further payments under this license agreement as it has discontinued the development of any products covered by the Licensed Patents.

      In addition, the Agreement provided that the Company shall sponsor research at Columbia in an amount of not less than $40,000 per year for a period of two (2) years pursuant to a Research Agreement entered into by and between the Company and Columbia. During the years ended December 31, 2001 and 2000, the Company fulfilled such obligation by paying $30,000 and $50,000, respectively, pursuant to such Research Agreement.

      Litigation

      The Company may, from time to time, be a party to litigation arising during the normal course of business. The Company is currently not a party to any litigation.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of June 30, 2002 and for the six months ended June 30, 2002 and
                               2001 is unaudited)

NOTE 7 - INCOME TAXES

      At December 31, 2001, the Company had Federal, New York State, and New York City income tax net operating loss carryforwards of approximately $11,800,000 each. The Company also has Federal and New York State research tax credit carryforwards of approximately $430,000 and $30,000, respectively. The Federal net operating loss and tax credit carryforwards will expire in 2012 - 2021 unless previously utilized.

      Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company's net operating loss and credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period.

      Significant components of the Company's deferred tax assets as of December 31, 2001 are shown below:

           Deferred tax assets
               Net operating loss carryforwards          $ 5,300,000
               Research and development credits              460,000
                                                         -----------

                      Total deferred tax assets            5,760,000

           Deferred tax liability                                 --

           Valuation allowance for deferred tax assets    (5,760,000)
                                                         -----------

           Net deferred tax assets                       $        --
                                                         ===========

      A valuation allowance of $5,760,000 has been recognized to offset the deferred tax assets as realization of such assets is uncertain.

      The effective tax rate for the years ended December 31, 2001 and 2000 is different from the tax benefit that would result from applying the statutory tax rates due to the valuation allowance that has been recognized.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of June 30, 2002 and for the six months ended June 30, 2002 and
                               2001 is unaudited)

NOTE 8 - RELATED PARTY TRANSACTION

      The Company received unsecured advances from its Chairman of the Board to ensure that it met operating needs. The advances are to be repaid when sufficient funds become available and bear no interest. At June 30, 2002 and December 31, 2001, the Company was indebted for $110,000 and $105,000, respectively.

      In July 1998, the Company entered into a consulting agreement with a shareholder. Per the agreement, the Company paid such shareholder consulting fees in the amount of $75,000 per year. The agreement was terminated in October 2000. Consulting fees for the year ended December 31, 2000 were $62,500.

NOTE 9 - SUBSEQUENT EVENT

      In April 2002, the Company issued $250,000 in principal amount of 6% convertible notes payable due August 2002 (the "Notes"). The Notes are convertible into either Series A preferred stock, Series C preferred stock, or substantially equivalent capital stock, at a price of $1.00 per share. The Company is currently seeking the conversion of such Notes. In connection with such financing, the Company will also issue warrants to purchase 125,000 shares of its Series A convertible preferred stock, or such shares of our common stock as may be issuable upon mandatory conversion of our series A convertible preferred stock, at the price of $1.00 per share. The warrants will be exercisable at any time through April 2004. The warrants were valued at $30,000 using the Black-Scholes model and are presented as a debt discount, which is being amortized over the term of the debt (four months).

      In June 2002, the Company entered into a settlement agreement with one of its suppliers. The Company had an outstanding liability to such supplier in the amount of approximately $1,900,000. In exchange for a full release of this liability, the Company has issued warrants giving the supplier the right to purchase 135,161 shares of common stock of the Company for an exercise price of $13.32 per share. The warrants are exercisable at any time through June 2007. The warrants were valued at $400,000 using the Black-Scholes model. In addition, Nephros shall pay the supplier the following amounts: (i) the first installment of $300,000 is due upon infusion of capital into the Company of at least $500,000 of net cash proceeds, after the date of settlement; (ii) a second installment of $100,000 is due six months after the first installment is paid; (iii) a third installment of $250,000 is due if and when the Company receives net cash proceeds of $1,250,000 in connection with a subsequent offering of capital stock. In the event the capital raised by the Company after the date of settlement is less than the above thresholds, Nephros shall be obligated to pay the supplier 20% of the gross proceeds of any capital infusion. Accordingly, the Company recorded a gain of approximately $850,000 based on such settlement agreement. On August 7, 2002, the Company satisfied the first $300,000 installment of the agreement.

      On July 2002, the Company entered into a one year operating lease for the rental of its office and research and development facility. The lease provides for annual rent of approximately $73,000.

                                  Nephros, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

(Information as of June 30, 2002 and for the six months ended June 30, 2002 and
                               2001 is unaudited)

NOTE 9 (continued)

      In August, 2002, the Company entered into a Subscription Agreement with a lender for additional financing. The new financing was to have provided funds to the Company totaling $3,000,000 and, contemplated the issuance of $3,000,000 aggregate principal amount of convertible notes of the Company due March 2003. The first installment of $1,500,000 was received in August 2002, with the remaining $1,500,000 to be received by October 2002. As of the date of these financial statements, the lender failed to fund the remaining $1,500,000 and is in default under the Subscription Agreement. The Company intends to pursue vigorously all available legal remedies against the lender, including seeking rescission of the securities issued in August 2002. However, there can be no assurance that a judicial resolution will not uphold some or all of the terms of the Subscription Agreement. The notes were to bear interest at the rate of 8% per annum and be convertible at any time into up to 1,200,000 shares common stock at a price of $2.50 per share (subject to antidilution adjustments). The notes were to automatically convert into shares of common stock upon a qualified public offering of the Company, as defined in the convertible promissory note. The Subscription Agreement provided for the issuance to the lender of warrants to purchase 240,000 shares of common stock at $2.50 per share, exercisable at any time through December 2007 (subject to antidilution adjustments). The Subscription Agreement also required that immediately prior to the initial public offering, the Company have 50,000 shares of common stock reserved for issuance upon the exercise of warrants to a placement agent in connection with the financing. The Company expects that such placement agent warrants, if issued, would be exercisable at no more than $2.50 per share.

      The Company is pursuing an initial public offering of its common stock yielding proceeds to the Company of minimum $15 million before taking into account applicable underwriting discounts, commissions and offering expenses.

      Immediately prior to the consummation of the initial public offering, the Company will effect a reverse stock split pursuant to which each share of its common stock will be converted into 0.2253 of one share of common stock. Unless otherwise noted, all shares and per share data for all periods presented have been retroactively restated to give effect to this reverse stock split.

                [INSIDE BACK COVER PAGE - DESCRIPTION OF ARTWORK]

The middle of the inside back cover contains a computer-generated, three-dimensional, color picture of the OLpur(TM) NS2000, our standalone hemodiafiltration machine.

      No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale hereunder will, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This prospectus does not constitute an offer to or solicitation of offers by anyone in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

                                ___________SHARES

                                  NEPHROS, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                                 _________, 2002

      You should rely only on the information contained in this document or to those which we have referred you. We have not authorized anyone to provide you with any other information. This document may be used only where it is legal to sell these securities. The information in this document may not be accurate after the date on its cover.

      Until ______, 200_, all dealers effecting transactions in the registered securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law (the "DGCL") permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, that is one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they will have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person will have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought will determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

      The Registrant's Amended and Restated Certificate of Incorporation provides for indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL. The Registrant has obtained liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

Item 25. Other Expenses of Issuance and Distribution.

The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this Registration Statement will be as follows:

                                                                          Total
                                                                          -----
SEC registration fee (actual) ..........................................  $1,587
NASD filing fee.........................................................  $2,225
Accounting fees and expenses ...........................................
American Stock Exchange LLC listing fee.................................  $5,000
Legal fees and expenses.................................................
Printing and engraving expenses.........................................
Blue Sky fees and expenses..............................................
Directors and officers' insurance.......................................
Transfer agent and registrar fees.......................................
Miscellaneous expenses..................................................

Item 26. Recent Sales of Unregistered Securities

      The number of shares of the Registrant's Common Stock, par value $.001 per share ("Common Stock"), set forth below have not been adjusted to reflect the Registrant's reverse stock split to be completed upon effectiveness of this Registration Statement. See the description under the heading "Description of Securities -- Reverse Stock Split" in Part I of this Registration Statement.

      On November 1, 1999, the Registrant issued to the Trustees of Columbia University in the City of New York 9,500 shares of Common Stock in connection with a licensing agreement between the Registrant and the Trustees of Columbia University in the City of New York.

      As of February 8, 2000, the Registrant issued to WP Nephros Partners, LLC, a holder of more than 5% of Common Stock, 2,333,333 shares of its Series B Convertible Preferred Stock, par value $.001 per share, for an aggregate purchase price of $2,000,000.

      As of May 17, 2000, the Registrant issued 2,197,550 shares of its Series C Convertible Preferred Stock, par value $.001 per share ("Series C Preferred Stock"), for an aggregate purchase price of $2,197,550, to certain of its existing and new investors.

      During March through October 2001, the Registrant issued 940,000 shares of Series C Preferred Stock for an aggregate purchase price of $940,000, to certain of its existing and new investors.

      In April 2002, the Registrant issued convertible promissory notes in the principal amount of $250,000 to certain of its existing and new investors. In connection with this issuance, the Registrant issued to the holders of these notes warrants to purchase an aggregate of 125,000 shares of the Registrant's Series A Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"), or such shares of Common Stock as may be issuable upon mandatory conversion of the Series A Preferred Stock, at a conversion price of $1.00 per share, which warrants expire in April 2004.

      In June 2002, in settlement of certain amounts owed by the Registrant to a former supplier of engineering services, the Registrant issued warrants to purchase 135,161 shares of Common Stock at an exercise price of $13.32 per share, which warrants expire in June 2007.

      In August 2002, the Registrant issued a convertible note to Lancer Offshore, Inc., in the principal amount of $1,500,000. In connection with this transaction, the Registrant entered into a Subscription Agreement with Lancer Offshore, Inc., which contemplated that additional convertible notes in the aggregate principal amount of $1,500,000 and warrants to purchase 240,000 shares of common stock (subject to antidilution adjustments) would be issued, subject to the payment of the additional aggregate principal amount of $1,500,000. As of the date hereof, Lancer Offshore, Inc. has defaulted in its obligation to pay the remaining $1,500,000 principal amount. The Registrant intends to pursue vigorously all available legal remedies against Lancer Offshore, Inc., including seeking rescission of the securities issued in August 2002. However, there can be no assurance that a judicial resolution will not uphold some or all of the terms of the Subscription Agreement and no assurance that the Registrant will not have to issue common stock to Lancer Offshore, Inc. pursuant to the terms of the Subscription Agreement.

      The issuances of the above securities were considered to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in these transactions. All recipients either received adequate information about us or had access to such information.

Item 27. Exhibits.

Exhibit No.         Description
-----------         -----------

1.1*                Form of Underwriting Agreement.

3.1*                Amended and Restated Certificate of Incorporation of the
                    Registrant.

3.2*                Amended and Restated By-laws of the Registrant.

4.1*                Specimen of Common Stock Certificate of the Registrant.

4.2*                Form of Underwriter's Warrant.

5.1*                Opinion of Kramer, Levin, Naftalis & Frankel LLP.

5.2*                Opinion of Darby & Darby P.C.

10.1                Registrant's 2000 Equity Incentive Plan.

10.2 Form of Subscription Agreement dated as of June 1997 between the Registrant and each Purchaser of Series A Convertible Preferred Stock.

10.3 Form of Registration Rights Agreement dated as of February 8, 2000 between the Registrant and WP Nephros Partners, LLC, as Purchaser of Series B Convertible Preferred Stock.

10.4 Form of Registration Rights Agreement dated as of May 17, 2000 between the Registrant and each Purchaser of Series C Convertible Preferred Stock.

10.5* Form of Warrant dated April 8, 2002 issued to each Holder of Certain Convertible Promissory Notes of the Registrant.

10.6 Subscription Agreement dated August 6, 2002 between Lancer Offshore, Inc. and the Registrant, together with exhibits.

10.7                Intentionally Omitted.

10.8* Employment Agreement dated as of July 1, 2002 between Norman Barta and the Registrant.

10.9                Form of Employee Patent and Confidential Information
                    Agreement.

10.10               Form of Employee Confidentiality Agreement.

10.11 Settlement Agreement dated June 19, 2002 between Plexus Services Corp. and the Registrant

23.1                Consent of Grant Thornton LLP.

23.2* Consent of Kramer, Levin, Naftalis & Frankel LLP (included in its opinion filed as Exhibit 5.1 hereto).

24.1 Power of Attorney (included as part of the signature page hereto).

--------------------
*     To be filed by amendment.

Item 28.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

      ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports file with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on October 22, 2002.


                                        By: /s/ Norman J. Barta
                                           -------------------------------------
                                           Norman J. Barta
                                           President, Chief Executive Officer
                                           and Chief Financial Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Norman J. Barta his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                                     Date
---------                            -----                                     ----
/s/ Norman J. Barta                  President, Chief Executive                October 22, 2002
------------------------             Officer, Chief Financial Officer
Norman J. Barta                      and Director

/s/ Eric A. Rose, M.D.               Chairman of the Board of                  October 22, 2002
------------------------             Directors and Director
Eric A. Rose, M.D.

/s/ Lawrence J. Centella             Director                                  October 22, 2002
------------------------
Lawrence J. Centella

/s/ Donald G. Drapkin                Director                                  October 22, 2002
------------------------
Donald G. Drapkin

                                     Director
----------------------------
W. Townsend Ziebold, Jr.